As filed with the Securities and Exchange Commission on December 6, 1999
                                                         Registration No. 333 -
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                 _____________
                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                 _____________
                                  PSINet Inc.
            (Exact name of registrant as specified in its charter)


               New York                              16-1353600
     (State or other jurisdiction of                 (I.R.S. Employer
     incorporation or organization)                  Identification No.)

                510 Huntmar Park Drive, Herndon, Virginia 20170
                                (703) 904-4100
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Kathleen B. Horne, Esq.
                   Senior Vice President and General Counsel
                                  PSINet Inc.
                510 Huntmar Park Drive, Herndon, Virginia 20170
         Telephone No.:  (703) 904-4100/Facsimile No.:  (703) 904-9527
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                                 _____________
                                   Copies To:
                               Nixon Peabody LLP
                 437 Madison Avenue, New York, New York  10022
                  Attention:  Richard F. Langan, Jr., Esq.
                              Deborah McLean Quinn, Esq.
                              Bruce E. Rosenthal, Esq.
                 Telephone No.:  (212) 940-3140/Facsimile No.:  (212) 940-3111

                                       ___________________

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

-----------------------------------------------------------------------------------------------------------------------------------
                                                 CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
                                                                 Proposed Maximum     Proposed Maximum
 Title of Each Class of Securities to       Amount to be          Offering Price     Aggregate Offering         Amount of
 be Registered                               Registered         Per Security(1)(2)      Price (1) (2)        Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share  3,000,000 shares                $51.81             $155,430,000                  $41,033.52
-----------------------------------------------------------------------------------------------------------------------------------

     (1) Based on the average of the high and low prices per share of common stock at close of business on December 1, 1999.

     (2) Estimated solely for purposes of calculating the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the high and low value prices of the Registrant's common stock on the Nasdaq Stock Market's National Market on December 1, 1999.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION RELATING TO THESE SECURITIES IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

THE INFORMATION IN THIS PROSPECTUS WILL BE
AMENDED OR COMPLETED; DATED DECEMBER 6, 1999.


                                  PSINet Inc.
                              3,000,000 Shares of
                                  Common Stock

                  ____________________________________________

     PSINet:

 . We are a leading independent global provider of Internet and eCommerce solutions to businesses.

 .  PSINet Inc.
   510 Huntmar Park Drive
   Herndon, Virginia 20170
   (703) 904-4100

     The Offering:

     This prospectus relates to the offer and sale of up to 3,000,000 shares of our common stock, par value $.01 per share, by our shareholder, IXC Internet Services Inc., which we refer to as IXC. We are registering IXC's shares in order to provide IXC with freely tradable shares of our common stock. We will not receive any proceeds from the sale of IXC's shares of our common stock.

     The 3,000,000 shares of common stock covered by this prospectus are part of the 10,229,789 shares of common stock purchased by IXC from us pursuant to an IRU and Stock Purchase Agreement in consideration of our acquisition of 20-year non-cancellable indefeasible rights of use of fiber-based OC-48 network bandwidth in portions of the IXC fiber optic telecommunications system. The shares are being registered pursuant to a registration rights agreement between us and IXC, which obligates us to register the shares being offered by this prospectus.

     The shares of our common stock offered under this prospectus may be sold by IXC, its pledgees, donees, transferees and successors-in-interest, including parties who borrow shares to settle short sales, directly or through agents, underwriters or broker/dealers as designated from time to time, through public or private transactions, on or off the Nasdaq Stock Market's National Market, or through a combination of methods. To the extent required, the specific number of shares to be sold, the terms of the offering, including price, the names of any agent, broker/dealer or underwriter, and any applicable commission, discount or other compensation with respect to a particular sale will be set forth in an accompanying prospectus supplement.

     Our common stock is listed for trading on the Nasdaq Stock Market's
National Market under the symbol "PSIX."  On December   , 1999, the last
reported sale price of our common stock was $          .

                           __________________________

     Investment in the shares of our common stock offered under this prospectus involves risk. See "Risk Factors" beginning on page 3 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities being offered under this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           _________________________

                               December    , 1999

                               TABLE OF CONTENTS

                                                                    Page
                                                                    ----
     PROSPECTUS SUMMARY...........................................   1

     RISK FACTORS.................................................   3

     USE OF PROCEEDS..............................................  19

     CAPITALIZATION...............................................  19

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                 AND RESULTS OF OPERATIONS........................  21

     BUSINESS.....................................................  41

     DESCRIPTION OF CAPITAL STOCK.................................  63

     DESCRIPTION OF INDEBTEDNESS..................................  68

     SELLING SHAREHOLDER..........................................  73

     PLAN OF DISTRIBUTION.........................................  74

     LEGAL MATTERS................................................  75

     EXPERTS......................................................  75

     DOCUMENTS INCORPORATED BY REFERENCE..........................  75

     ABOUT THIS PROSPECTUS........................................  76

     WHERE YOU CAN FIND MORE INFORMATION..........................  77

                              PROSPECTUS SUMMARY

     This summary highlights some information from this prospectus. Because this is a summary, it may not contain all of the information that may be important to you. You should read the entire prospectus, including the "Risk Factors" section which begins on page 3 and the documents we incorporate by reference, before making an investment decision.

                                  PSINET INC.

     We are a leading independent global provider of Internet and eCommerce solutions to businesses. As an Internet Super Carrier, or ISC, we offer global distribution of PSINet services through wholly-owned subsidiaries, supported by local language customer service and a worldwide fiber optic network capable of over three terabits. As of November 30, we provided Internet connectivity and Web hosting services to customers in 90 of the 100 largest metropolitan statistical areas in the U.S. and in 17 of the 20 largest global telecommunications markets and were operating in 22 countries. In addition to these services, we also offer a suite of value-added products and services that are designed to enable our customers to maximize utilization of the Internet to communicate more efficiently with their customers, suppliers, business partners and remote office locations. We conduct our business through operations organized into four geographic operating segments--U.S./Canada, Latin America, Europe and Asia/Pacific. Our services and products include access services that offer dedicated, dial-up, wireless and digital subscriber line, or xDSL, connections, Web hosting services, intranets, virtual private networks, or VPNs, electronic commerce, or eCommerce, voice-over-Internet protocol, e-mail and managed security services. We also provide wholesale and private label network connectivity and related services to other Internet service providers, known as ISPs, and telecommunications carriers to further utilize our network capacity.

     We operate one of the largest global commercial data communications networks. Our Internet-optimized network has a footprint that extends around the globe and is connected to over 700 sites, called points of presence, or POPs, situated throughout our geographic operating regions that enable our customers to connect to the Internet. Our network reach allows our customers to access their corporate network and systems resources through local calls in over 150 countries. Our network architecture consists of high capacity frame relay switches and routers designed to deliver superior Internet connections, reliable packet control and intelligent data traffic routing and is compatible with all of the most widely deployed transmission technologies. We further expand the reach of our network by connecting with other large ISPs at 163 points through 67 contractual arrangements, called peering agreements, that permit the exchange of information between our network and the networks of our peering partners. As part of our ISC strategy, we have opened four global Internet and eCommerce hosting facilities in the U.S., Switzerland, Canada and the United Kingdom containing a total of approximately 125,000 square feet. Most recently, in October 1999, we opened Internet and eCommerce hosting facilities in New York City and Amsterdam containing 13,000 and 17,000 square feet, respectively, and currently anticipate opening an additional Internet and eCommerce hosting facility in Los Angeles prior to the end of 1999, which will contain approximately 42,000 square feet. We have two network operating centers that monitor and manage network traffic 24-hours per day, seven days per week.

                            PURPOSE OF THE OFFERING

     This prospectus relates to the offer and sale of up to 3,000,000 shares of our common stock by our shareholder, IXC Internet Services Inc., which we refer to as IXC. We are registering IXC's shares in order to provide IXC with freely tradable shares of our common stock. We will not receive any proceeds from the sale of IXC's shares of our common stock.

     The 3,000,000 shares of common stock covered by this prospectus are part of the 10,229,789 shares of common stock purchased by IXC from us pursuant to an IRU and Stock Purchase Agreement in consideration for our acquisition from IXC of 20-year non-cancellable indefeasible rights of use in up to 10,000 equivalent route miles of fiber-based OC-48 network bandwidth in portions of the IXC fiber optic telecommunications system. The shares are being registered pursuant to a registration rights agreement between us and IXC, which obligates us to register the shares being offered by this prospectus.

                              RECENT DEVELOPMENTS

     Acquisition of Transaction Network Services. On November 23, 1999, we acquired Transaction Network Services, Inc., which we refer to as TNI. The aggregate consideration to be paid to TNI shareholders consists of approximately $340.8 million in cash and approximately 7.6 million shares of our common stock, which represents an aggregate value of approximately $687.0 million, assuming a price per share of our common stock of $45.719. In addition, we assumed options to acquire approximately 463,000 shares of TNI common stock, representing an aggregate value of approximately $13.0 million, which have become exercisable for an aggregate of approximately 463,000 shares of our common stock. Additionally, we repaid principal and interest outstanding under TNI's revolving credit facility in the amount of $52.1 million. The source of the cash consideration for the TNI merger will be, and the cash for the repayment of the TNI revolving credit facility obligation was, from cash on hand. TNI shareholders could elect to receive cash, shares of our common stock, or both cash and shares, subject to adjustments.

     10 1/2% Senior Notes. In December 1999, we completed an offering of $600.0 million aggregate principal amount of 10 1/2% senior notes due 2006 and Euro
150.0 million aggregate principal amount of 10 1/2% senior notes due 2006. The net proceeds of the offering, after deducting estimated discounts and commissions of the initial purchasers and estimated expenses payable by us, were approximately $736.2 million, assuming an exchange rate of Euro 0.9692 to U.S. $1.00. Gross proceeds from the offering of dollar notes and euro notes were $600.0 million and $154.8 million, respectively, assuming such exchange rate.

     Other Acquisitions. As part of our growth strategy, since June 30, 1999, we have acquired 24 ISPs in nine of the 20 largest global telecommunications markets. The aggregate amount of the purchase prices and related payments for these acquisitions was approximately $197.6 million, exclusive of indebtedness assumed in connection with such acquisitions. Of such amount, we have retained $33.3 million as of November 30, 1999 to secure performance by certain sellers of indemnification or other contractual obligations. The following table summarizes certain information concerning these recent acquisitions:


                                                                                              Ranking Among
                                                                                  SOHO/        20 Largest
Name of Acquired                         Date of     Principal     Business      Consumer    Global Telecom
Company                                Acquisition    Market     Accounts (1)  Accounts (1)    Markets (1)
-----------------------------          -----------  -----------  ------------  ------------  ---------------
Intercomputer                            7/99         Spain             40          19,100               11
Abaforum                                 7/99         Spain             10           3,100               11
Netwing                                  7/99         Austria           10           1,700              N/A
Global Link                              7/99         Hong Kong         40           2,100               19
Sinfonet                                 8/99         Panama           320          11,700              N/A
Domain                                   8/99         Brazil            20          12,600                9
Netsystem                                8/99         Argentina         --              50               16
Netline                                  8/99         Chile             20           9,600              N/A
Vision Network                           9/99         Hong Kong        410           1,900               19
ServNet                                  9/99         Brazil            10          10,200                9
Elender                                  9/99         Hungary          380          19,600              N/A
Infase and Ciberia                       9/99         Spain            700          17,000               11
Internet Network Technologies            9/99         U.S.              90             300                1
Site Internet LTDA                       9/99         Brazil            50          18,100                9
TotalNet                                 9/99         Canada            --          57,900               10
Terzomillennio                           9/99         Italy             50             500                6
OrbiNet                                  9/99         Panama           120           2,600              N/A
ZebraNet                                10/99         U.S.              20          13,600                1
SPIN                                    10/99         Switzerland    2,200             700               14
Zircon                                  10/99         Australia        500           3,300                8
Mlink                                   10/99         Canada           440           3,650               10
NetUp                                   11/99         Chile             60           2,200              N/A
Lyceum Internet                         11/99         U.S.             160              --                1
Telalink                                11/99         U.S.             300           1,650                1
                                                                     -----         -------
                                                          Total      5,950         213,150
                                                                     =====         =======

___________________________
(1) As of the respective dates of acquisition.

                                 _______________

     We are a New York corporation and our principal executive offices are located at 510 Huntmar Park Drive, Herndon, Virginia 20170. Our telephone number is (703) 904-4100.

                                 RISK FACTORS

     Before you invest in our securities, you should be aware that there are various risks, including the ones listed below. You should carefully consider these risk factors, as well as the other information contained in this prospectus and our periodic reports and documents filed with the Securities and Commission, in evaluating an investment in our securities.

We have significant indebtedness and we may not be able to meet our obligations

     We are highly leveraged and have significant debt service requirements. As of September 30, 1999, after giving pro forma effect to our issuance in December 1999 of $600.0 million aggregate principal amount of 10 1/2% senior notes due 2006 and Euro 150.0 million aggregate principal amount of 10 1/2% of senior notes due 2006, our total indebtedness would have been $3.2 billion, representing approximately 80% of total capitalization. For the year ended December 31, 1998 and for the nine months ended September 30, 1999, on a pro forma basis after giving effect to our acquisition of Transaction Network Services, Inc., which we refer to as TNI, TNI's acquisition from AT&T Corp. of certain assets related to AT&T's Transaction Access Service, which we refer to as the TAS Acquisition, and the other acquisitions which were consummated in 1999, our interest expense would have been $68.1 million and $121.8 million, respectively. Our annual interest expense on our senior notes will be $323.7 million, assuming, with respect to the euro-denominated senior notes, an exchange rate of Euro 0.93 to U.S.$1.00, which was the average exchange rate for the period from January 1 to September 30, 1999. We will have additional interest expense attributable to our revolving credit facility, other debt and equipment lease arrangements.

     Our high level of indebtedness could have several important effects on our future operations, which, in turn, could have important consequences for the holders of our securities, including the following:

     . a substantial portion of our cash flow from operations must be used to pay interest on our indebtedness and, therefore, will not be available for other business purposes;

     . covenants contained in the agreements evidencing our debt obligations require us to meet many financial tests, and other restrictions limit our ability to borrow additional funds or to dispose of assets and may affect our flexibility in planning for, and reacting to, changes in our business, including possible acquisition activities and capital expenditures; and

     . our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.


     Our ability to meet our debt service obligations and to reduce our total indebtedness depends on our future operating performance and on economic, financial, competitive, regulatory and other factors affecting our operations. Many of these factors are beyond our control and our future operating performance could be adversely affected by some or all of these factors. We historically have been unable to generate sufficient cash flow from operations to meet our operating needs and have relied on equity, debt and capital lease financings to fund our operations. However, based on our current level of operations, management believes that existing working capital, existing credit facilities, capital lease financings and proceeds of future equity or debt financings will be adequate to meet our presently anticipated future requirements for working capital, capital expenditures and scheduled payments of interest on our debt. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future working capital borrowings will be available in an amount sufficient to enable us to service our debt, or to make necessary capital expenditures. In addition, we cannot assure you that we will be able to raise additional capital for any refinancing of our debt in the future.

We have experienced continuing losses, negative cash flow and fluctuations in operating results

     Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving markets. To address these risks, we must, among other things, respond to competitive developments, continue to attract and retain qualified persons, continue to upgrade our management and financial systems, and continue to upgrade our technologies and commercialize our network services incorporating such technologies. We cannot assure you that we will be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business, financial condition, results of operations and ability to pay when due principal, interest and other amounts in respect of our debt. Although we have experienced revenue growth on an annual basis with revenue increasing from $84.4 million in 1996 to $121.9 million in 1997, to $259.6 million in 1998, and to $369.3 million for the nine months ended September 30, 1999, we have incurred losses and experienced negative EBITDA during each of those periods. We may continue to operate at a net loss and may experience negative EBITDA as we continue our acquisition program and the expansion of our global network operations. We have incurred net losses available to common shareholders of $55.1 million, $46.0 million, $264.9 million and $208.9 million, and have incurred negative EBITDA of $28.0 million, $21.2 million, $42.1 million and $6.0 million for each of the years ended December 31, 1996, 1997 and 1998 and for the nine months ended September 30, 1999, respectively. During the nine months ended September 30, 1999, on a pro forma basis after giving effect to our acquisition of TNI, the TAS Acquisition and the other acquisitions, we would have incurred a net loss available to common shareholders of $240.8 million and positive EBITDA of $30.9 million. At September 30, 1999, on a pro forma basis after giving effect to our acquisition of TNI, we would have had an accumulated deficit of $671.5 million. We cannot assure you that we will be able to achieve or sustain profitability or positive EBITDA.

     Our operating results have fluctuated in the past and may fluctuate significantly in the future as a result of a variety of factors, some of which are outside our control. These factors include, among others:

     . general economic conditions and specific economic conditions in the Internet access industry;

     .  user demand for Internet services;

     . capital expenditures and other costs relating to the expansion of operations of our network;

     .  the introduction of new services by us or our competitors;

     . the mix of services sold and the mix of channels through which those services are sold;

     .  pricing changes and new product introductions by us and our competitors;

     . delays in obtaining sufficient supplies of sole or limited source equipment and telecom facilities; and

     .  potential adverse legislative and regulatory developments.

     As a strategic response to a changing competitive environment, we may elect from time to time to make pricing, service or marketing decisions that could have a material adverse effect on our business, results of operations and cash flow.

We will depend on the cash flows of our subsidiaries in order to satisfy our obligations

     We are an operating entity which also conducts a significant portion of our business through our subsidiaries. Our operating cash flow and consequently our ability to service our debt, is therefore partially dependent upon our subsidiaries' earnings and their distributions of those earnings to us. It may also be dependent upon loans, advances or other payments of funds to us by those subsidiaries. Our subsidiaries are separate legal entities and have no obligation, contingent or otherwise, to pay any amount due pursuant to our senior notes or to make any funds available for that purpose. Our subsidiaries' ability to make payments may be subject to the availability of sufficient surplus funds, the terms of such subsidiaries' indebtedness, applicable laws and other factors.

We may not be able to fund the expansion we will need to remain competitive

     In order to maintain our competitive position, enhance our capabilities as an Internet Super Carrier and continue to meet the increasing demands for service quality, availability and competitive pricing, we expect to make significant capital expenditures. At November 18, 1999, we were obligated to make future cash payments that total

$491.0 million for acquisitions of global fiber-based and satellite telecommunications bandwidth, including IRUs or other rights. In addition, if a supplier makes delivery of certain additional fiber-based bandwidth, which is expected in 2001, we will be committed to make cash payments at that time of between $120.0 million and $180.0 million, the actual price to depend on the timing of delivery of the additional bandwidth. We also expect that there will be additional costs, such as connectivity and equipment charges, in connection with taking full advantage of such acquired bandwidth and IRUs. Certain of this fiber-based and satellite telecommunications bandwidth may require the acquisition and installation of equipment necessary to access and light the bandwidth in order to make it operational. At November 18, 1999, we were obligated to make capital expenditures for such equipment of $242.0 million. In addition, we were obligated to make expenditures in connection with our build-out of new Internet and eCommerce hosting centers in key financial and business centers throughout the world and the purchase of other facilities of approximately $61.8 million at November 18, 1999. As a result of the foregoing, we currently believe that our capital expenditures in 1999 will be substantially greater than those in 1998, and that, as a result of our recent debt and equity offerings, our capital expenditure program will be accelerated. This may occur as we continue to execute our expansion strategy in the 20 largest global telecommunications markets and beyond.

     We historically have been unable to generate sufficient cash flow from operations to meet our operating needs and have relied on equity, debt and capital lease financings to fund our operations. However, we believe that we will have a reasonable degree of flexibility to adjust the amount and timing of capital expenditures in response to market conditions, competition, our then existing financing capabilities, competition and other factors. We also believe that working capital generated from the use of acquired bandwidth, together with other existing working capital from existing credit facilities, from capital lease financings, from our recent debt and equity offerings and from future equity or debt financings will be sufficient to meet the presently anticipated working capital and capital expenditure requirements of our operations. We cannot assure you, however, that we will have sufficient additional capital and/or obtain financing on satisfactory terms to enable us to meet our capital expenditures and working capital requirements.

     We may need to raise additional funds in order to take advantage of unanticipated opportunities, more rapid international expansion or acquisitions of complementary businesses. In addition, we may need to raise additional funds to develop new products or otherwise respond to changing business conditions or unanticipated competitive pressures. We cannot assure you that we will be able to raise such funds on favorable terms. In the event that we are unable to obtain such additional funds on acceptable terms, we may determine not to enter into various expansion opportunities.

We face risks associated with acquisitions and strategic alliances and investments relating to difficulties in integrating combined operations, incurrence of additional debt to finance acquisitions and operations of acquired businesses, potential disruption of operations and related negative impact on earnings, and incurrence of substantial expenses that could adversely affect our financial condition

     Growth through acquisitions represents a principal component of our business strategy. We acquired 54 ISPs and related businesses from January 1, 1998 through November 30, 1999, which gave us a presence in 17 of the 20 largest global telecommunications markets. We expect to continue to acquire assets and businesses principally relating to or complementary to our current operations. We may also seek to develop strategic alliances and investments (including venture capital investments) both domestically and internationally. Any such future acquisitions or strategic alliances and investments would be accompanied by the risks commonly encountered in acquisitions, strategic alliances or investments. Such risks include, among other things:

     . the difficulty of integrating the operations and personnel of the companies, particularly in non-U.S. markets;

     .  the potential disruption of our ongoing business;

     . the inability of management to maximize our financial and strategic position by the successful incorporation of licensed or acquired technology and rights into our service offerings; and

     . the inability to maintain uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of changes in management.

     We cannot assure you that we will be successful in overcoming these risks or any other problems encountered in connection with such acquisitions, strategic alliances or investments. We believe that after eliminating redundant network architecture and administrative functions and taking other actions to integrate the operations of acquired companies we will be able to realize cost savings. However, although we have assembled teams for integration of businesses acquired by us, we cannot assure you that our integration of acquired companies' operations will be successfully accomplished. Our ongoing integration actions and other steps aimed at reducing our cost structure may lead to charges or to adjustments to the depreciable lives of our assets. Our inability to improve the operating performance of acquired companies' businesses or to integrate successfully the operations of acquired companies could have a material adverse effect on our business, financial condition and results of operations. In addition, as we proceed with acquisitions in which the consideration consists of cash, a substantial portion of our available cash will be used to consummate such acquisitions.

     As with each of our recent acquisitions, the purchase price of many of the businesses that might become attractive acquisition candidates for us likely will significantly exceed the fair values of the net assets of the acquired businesses. As a result, material goodwill and other intangible assets would be required to be recorded which would result in significant amortization charges in future periods. In addition, an intangible asset that frequently arises in connection with the acquisition of a technology company is "acquired in-process research and development," which under U.S. accounting standards, as presently in effect, must be expensed immediately upon acquisition. Such expenses, in addition to the financial impact of such acquisitions, could have a material adverse effect on our business, financial condition and results of operations and could cause substantial fluctuations in our quarterly and yearly operating results. Furthermore, in connection with acquisitions or strategic alliances, we could incur substantial expenses, including the expenses of integrating the business of the acquired company or the strategic alliance with our existing business.

     We expect that competition for appropriate acquisition candidates may be significant. We may compete with other telecommunications companies with similar acquisition strategies, many of which may be larger and have greater financial and other resources than we have. Competition for Internet companies is based on a number of factors including price, terms and conditions, size and access to capital, ability to offer cash, stock or other forms of consideration and other matters. We cannot assure you that we will be able to successfully identify and acquire suitable companies on acceptable terms and conditions.

Our growth and expansion may strain our ability to manage our operations and our financial resources

     Our rapid growth has placed a strain on our administrative, operational and financial resources and has increased demands on our systems and controls. We have over 700 points-of-presence and we plan to continue to expand the capacity of existing points-of-presence as customer-driven demand dictates. In addition, we have completed a number of acquisitions of companies and telecommunications bandwidth during 1998 and 1999 and plan to continue to do so. We anticipate that we may be required to continue enhancements to and expand our network. The process of consolidating the businesses and implementing the strategic integration of these acquired businesses with our existing business may take a significant amount of time. It may also place additional strain on our resources and could subject us to additional expenses. We cannot assure you that we will be able to integrate these companies successfully or in a timely manner. In addition, we cannot assure you that our existing operating and financial control systems and infrastructure will be adequate to maintain and effectively monitor future growth.

     Our continued growth may also increase our need for qualified personnel. We cannot assure you that we will be successful in attracting, integrating and retaining such personnel. The following risks, associated with our growth, could have a material adverse effect on our business, results of operations and financial condition:

     . our inability to continue to upgrade our networking systems or our operating and financial control systems;

     . our inability to recruit and hire necessary personnel or to successfully integrate new personnel into our operations;

     . our inability to successfully integrate the operations of acquired companies or to manage our growth effectively; or

     . our inability to adequately respond to the emergence of unexpected expansion difficulties.

We face risks associated with our acquisitions of bandwidth from network suppliers relating to our dependence on their ability to satisfy their obligations to us, the possibility that we may need to incur significant expenses to utilize bandwidth and their ability to build out their networks under construction that could adversely affect our ability to utilize acquired bandwidth

     We are subject to a variety of risks relating to our recent acquisitions of fiber-based and satellite telecommunications bandwidth from our various global network suppliers and the delivery, operation and maintenance of such bandwidth. Such risks include, among other things, the following:

     . the risk that financial, legal, technical and/or other matters may adversely affect such suppliers' ability to perform their respective operation, maintenance and other services relating to such bandwidth, which may adversely affect our use of such bandwidth;

     . the risk that we will not have access to sufficient additional capital and/or financing on satisfactory terms to enable us to make the necessary capital expenditures to take full advantage of such bandwidth;

     . the risk that such suppliers may not continue to have the necessary financial resources to enable them to complete, or may otherwise elect not to complete, their contemplated buildout of their respective fiber optic telecommunications systems; and

     . the risk that such buildout may be delayed or otherwise adversely affected by presently unforeseeable legal, technical and/or other factors.

     We cannot assure you that we will be successful in overcoming these risks or any other problems encountered in connection with our acquisitions of bandwidth.

Continued international expansion is a key component of our business strategy and, if we are unable to complete this expansion, our financial condition may be adversely affected

     A key component of our business strategy is our continued expansion into international markets. Revenue from our non-U.S. operations continues to increase as a percentage of consolidated results, comprising 53% of revenue in the third quarter of 1999. By comparison, our non-U.S. operations comprised 40% for all of 1998. As a result of our acquisition of TNI, our revenue mix may change again in 2000. We may need to enter into joint ventures or other strategic relationships with one or more third parties in order to conduct our foreign operations successfully. However, we cannot assure you that we will be able to obtain the permits and operating licenses required for us to operate, to hire and train employees or to market, sell and deliver high quality services in these markets. In addition to the uncertainty as to our ability to continue to expand our international presence, there are risks inherent in doing business on an international level. Such risks include:

     . unexpected changes in or delays resulting from foreign laws, regulatory requirements, tariffs, customs, duties and other trade barriers;

     .    difficulties in staffing and managing foreign operations;

     .    longer payment cycles and problems in collecting accounts receivable;

     . fluctuations in currency exchange rates and foreign exchange controls which restrict or prohibit repatriation of funds;

     .    technology export and import restrictions or prohibitions;

     .    delays from customs brokers or government agencies;

     . seasonal reductions in business activity during the summer months in Europe and other parts of the world; and

     . potentially adverse tax consequences, which could adversely impact the success of our international operations.

     We cannot assure you that such factors will not have an adverse effect on our future international operations and, consequently, on our business, financial condition and results of operations. In addition, we cannot assure you that laws or administrative practice relating to taxation, foreign exchange, foreign ownership or other matters of countries within which we operate will not change. Any such change could have a material adverse effect on our business, financial condition and results of operations.

     Asian-Pacific and Latin American countries in which we operate have experienced economic difficulties and uncertainties during the past few years. These economic difficulties and uncertainties could have a material adverse effect on our business, financial condition and results of operations.

Our financial results and our financial position may be adversely affected by currency and exchange risks

     During the year ended December 31, 1998 and the nine months ended September 30, 1999, 40% and 52%, respectively, of our revenue was derived from operations outside of the United States and at September 30, 1999 27% of our assets were in operations outside of the United States. During the year ended December 31, 1998 and the nine months ended September 30, 1999, on a pro forma basis after giving effect to our acquisition of TNI, the TAS Acquisition and the Other Acquisitions, 39% and 41%, of our revenue, respectively would have been derived from operations outside the United States and at September 30, 1999, on a pro forma basis after giving effect to our acquisition of TNI, 25% of our assets would have been in operations outside of the United States. We anticipate that a significant percentage of our future revenue and operating expenses will continue to be generated from operations outside the United States and we expect to continue to invest in non-U.S. businesses. Consequently, a substantial portion of our revenue, operating expenses, assets and liabilities will be subject to significant foreign currency and exchange risks. Obligations of customers and of PSINet in foreign currencies will be subject to unpredictable and indeterminate fluctuations in the event that such currencies change in value relative to U.S. dollars. Furthermore, those customers and PSINet may be subject to exchange control regulations which might restrict or prohibit the conversion of such currencies into U.S. dollars. Although we have not entered into hedging transactions to limit our foreign currency risks, as a result of the increase in our foreign operations and our recent issuance of euro-denominated senior notes, we may implement such practices in the future. We cannot assure you that the occurrence of any of these factors will not have a material adverse effect on our business, financial position or results of operations.

We depend on key personnel and could be affected by the loss of their services

     Competition for qualified employees and personnel in the Internet services industry is intense and there are a limited number of persons with knowledge of and experience in the Internet service industry. The process of locating such personnel with the combination of skills and attributes required to carry out our strategies is often lengthy. Our success depends to a significant degree upon our ability to attract and retain qualified management, technical, marketing and sales personnel and upon the continued contributions of such management and personnel. In particular, our success is highly dependent upon the personal abilities of our senior executive management, including William L. Schrader, our Chairman of the Board and Chief Executive Officer and the founder of PSINet, Harold S. 'Pete' Wills, our President and Chief Operating Officer, and Edward D. Postal, our Executive Vice President and Chief Financial Officer. We have employment agreements with each of these senior executive officers. The loss of the services of any one of them could have a material adverse effect on our business, financial condition or results of operations.

We depend on suppliers and could be affected by changes in suppliers or delays in delivery of their products and services

     We have few long-term contracts with our suppliers. We are dependent on third party suppliers for our leased-line connections or bandwidth. Some of these suppliers are or may become competitors of ours, and such suppliers are not subject to any contractual restrictions upon their ability to compete with us. If these suppliers change their pricing structures, we may be adversely affected. Moreover, any failure or delay on the part of our network providers to deliver bandwidth to us or to provide operations, maintenance and other services with respect to such bandwidth in a timely or adequate fashion could adversely affect us.

     We are also dependent on third party suppliers of hardware components. Although we attempt to maintain a minimum of two vendors for each required product, some components used by us in providing our networking services are currently acquired or available from only one source. We have from time to time experienced delays in the receipt of hardware components and telecommunications facilities, including delays in delivery of Primary Rate Interface, or PRI telecommunications facilities, which connect dial-up customers to our network. A failure by a supplier to deliver quality products on a timely basis, or the inability to develop alternative sources if and as required, could result in delays which could have a material adverse effect on us. Our remedies against suppliers who fail to deliver products on a timely basis are limited by contractual liability limitations contained in supply agreements and purchase orders and, in many cases, by practical considerations relating to our desire to maintain good relationships with the suppliers. As our suppliers revise and upgrade their equipment technology, we may encounter difficulties in integrating the new technology into our network.

     Many of the vendors from whom we purchase telecommunications bandwidth, including the regional Bell operating companies, competitive local exchange carriers and other local exchange carriers, currently are subject to tariff controls and other price constraints which in the future may be changed. In addition, recently enacted legislation will produce changes in the market for telecommunications services. These changes may affect the prices which we are charged by the regional Bell operating companies and other carriers, which could have a material adverse effect on our business, financial condition and results of operations. Moreover, we are subject to the effects of other potential regulatory actions which, if taken, could increase the cost of our telecommunications bandwidth through, for example, the imposition of access charges.

The terms of our financing arrangements may restrict our operations

     Our financing arrangements with our banks and equipment lessors are secured by substantially all of our assets and stock of some of our subsidiaries. These financing arrangements require that we satisfy many financial covenants. Our ability to satisfy these financial covenants may be affected by events beyond our control and, as a result, we cannot assure you that we will be able to continue to satisfy such covenants. These financing arrangements also currently prohibit us from paying dividends and repurchasing our capital stock without the lender's consent. Our failure to comply with the covenants and restrictions in these financing arrangements could lead to a default under the terms of these agreements. In the event of a default under the financing arrangements, our lenders would be entitled to accelerate the indebtedness outstanding thereunder and foreclose upon the assets securing such indebtedness. They would also be entitled to be repaid from the proceeds of the liquidation of those assets before the assets would be available for distribution to the holders of our securities, including the holders of our securities. In addition, the collateral security arrangements under our existing financing arrangements may adversely affect our ability to obtain additional borrowings.

Our financial condition may be adversely affected if our systems and those of our suppliers fail because of Year 2000 problems

     The commonly referred to Year 2000, or Y2K, problem results from the fact that many existing computer programs and systems use only two digits to identify the year in the date field. These programs were designed and developed without considering the impact of a change in the century designation. If not corrected, computer applications that use a two-digit format could fail or create erroneous results in any computer calculation or other processing involving the Year 2000 or a later date. We have identified two main areas of Y2K risk:

          1. Internal computer systems or embedded chips could be disrupted or fail, causing an interruption or decrease in productivity in our operations; and

          2. Computer systems or embedded chips of third parties including, without limitation, financial institutions, suppliers, vendors, landlords, customers, international suppliers of telecommunications services and others, could be disrupted or fail, causing an interruption or decrease in our ability to continue our operations.

     We developed detailed plans for implementing, testing and completing any necessary modifications to our key computer systems and equipment with embedded chips to ensure that they are Y2K compliant. A third party consultant performed an assessment of our U.S. internal systems (e.g., accounting, billing, customer support and network operations) to determine the status of their Y2K compliance. The assessment recommended that we make some minor changes. We believe that no material changes or modifications to our internal systems are required to achieve Y2K compliance. We have developed a test bed of our U.S. internal systems to implement and complete testing of the requisite minor changes. We believe that our U.S. internal systems are presently Y2K ready. We have completed an inventory of our internal systems that we use outside of the United States to determine the status of their Y2K compliance. Each international office has plans in place to upgrade or, if necessary, replace components of its internal systems to ensure they are Y2K compliant. We anticipate that our international operations, excluding businesses acquired in the fourth quarter and for which we will not have completed full Y2K reviews, will be Y2K compliant during the fourth quarter of 1999. To help ensure that our network operations and services to our customers are not interrupted due to the Y2K problem, we have established a network operations team. This team of operational staff have conducted inventories of our network equipment (software and hardware) and have found no material Y2K compliance issues. We believe that all equipment currently being purchased for use in the PSINet network is Y2K compliant. Any existing equipment that is not Y2K compliant is in the process of being made Y2K compliant through minor changes to the software or hardware or, in limited instances, replacement of the equipment. We believe that our network is presently Y2K compliant. In addition to administering the implementation of necessary upgrades for Y2K compliance, our network team is developing a contingency plan to address any potential problems that may occur with our network as we enter the year 2000. We believe that, as a result of our detailed assessment and completed modifications, the Y2K issue will not pose significant operational problems for us. However, if the requisite modifications and conversions are not made, or not completed in a timely fashion, it is possible that the Y2K problem could have a material impact on our operations.

     We have, and will continue to require, Y2K disclosures from all companies that we acquire in the fourth quarter of 1999. We believe that, as a result of due diligence performed and information gathered, the effect of the Y2K issues on the companies we acquire will not in the aggregate have a material impact on our operations. However, if such Y2K disclosures are not accurate or complete or required remediation acts are not taken by the acquired companies in a timely manner, it is possible that the Y2K problem could have a material impact on those acquired companies and possibly our overall operations.

     Our cost of addressing Y2K issues has been minor to date, less than 5% of our information technology and network operations budgets, but this amount may increase if additional outside consultants or personnel resources are required or if important operational equipment must be remediated or replaced. Our estimated total costs related to Y2K issues for 1999 is not expected to exceed $2.0 million. These costs include equipment, consulting fees, software and hardware upgrades, testing, remediation and, in limited instances, replacement of equipment. The risk that Y2K issues could present to us include, without limitation, disruption, delay or cessation of operations, including operations that are subject to regulatory compliance. In each case, the correction of the problem could result in substantial expense and disruption or delay of our operations. The total cost of Y2K assessments and remediation is funded through cash on hand and available from other sources and we are expensing these costs, as appropriate. The financial impact of making all required systems changes or other remediation efforts cannot be known precisely, but it is not expected to be material to our financial position, results of operations, or cash flows. We have not canceled any principal information technology projects as a result of our Y2K effort, although we have rescheduled some internal tasks to accommodate this effort.

     In addition, we have identified, prioritized and are communicating with our suppliers, vendors, customers, lenders and other material third parties to determine their Y2K status and any probable impact on us. To date, our inquiries have not revealed any significant Y2K noncompliance issue affecting our material third parties. We will continue to monitor and evaluate our long-term relationships with our material third parties based on their responses to our inquiries and on information learned from other sources. If any of our material third parties are not Y2K ready and their non-compliance causes a material disruption to any of their respective businesses, our business could be materially adversely affected. Disruptions could include, among other things:

     .    the failure of a material third party's business;

     .    a financial institution's inability to take and transfer funds;

     .    an interruption in delivery of supplies from vendors;

     .    a loss of voice and data connections;

     .    a loss of power to our facilities; and

     . other interruptions in the normal course of our operations, the nature and extent of which we cannot foresee.

     We will continue to evaluate the nature of these risks, but at this time we are unable to determine the probability that any such risk will occur, or if it does occur, what the nature, length or other effects, if any, it may have on us. If any of our material third parties experience significant failures in their computer systems or operations due to Y2K non-compliance, it could affect our ability to process transactions or otherwise engage in similar normal business activities. For example, while we expect our internal systems, U.S. and non-U.S., to be Y2K ready in stages during 1999, we and our customers who communicate internationally will be dependent upon the Y2K-readiness of many non-U.S. providers of telecommunication services and their vendors and suppliers. If these providers and others are not Y2K ready, we and our customers will not be able to send and receive data and other electronic transmissions, which would have a material adverse effect on our revenues and business and that of our customers. While many of these risks are outside our control, we have identified and contacted our critical third party vendors and suppliers and are establishing contingency plans to remedy any potential interruption to our operations.

     While we believe that we are adequately addressing the Y2K issue, we cannot assure you that our Y2K compliance effort will prevent every potential interruption or that the cost and liabilities associated with the Y2K issue will not materially adversely impact our business, prospects, revenues or financial position. We are uncertain as to our most reasonably likely worst case Y2K scenario and, although we have completed a contingency plan to handle reasonably forseeable interruptions resulting from the Y2K problem, we cannot assure you that our contingency plan will be capable of adequately addressing every potential problem that may occur.

If we become subject to provisions of the Investment Company Act, our business operations may be restricted

     We have significant amounts of cash and, pending our utilization of all the net proceeds from our recent debt and equity offerings, will have an even greater amount of cash invested in short term investment grade and government securities, which investments could conceivably subject us to the provisions of the Investment Company Act of 1940. We do not propose to engage in investment activities in a manner or to an extent which would require us to register as an investment company under the Investment Act of 1940. The Investment Company Act of 1940 places restrictions on the capital structure and business activities of companies registered thereunder.

     Accordingly, we will seek to limit our holding of "investment securities" (as defined in such Act) to an amount which is less than 40% of the value of our total assets as calculated pursuant to the Investment Company Act of 1940. The Investment Company Act of 1940 permits a company to avoid becoming subject to such Act for a period of up to one year despite the holding of investment securities in excess of such amount if, among other things, its board of directors has adopted a resolution which states that it is not the company's intention to become an investment company. Our Board of Directors has adopted such a resolution that would become effective in the event we are deemed to fall within the definition of an investment company. Application of the provisions of the Investment Company Act of 1940 would have a material adverse effect on us.

We face a high level of competition in the Internet services industry

     The market for Internet connectivity and related services is extremely competitive. We anticipate that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet access market has attracted many new start-ups as well as established businesses from different industries.

     Our current and prospective competitors include other national, regional and local ISPs, long distance and local exchange telecommunications companies, cable television, direct broadcast satellite, wireless communications providers and on-line service providers. We believe that our network, products and customer service distinguish us from these competitors. However, some of these competitors have significantly greater market presence, brand recognition and financial, technical and personnel resources than we do.

     We compete with all of the major long distance companies, also known as interexchange carriers, including AT&T, MCIWorldCom, Sprint and Cable & Wireless/IMCI, which also offer Internet access services. The recent sweeping reforms in the federal regulation of the telecommunications industry have created greater opportunities for local exchange carriers, including the regional Bell operating companies, to enter the Internet connectivity market. We believe that there is a move toward horizontal integration through acquisitions of, joint ventures with, and the wholesale purchase of connectivity from ISPs to address the Internet connectivity requirements of the current business customers of long distance and local carriers. The WorldCom/MFS/UUNet consolidation, the WorldCom/MCI merger, the ICG/NETCOM merger, Cable & Wireless' purchase of the internetMCI assets, the Intermedia/DIGEX merger, GTE's acquisition of BBN, Global Crossing's acquisition of Frontier Corp. and Frontier's prior acquisition of Global Center, Qwest Communication's plans to acquire US West, AT&T's purchase of IBM's global communications network and MCIWorldCom's recently announced plans to merge with Sprint are indicative of this trend. Accordingly, we expect to experience increased competition from the traditional telecommunications carriers. Many of these telecommunications carriers may have the ability to bundle Internet access with basic local and long distance telecommunications services. This bundling of services may have an adverse effect on our ability to compete effectively with the telecommunications providers and may result in pricing pressure on us that could have a material adverse effect on our business, financial condition and results of operations.

     Many of the major cable companies have announced that they have begun offering, or are exploring the possibility of offering Internet connectivity, relying on the viability of cable modems and economical upgrades to their networks. Several announcements also have recently been made by other alternative service companies approaching the Internet connectivity market with various wireless terrestrial and satellite-based service technologies.

     Many of the predominant on-line service providers, including America Online, CompuServe and Microsoft Network, have entered the Internet access business by engineering their current proprietary networks to include Internet access capabilities. We compete to a lesser extent with these on-line service providers. However, America Online's acquisition of Netscape Communications Corporation and related strategic alliance with Sun Microsystems will enable it to offer a broader array of Internet protocol-based services and products that could significantly enhance its ability to appeal to the business marketplace and, as a result, compete more directly with us.

     Recently, there have been several announcements regarding the planned deployment of broadband services for high speed Internet access by cable and telephone companies. These services would include new technologies such as cable modems and DSL. These providers have initially targeted the residential consumer. However, it is likely that their target markets will expand to encompass business customers, which is our target market. This expansion could adversely affect the pricing of our service offerings. Moreover, there has recently been introduced a number of free ISP services, particularly in non-U.S. markets, and some ISPs are offering free personal computers to their subscribers. The FCC has proposed to permit ILECs to provide advanced services, through structurally separate affiliates on a deregulated basis. While these services have been offered primarily to dial-up consumer customers, they could be extended to dial-up business customers as well. These trends could have a material adverse effect on our business, financial condition and results of operations.

     As a result of the increase in the number of competitors and the vertical and horizontal integration in the industry, we currently encounter and expect to continue to encounter significant pricing pressure and other competition. Advances in technology as well as changes in the marketplace and the regulatory environment are constantly occurring, and we cannot predict the effect that ongoing or future developments may have on us or on the pricing of our products and services. Increased price or other competition could result in erosion of our market share and could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully.

     As we continue to expand our operations outside the United States, we will encounter new competitors and competitive environments. In some cases, we will be forced to compete with and buy services from government-owned or subsidized telecommunications providers. Some of these providers may enjoy a monopoly on telecommunications services essential to our business. We cannot assure you that we will be able to purchase such services at a reasonable price or at all. In addition to the risks associated with our previously described competitors, foreign competitors may pose an even greater risk, as they may possess a better understanding of their local markets and better working relationships with local infrastructure providers and others. We cannot assure you that we can obtain similar levels of local knowledge. Failure to obtain that knowledge could place us at a significant competitive disadvantage.

Technology trends and evolving industry standards could result in our competitors developing or obtaining access to bandwidth and technologies that carry more information faster than our bandwidth and technology and, consequently, render our bandwidth or technology obsolete

     Our products and services are targeted toward users of the Internet, which has experienced rapid growth. The market for Internet access and related services is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new product and service introductions. Our future success will depend, in part, on our ability to effectively use and develop leading technologies.

     We cannot assure you that we will be successful in responding to changing technology or market trends. In addition, services or technologies developed by others may render our services or technologies uncompetitive or obsolete. Furthermore, changes to our services in response to market demand may require the adoption of new technologies that could likewise render many of our assets technologically uncompetitive or obsolete. As we accept bandwidth from our various existing global network suppliers or acquire bandwidth or equipment from other suppliers that may better meet our needs than existing bandwidth or equipment, many of our assets could be determined to be obsolete or excess. The disposition of obsolete or excess assets could have a material adverse effect on our business, financial condition and results of operations.

     Even if we do respond successfully to technological advances and emerging industry standards, the integration of new technology may require substantial time and expense, and we cannot assure you that we will succeed in adapting our network infrastructure in a timely and cost-effective manner.

We may be liable for information disseminated through our network

     The law relating to liability of ISPs for information carried on or disseminated through their networks is not completely settled. A number of lawsuits have sought to impose such liability for defamatory speech, infringement of copyrighted materials and other claims. The U.S. Supreme Court has let stand a lower court ruling which held that an ISP was protected by a provision of the Communications Decency Act from liability for material posted on its system. However, the findings in that particular case may not be applicable in other circumstances with differing facts. Other courts have held that online service providers and ISPs may, under some circumstances, be subject to damages for copying or distributing copyrighted materials. However, in an effort to protect certain qualified ISPs, the Digital Millennium Copyright Act was signed into law in October 1998. Under certain circumstances, this Act may provide qualified ISPs with a "safe harbor" from liability for copyright infringement. We cannot assure you that we currently qualify by the terms, provisions and interpretations of this Act. In 1998, the Child Online Protection Act was enacted, requiring limitations on access to pornography and other material deemed 'harmful to minors.' This legislation has been attacked in court as a violation of the First Amendment. We are unable to predict the outcome of this case at this time. The imposition upon ISPs or web server hosts of potential liability for materials carried on or disseminated through their systems could require us to implement measures to reduce our exposure to such liability. Such measures may require that we spend substantial resources or discontinue some product or service offerings. Any of these actions could have a material adverse effect on our business, operating results and financial condition.

     We carry errors and omissions insurance with a policy limit of $5.0 million, subject to deductibles and exclusions. Such coverage may not be adequate or available to compensate us for all liability that may be imposed. The imposition of liability in excess of, or the unavailability of, such coverage could have a material adverse effect on our business, financial condition and results of operations.

     The law relating to the regulation and liability of ISPs in relation to information carried or disseminated also is undergoing a process of development in other countries. For example, a recent court decision in England held an ISP liable for certain allegedly indecent content carried through its network under factual circumstances in which the ISP had been notified by the complainant about the offending message which the ISP had failed to delete when asked to do so by the complainant. Decisions, laws, regulations and other activities regarding regulation and content liability may significantly affect the development and profitability of companies offering on-line and Internet access services, including us.

     One particular area of uncertainty in this regard results from the entry into effect of European Union Directive 95/46/EC on the protection of individuals with regard to the processing of personal data and on the free movement of such data. The EU Directive imposes obligations in connection with the protection of personal data collected or processed by third parties. Under some circumstances, we may be regarded as subject to the EU Directive's requirements. The United States and the European Union currently are negotiating the application of the EU Directive to U.S. companies.

FCC and foreign telecommunications regulations may limit the services we can offer

     Consistent with our growth and acquisition strategy, we are now engaged in, or will soon be engaged in, activities that subject us to varying degrees of federal, state and local regulation. The FCC exercises jurisdiction over all facilities of, and services offered by, telecommunications carriers to the extent that they involve the provision, origination or termination of jurisdictionally interstate or international communications. The state regulatory commissions retain jurisdiction over the same facilities and services to the extent they involve origination or termination of jurisdictionally intrastate communications.

     Our Internet operations are not currently subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. However, the FCC has indicated that some services offered over the Internet, such as phone-to-phone Internet protocol telephony, may be functionally indistinguishable from traditional telecommunications service offerings and their non-regulated status may have to be re-examined. We are unable to predict what regulations may be adopted in the future, or to what extent existing laws and regulations may be found applicable, or the impact of any new or existing laws may have on our business. We cannot assure you that new laws or regulations relating to Internet services, or existing laws found to apply to them, will not have a material adverse effect on us. Although the FCC has decided not to allow local telephone companies to impose per-minute access charges on Internet service providers, and that decision has been upheld by the reviewing court, further regulatory and legislative consideration of this issue is likely. In addition, some telephone companies are seeking relief through state regulatory agencies. Such rules, if adopted, would affect our costs of serving dial-up customers and could have a material adverse effect on our business, financial condition and results of operations.

     In addition to our Internet activities, we have recently focused attention on acquiring telecommunications assets and facilities, which is a regulated activity. Our wholly-owned subsidiary, PSINetworks Company, has received an international Section 214 authorization from the FCC and a Type I facilities license from the Japanese telecommunications regulatory activity to provide global facilities-based and global resale telecommunications services. Our wholly-owned subsidiary, PSINet Telecom UK Limited, has received an international facilities license from DTI and OFTEL, the responsible telecommunications regulatory bodies in the United Kingdom. Currently, the FCC and OFTEL do not closely regulate the charges or practices of non-dominant carriers, such as our subsidiaries. Nevertheless, these regulatory agencies have the power to impose more stringent regulatory requirements on us and to change our regulatory classification, which may adversely affect our business.

     Our subsidiaries have also received competitive local exchange carrier, or CLEC, certification in New York, Virginia, Colorado, California and Texas, and have applied for CLEC certification in Maryland. We are considering the financial, regulatory and operational implications of becoming a competitive local exchange carrier in other states. As a provider of domestic basic telecommunications services, particularly competitive local exchange services, we could become subject to further regulation by the FCC and/or another regulatory agency, including state and local entities.

     An important issue for CLECs is the right to receive reciprocal compensation for the transport and termination of Internet traffic. Most states have required incumbent local exchange carriers to pay competitive local exchange carriers reciprocal compensation. In October 1998, the FCC determined that dedicated Digital Subscriber Line service is an interstate service and properly tarriffed at the interstate level. In February 1999, the FCC concluded that at least a substantial portion of dial-up ISP traffic is jurisdictionally interstate. The FCC also concluded that its jurisdictional decision does not alter the exemption from access charges currently enjoyed by ISPs. The FCC established a proceeding to consider an appropriate compensation mechanism for interstate Internet traffic. Pending the adoption of that mechanism, the FCC saw no reason to interfere with existing interconnection agreements and reciprocal compensation arrangements. The FCC order has been appealed, briefing was in September 1999, and oral arguments are expected to be heard in early 2000. In light of the FCC's order, state commissions that previously addressed this issue and required reciprocal compensation to be paid for ISP traffic may reconsider and may modify their prior rulings. Several incumbent local exchange carriers are seeking to overturn prior orders, or seek refunds of, or authority to escrow, payments that they claim are inconsistent with the FCCs' February 1999 order. In response to these and other challenges, some state commissions have opened inquiries as to the appropriate compensation mechanisms in the context of ISP traffic. Of the state commissions that have considered the issue since the FCC's February 1999 order, the majority of these states has upheld the requirement to pay reciprocal compensation for ISP traffic. We cannot assure you that any future court, state regulatory or FCC decision on this matter will favor our position. An unfavorable result may have an adverse impact on our potential future revenues as a CLEC, as well as increasing our costs for PRIs generally.

If we experience system failure or shutdown, we may not be able to deliver services

     Our success depends upon our ability to deliver reliable, high-speed access to the Internet and upon the ability and willingness of our telecommunications providers to deliver reliable, high-speed telecommunications service through their networks. Our network, and other networks providing services to us, are vulnerable to damage or cessation of operations from fire, earthquakes, severe storms, power loss, telecommunications failures and similar events, particularly if such events occur within a high traffic location of the network. We have designed our network to minimize the risk of such system failure, for instance, with redundant circuits among POPs to allow traffic rerouting. In addition, we perform lab and field testing before integrating new and emerging technology into the network, and we engage in capacity planning. Nonetheless, we cannot assure you that we will not experience failures or shutdowns relating to individual POPs or even catastrophic failure of the entire network.

     We carry business personal property insurance at both scheduled locations and unscheduled locations to protect us against losses due to property damage and business interruption. Such coverage, however, may not be adequate or available to compensate us for all losses that may occur. In addition, we generally attempt to limit our liability to customers arising out of network failures by contractually disclaiming all such liability. In respect of many services, we have also contractually limited liability to a usage credit based upon the amount of time that the system was not operational. We cannot assure you, however, that such limitations will be enforceable. In any event, significant or prolonged system failures or shutdowns could damage our reputation and result in the loss of customers.

Although we have implemented network security measures, our network may be susceptible to viruses, break-ins or disruptions

     We have implemented many network security measures, such as limiting physical and network access to our routers. Nonetheless, our network's infrastructure is potentially vulnerable to computer viruses, break-ins and similar disruptive problems caused by our customers or other Internet users. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessation in service to our customers. Furthermore, such inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of our customers. This could, in turn, deter potential customers and adversely affect our existing customer relationships.

     Security problems represent an ongoing threat to public and private data networks. Attacks upon the security of Internet sites and infrastructure continue to be reported to organizations such as the CERT Coordination Center at Carnegie Mellon University, which facilitates responses of the Internet community to computer security events. Addressing problems caused by computer viruses, break-ins or other problems caused by third parties could have a material adverse effect on us.

     The security services that we offer in connection with our customers' networks cannot assure complete protection from computer viruses, break-ins and other disruptive problems. Although we attempt to limit contractually our liability in such instances, the occurrence of such problems may result in claims against us or liability on our part. Such claims, regardless of their ultimate outcome, could result in costly litigation and could have a material adverse effect on our business or reputation or on our ability to attract and retain customers for our products. Moreover, until more consumer reliance is placed on security technologies available, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet service industry and our customer base and revenues.

Risk associated with dependence on technology and with proprietary rights

     Our success and ability to compete is dependent in part upon our technology and technical expertise and, to a lesser degree, on our proprietary rights. In order to establish and protect our technology, we rely on a combination of copyright, trademark and trade secret laws and contractual restrictions. Nevertheless, we cannot assure you that such measures are adequate to protect our proprietary technology. It may be possible for a third party to copy or otherwise obtain and use our products or technology without authorization or to develop similar technology independently. In addition, our products may be licensed or otherwise utilized in foreign countries where laws may not protect our proprietary rights to the same extent as do laws in the United States. It is our policy to require employees and consultants and, when obtainable, suppliers to execute confidentiality agreements upon the commencement of their relationships with us. Nonetheless, we cannot assure you that these precautions will be adequate to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

     In addition, we are also subject to the risk of adverse claims and litigation alleging infringement by us of the intellectual property rights of others. From time to time, we have received claims that we have infringed other parties' proprietary rights. While we do not believe that we have infringed the proprietary rights of other parties, we cannot assure you that third parties will not assert infringement claims in the future with respect to our current or future products. Such claims may require that we enter into license arrangements or may result in protracted and costly litigation, regardless of the merits of such claims. We cannot assure you that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms.

     We have recently introduced new enterprise service offerings, including value-added, Internet protocol-based enterprise communication services and DSL-based Internet access services. The failure of these services to gain market acceptance in a timely manner or at all, or the failure of DSL-based services, in particular, to achieve significant market coverage could have a material adverse effect on our business, financial condition and results of operations. If we introduce new or enhanced services with reliability, quality or compatibility problems, it could significantly delay or hinder market acceptance of such services, which could adversely affect our ability to attract new customers and subscribers. Our services may contain undetected errors or defects when first introduced or as enhancements are introduced. Despite testing by us or our customers, we cannot assure you that errors will not be found in new services after commencement of commercial deployment. Such errors could result in additional development costs, loss of or delays in market acceptance, diversion of technical and other resources from our other development efforts and the loss of credibility with our customers and subscribers. Any such event could have a material adverse effect on our business, financial condition and results of operations.

     Additionally, if we are unable to match our network capacity to customer demand for our services, our network could become congested during periods of peak customer demand. Such congestion could adversely affect the quality of service we are able to provide. Conversely, due to the high fixed cost nature of our infrastructure, if our network is under-utilized, it could adversely affect our ability to provide cost-efficient services. Our failure to match network capacity to demand could have a material adverse effect on our business, financial condition or results of operations.

The market price and trading volume of our stock may be volatile

     The market price and trading volume of our common stock has been and may continue to be highly volatile. Factors such as variations in our revenue, earnings and cash flow and announcements of new service offerings, technological innovations, strategic alliances and/or acquisitions involving our competitors or price reductions by us, our competitors or providers of alternative services could cause the market price of our common stock to fluctuate substantially. In addition, the stock markets recently have experienced significant price and volume fluctuations that particularly have affected technology-based companies and resulted in changes in the market prices of the stocks of many companies that have not been directly related to the operating performance of those companies. Such broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock.

We do no anticipate that we will pay cash dividends on our common stock

     We have never declared or paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. In addition, our debt securities and credit facility contain limitations on our ability to declare and pay cash dividends.

We may encounter a number of risks and uncertainties in connection with our acquisition of TNI, including the following:

 . TNI derives a substantial portion of its revenue from a small number of customers

     For the year ended December 31, 1998, approximately 44% of TNI's total revenues were derived from its five largest customers, and for the nine months ended September 30, 1999, approximately 45% of TNI's total revenues were derived from these customers. The loss of any one or more of these customers could have a material adverse effect on TNI's business, results of operations and financial condition and, as a result, potentially ours. TNI has multi-year contracts with these customers and the consent of some of them may be required and not obtained in connection with our acquisition of TNI. These contracts expire between June 2000 and May 2002. We cannot assure you that these contracts will be maintained or renewed.

 . TNI depends on market expansion and on its expansion into new markets

     Although TNI has grown rapidly since it became operational in June 1991, TNI's future growth and profitability will depend in part on:

     . the further expansion of:

       . the point-of-sale/point-of-service, or POS, transaction network services market;

       .  the telecommunications services market;

       .  the financial services market;


     . the emergence of other markets for:

       .  electronic transaction network services;

       .  services for automated teller machine processing;

       .  services for healthcare claims processing;

       .  services for electronic benefits transfer; and


     . TNI's ability to penetrate these markets both domestically and internationally.

     Further market expansion depends on the continued growth in the number of transactions and the continued automation of traditional paper-based processing systems. We cannot assure you that markets for the TNI network and telecommunications services will continue to expand and develop or that TNI will succeed in penetrating new markets.

 . TNI's business is seasonal and TNI experiences fluctuations in quarterly results

     Merchant credit card transactions account for a major percentage of the transaction volume processed by TNI's customers. We expect the volume of those transactions on TNI's network to be greater in the fourth quarter holiday season than during the rest of the year. Consequently, revenues and earnings from merchant credit card transactions in the first quarter generally are expected to be lower than revenues and earnings from merchant credit card transactions in the fourth quarter of the immediately preceding year. Although the financial services, healthcare claims processing and electronic benefits transfer markets, as well as other potential markets that TNI has targeted for future expansion, are anticipated to be less seasonal, we expect that TNI's operating results in the foreseeable future will be significantly affected by seasonal trends in the merchant credit card transaction market. As a result, our financial results may be more sensitive to seasonal trends.

Forward-looking statements

     Some of the information contained in this prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or similar words, or by discussions of strategy that involve risks and uncertainties. These statements may discuss our future expectations or contain projections of our results of operations or financial condition or expected benefits to us resulting from acquisitions or transactions. We cannot assure that the future results indicated, whether expressed or implied, will be achieved. The risk factors noted in this section and other factors noted throughout this prospectus, including risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                                USE OF PROCEEDS

     The shares of our common stock covered by this prospectus are being offered by IXC and not by us. Consequently, we will not receive any proceeds from the sale of the shares of our common stock offered hereby.

                                CAPITALIZATION

     The following table sets forth the cash, cash equivalents, short-term investments and marketable securities, restricted cash and short-term investments and capitalization of PSINet as of September 30, 1999 on:

     (1)  an actual basis;

     (2) a pro forma basis, which adjusts the actual amounts to give effect to the following as if each had occurred on September 30, 1999:

          . Our acquisition of TNI on November 23, 1999. The aggregate consideration to be paid to TNI shareholders consists of approximately $340.8 million of cash, approximately 7.6 million shares of our common stock and the assumption of TNI options to acquire approximately 463,000 shares of TNI common stock which have become exercisable for an aggregate of approximately 463,000 shares of our common stock. Additionally, we repaid principal and interest outstanding under TNI's revolving credit facility in the amount of $52.1 million.

          . Our 10 1/2% senior notes offering in December 1999 for net proceeds of approximately $736.2 million.



     This table should be read in conjunction with the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Structure," "Unaudited Pro Forma Consolidated Financial Information" and "Use of Proceeds" and our consolidated financial statements and notes thereto and other financial and operating data included or incorporated by reference in this prospectus.

                                                                              September 30, 1999
                                                                           ------------------------

                                                                             Actual      Pro Forma
                                                                           ----------    ---------
                                                                        (In thousands of U.S. dollars)
Cash, cash equivalents, short-term investments and marketable
 securities............................................................    $1,573,353    $1,922,870
                                                                           ==========    ==========
Restricted cash and short-term investments.............................    $  137,450    $  137,450
                                                                           ==========    ==========
Current portion of long-term debt......................................    $   89,467    $   89,557
                                                                           ----------    ----------
Long-term debt:
 10% Senior Notes......................................................       600,000       600,000
 11 1/2% Senior Notes (plus unamortized premium of $2,725).............       352,725       352,725
 11% Senior Notes (Euro 150,000)(1)....................................       160,260       160,260
 11% Senior Notes......................................................     1,050,000     1,050,000
 10 1/2% Senior Notes..................................................            --       600,000
 10 1/2% Senior Notes (Euro 150,000)(2)................................            --       154,770
 Notes payable.........................................................        30,805        30,805
 Capital lease obligations.............................................       209,051       209,123
                                                                           ----------    ----------
  Total long-term debt.................................................     2,402,841     3,157,683
                                                                           ----------    ----------

________________
(1)  Assuming an exchange rate of 0.9360 to $1.00 as of September 30, 1999.
(2)  Assuming an exchange rate of 0.9692 to $1.00 as of November 23, 1999.

                                                                              September 30, 1999
                                                                         ----------------------------

                                                                            Actual        Pro Forma
                                                                         ------------   -------------
                                                                        (In thousands of U.S. dollars)
Shareholders' equity:
  Preferred stock, $.01 par value; 30,000,000 shares authorized
    Preferred stock, Series A, 1,000,000 shares designated and no shares issued and outstanding actual, pro forma and pro
      forma as adjusted..............................................              --              --
    Convertible preferred stock, Series C, 9,200,000 shares
      designated and issued and outstanding, actual, pro forma
      and pro forma as adjusted......................................         368,838         368,838
  Common stock, $.01 par value; 500,000,000 authorized (3)
    64,973,873 shares outstanding, actual; 72,773,873 shares
    outstanding, pro forma and pro forma as adjusted.................             651             729
  Capital in excess of par value.....................................         825,848       1,182,378
  Accumulated deficit................................................        (636,537)       (671,537)
  Treasury stock, 99,556 shares, at cost.............................          (2,005)         (2,005)
  Accumulated other comprehensive income.............................          53,959          53,959
  Bandwidth asset to be delivered under IXC agreement................        (122,872)       (122,872)
                                                                           ----------     -----------
    Total shareholders' equity.......................................         487,882         809,490
                                                                           ----------     -----------
    Total capitalization.............................................      $2,980,190     $$4,056,730
                                                                           ==========     ===========

____________
(3)  Effective as of November 1999.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with our consolidated financial statements and notes thereto incorporated by reference herein. The results shown herein are not necessarily indicative of the results to be expected in any future periods. This discussion contains forward-looking statements based on current expectations which involve risks and uncertainties. Actual results and the timing of events could differ materially from the forward-looking statements as a result of a number of factors. For a discussion of the risk factors that could cause actual results to differ materially from the forward-looking statements, you should read "Risk Factors" included in this prospectus.

General

     We are a leading independent global provider of Internet and eCommerce solutions to businesses. As an ISC, we offer global distribution of PSINet services through wholly-owned subsidiaries supported by local language customer service and a worldwide fiber optic network capable of speeds of over three terabits. We define the elements of an ISC to include:

      . Multiple Internet and eCommerce hosting centers--We currently have or are building Internet and eCommerce hosting centers in key financial and business centers around the world, including Amsterdam, Atlanta, Frankfurt, Hong Kong, London, Los Angeles, New York, Paris, Sao Paulo, Toronto, Tokyo and Washington, D.C.;

      . Extensive global distribution--We have over 1,000 sales personnel and over 2,500 value-added resellers, or VARs, systems integrators and Web design professionals in 22 countries throughout the world;

      . Global brand name recognition--Our brand name is increasingly recognized throughout the world for Internet-protocol services and applications that meet the needs of business customers, supported by local language sales, provisioning and service; and

      . Worldwide fiber network and related optronic equipment--We operate one of the largest global data communications networks that enables or in the future is expected to enable our customers to connect to the Internet and access their corporate networks and systems resources from most of the world's major business and population centers.

      We offer a suite of value-added products and services that are designed to enable our customers to maximize utilization of the Internet to communicate more efficiently with their customers, suppliers, business partners and remote office locations. We conduct our business through operations organized into four geographic operating segments--U.S./Canada, Latin America, Europe and Asia/Pacific. Our services and products include access services that offer dedicated, dial-up, wireless and DSL, connections, Web hosting services, intranets, virtual private networks, or VPNs, eCommerce, voice-over-IP, email and managed security services. We also provide wholesale and private label network connectivity and related services to other ISPs and telecommunications carriers to further utilize our network capacity.

     As of November 30, 1999, we provided Internet connectivity and Web hosting services to customers in 90 of the 100 largest metropolitan statistical areas in the U.S. and in 17 of the 20 largest global telecommunications markets and were operating in 22 countries. We have operations in four separate geographic segments, structured as follows :

      . U.S./Canada;

      . Latin America (Argentina, Brazil, Chile, Mexico, and Panama);

      . Europe (Austria, Belgium, France, Germany, Hungary, Italy, Luxembourg, the Netherlands, Spain, Switzerland, and the United Kingdom); and

      . Asia/Pacific (Australia, Hong Kong, Japan and the Republic of Korea).

     We typically enter a new market through the acquisition of an existing company within the particular market, and then further expand through a combination of organic growth supplemented by further acquisitions. Revenue from non-U.S. operations as a percentage of consolidated results comprised 53% of revenue in the third quarter of 1999, which is consistent with the 51% of revenue generated by non-U.S. operations in the second quarter of 1999. By comparison, non-U.S. operations comprised 40% of revenue for all of 1998. As a result of our acquisition of TNI, our revenue mix may change again in 2000.

     We operate one of the largest global commercial data communications networks. Our Internet-optimized network extends around the globe and is connected to over 700 sites, called points of presence or POPs, situated throughout our geographic operating regions that enable our customers to connect to the Internet. Our network reach allows our customers to access their corporate network and systems resources through local calls in over 150 countries. We further expand the reach of our network by connecting with other large ISPs at 163 points through 67 contractual arrangements, called peering agreements that permit the exchange of information between our network and the networks of our peering partners. As part of our ISC strategy, we have opened four global Internet hosting facilities in the U.S., Switzerland, Canada and the United Kingdom containing a total of approximately 125,000 square feet. Most recently, in October 1999 we opened Internet and eCommerce hosting facilities in New York City and Amsterdam containing 13,000 and 17,000 square feet, respectively, and currently anticipate opening an additional Internet and eCommerce hosting facility in Los Angeles prior to the end of 1999, which will contain approximately 42,000 square feet. We have two network operating centers that monitor and manage network traffic 24-hours per day, seven-days per week.

     Since the commencement of our operations, we have undertaken a program of developing and expanding our data communications network. In connection with this program, we have made significant investments in telecommunications circuits and equipment to produce a geographically-dispersed, Asynchronous Transfer Mode (ATM), Integrated Service Digital Network (ISDN) and Switched Multimegabit Data Service (SMDS) compatible frame relay network specially designed to optimize Internet traffic. ATM, ISDN and SMDS are among the most widely used switching standards. These investments generally are made in advance of obtaining customers and resulting revenue.

     As part of our ongoing efforts to further expand and enhance our network, we have acquired or agreed to acquire significant amounts of global telecommunications bandwidth in order to build a worldwide fiber optic network capable of speeds of over three terabits. These include long-term rights, typically for ten years or more, called indefeasible rights of use, or IRUs, or other rights, in dark fiber, lit fiber, and satellite transponder capacity. The acquisition of these telecommunications bandwidth assets has increased our network capacity by a substantial magnitude while reducing significantly our data communications and operations costs per equivalent mile. The increased network capacity should enable us to expand our offering of higher-speed or more bandwidth intensive Internet and Internet-related services to a larger customer base.

Nine Months Ended September 30, 1999 As Compared To The Nine Months Ended September 30, 1998

Results of Operations

     Revenue.   We generate revenue primarily from the sale of Internet access,
eCommerce and related services to businesses. Revenue was $369.3 million for the nine months ended September 30, 1999, an increase of $203.6 million, or 123%, from $165.7 million for the nine months ended September 30, 1998. Revenue growth of 14% from the second quarter of 1999 consisted of organic (internally generated) growth of 10% and growth from acquisitions of 4%. Our internally generated revenue growth is attributable to a number of factors, including an increase in the number of business customer and ISP accounts and an increases in the average annual revenue realized per new business customer account, which are offset by a decrease in hardware sales to customers. While most revenue is recurring in nature, from time to time we generate non-recurring revenue from consulting and other arrangements that may or may not continue in the future. To date, such amounts have not been material to revenue.

     Our business customer account base increased by 71% to 79,900 business accounts at September 30, 1999 from 46,700 business accounts at September 30, 1998. By comparison, at June 30, 1999, we had 73,400 accounts. Of the total business account growth from September 30, 1998, 20,085 accounts were attributable to the existing customer base of the companies we acquired. Accounts outside the U.S. represented 60% of our customer account base at September 30, 1999, compared to 51% at September 30, 1998. The total number of our Carrier and ISP customers grew to 644 at September 30, 1999, and, together with our small office/home office ('SOHO') and consumer customers, provided service to over 1.2 million customers. This compares with 141 Carrier and ISP customers and 665,000 SOHO and consumer customers at September 30, 1998. Average annual new contract value for business accounts increased to $6,600 for the nine months ended September 30, 1999 from $5,800 for the nine months ended September 30, 1998 and $6,000 for the full year 1998, which we believe reflects an increasing demand for value-added services and higher levels of bandwidth. The average annual new contract value of $6,700 for the three months ended September 30, 1999 represents a decrease in comparison to the $7,300 average annual value for the quarter ended June 30, 1999, due to the effect of non-U.S. acquisitions in some less mature business markets. Our business account retention rate remained strong at 80% for the three months ended September 30, 1999 and compared with a full-year retention rate in 1998 of 79%.

     Data Communications and Operations.   Data communications and operations
expenses consist primarily of leased long distance and local circuit costs as well as personnel and related operating expenses associated with network operations, customer support and field service. Data communications and operations expenses were $259.9 million (70.4% of revenue) for the nine months ended September 30, 1999, an increase of $129.4 million, or 99.1%, from $130.5 million (78.8% of revenue) for the nine months ended September 30, 1998. The increase in expenses related principally to increases in:

     . the number of leased backbone, dedicated customer and dial-up circuits;

     . expenditures for additional primary rate interface, or PRI, circuits to support the growth of our Carrier and ISP customer business;

     . personnel costs resulting from the expansion of our network operations, customer support and field service staff, including through acquisitions; and

     .    operating and maintenance charges on telecommunications bandwidth.


     Our dedicated access customer account base grew to 21,400 at September 30, 1999 from 11,400 at September 30, 1998, an increase of 88%. Comparing the nine months ended September 30, 1999 to the nine months ended September 30, 1998, backbone circuit costs increased $37.9 million, or 123%, dedicated customer circuit costs increased $19.5 million, or 114%, PRI expense increased $19.2 million, or 86%, personnel and related operating expenses associated with network operations, customer support and field service increased $27.2 million, or 90% and operating and maintenance charges on our bandwidth increased $5.6 million, or 727%. Circuit costs relating to our new and expanded POPs and PRIs generally are incurred by us in advance of obtaining customers and resulting revenue. Historically, the organic growth of our Carrier and ISP customer business is highest beginning late in the fourth quarter due to seasonal impacts from holiday sales of computers. In order to prepare for this demand, in addition to improving service to existing customers, we have expended a considerable amount of effort during the past six months in building an inventory of PRIs. As a result, our monthly direct costs in the U.S. for PRIs have increased from approximately $3.0 million in the month of March 1999 to approximately $5.0 million in the month of September 1999. Based on current capacity and customer usage rates, we believe that we are now able to service approximately twice as many dial-up customers in the U.S. than we serviced with these PRIs as of September 30, 1999.

     Although we expect that data communications and operations expenses will continue to increase as our customer base grows, we anticipate that such expenses will continue to decrease over time as a percentage of revenue as we acquire network bandwidth under IRU or capital lease agreements due to decreases in unit costs as a result of continued increases in network utilization. Network bandwidth acquired under IRU or capital lease agreements is recorded as an asset and amortized over its useful life. This will, in turn, result in an increase in the operations and maintenance expense component of data communications costs, increases in costs for other leased circuits connected to the bandwidth, as well as increases in depreciation and amortization expense over the useful life of the bandwidth, typically 10 to 20 years.

     Sales and Marketing.   Sales and marketing expenses consist primarily of
personnel costs, advertising costs, distribution costs and related occupancy costs. Sales and marketing expenses were $68.0 million (18.4% of revenue) for the nine months ended September 30, 1999, an increase of $30.1 million, or 79.4%, from $37.9 million (22.9% of revenue) for the nine months ended September 30, 1998. The increase is principally attributable to costs associated with the expansion of our sales force internationally in conjunction with our growth and acquisitions, implementation of our newly regionalized sales and marketing organization in the U.S. and to advertising costs, including costs associated with our naming rights and sponsorship agreements for PSINet Stadium with the Baltimore Ravens of the National Football League and the launch of our NFL television advertising campaign.

     General and Administrative.   General and administrative expenses consist
primarily of salaries and occupancy costs for executive, financial, legal and administrative personnel and provision for uncollectible accounts receivable. General and administrative expenses were $47.3 million (12.8% of revenue) for the nine months ended September 30, 1999, an increase of $17.9 million, or 60.7%, from $29.4 million (17.8% of revenue) for the nine months ended September 30, 1998. The increase resulted from an approximately $11.7 million increase relating to general and administrative expenses of companies acquired after September 30, 1998 and an increase of expenses relating to our organic growth of approximately $6.9 million due to the addition of management staff and other related operating expenses across our organization. We are finalizing plans to consolidate most of our Virginia locations into one facility. As a result, various costs associated with the termination of various facility leases and the relocation of employees are likely to be incurred over the next two quarters.

     Depreciation and Amortization.   Depreciation and amortization costs were
$102.8 million (27.8% of revenue) for the nine months ended September 30, 1999, an increase of $65.8 million, or 178%, from $37.0 million (22.3% of revenue) for the nine months ended September 30, 1998.

     Depreciation and amortization costs have increased as a result of capital expenditures associated with network infrastructure enhancements, including telecommunications bandwidth acquisitions, and depreciation and amortization of tangible and intangible assets related to business acquisitions. We anticipate that our depreciation and amortization expenses will continue to increase significantly as we acquire network bandwidth under IRU or capital lease agreements, and as we record depreciation and amortization on tangible and intangible assets related to business combinations and expansion of our operations. In connection with finalizing our plans to consolidate most of our Virginia locations into one facility, the useful lives of certain of our assets may be shortened over the next two quarters.

     Our rapid growth over the past year through acquisitions and through the expansion of our global data communications network has led to a significant increase in the carrying value of our tangible and intangible assets. In conjunction with the process of integrating these assets into our business, we may identify opportunities where we can streamline our operations and improve network quality through the elimination of redundant or underperforming assets. Our ongoing integration actions and other steps aimed at reducing our cost structure may lead to charges or to adjustments to the depreciable lives of our assets in the future.

     Acquired In-Process Research and Development.   The results for the nine
months ended September 30, 1999 include no charges for acquired in-process research and development related to acquisitions completed during the period. The results for the nine months ended September 30, 1998 include a $40.4 million charge (24.4% of revenue) for acquired in-process research and development. The charges in 1998 were based on independent valuations and reflect technologies acquired prior to technological feasibility and for which there was no alternative future use. We are in the process of finalizing valuations for 1999 acquisitions and the allocation of the purchase price for such acquisitions is preliminary. We expect that final allocations for these acquisitions will be completed before the 1999 results are finalized. We do not expect any change in the current allocation, including any charge for acquired in-process research and development, to have a material impact on our results of operations.

     We have recently engaged an independent third party to determine the allocation of the total purchase price of our acquisition of TNI and other 1999 completed acquisitions. The preliminary evaluation for TNI indicates there are the following intangible assets present: existing technology including software, patents, unpatented technology and know-how, tradenames, customer contracts and relationships, existing workforce and goodwill, with useful lives from five to 15 years, and approximately $35.0 million of purchased in-process research and development. To the extent that a different portion of the purchase price is allocated to in-process research and development, a different charge against operating results would be recognized in the fourth quarter of 1999, the period in which the acquisition of TNI was completed. Such charge may be material.

     Interest Expense.   Interest expense was $120.9 million (32.7% of revenue)
for the nine months ended September 30, 1999, an increase of $82.7 million, or 216%, from $38.2 million (23.0% of revenue) for the nine months ended September 30, 1998. The increase was due to interest related to our 10% senior notes issued in April 1998, 11 1/2% senior notes issued in November 1998 and 11% senior notes issued in July 1999, as well as to increased borrowings and capital lease obligations incurred to finance our network expansion and to fund our working capital requirements.

     Interest Income.   Interest income was $32.5 million (8.8% of revenue) for
the nine months ended September 30, 1999, an increase of $21.2 million, or 186%, from $11.4 million (6.9% of revenue) for the nine months ended September 30, 1998. The increase was due to interest received on the net proceeds of our various financing activities during 1998 and 1999, which we invest in short-term investment grade and government securities until such time as we use them for other purposes.

     Net Loss Available to Common Shareholders and Loss per Share. Our net loss available to common shareholders was $208.9 million, or $3.48 basic and diluted loss per share, for the nine months ended September 30, 1999, an increase of $76.6 million, or 57.8%, from $132.4 million, or $2.70 basic and diluted loss per share, for the nine months ended September 30, 1998.

     The primary reasons for the increase were:

     .    operating losses from certain acquired businesses;

     . an increase in interest expense due to the issuance of our senior notes;

     . acquisitions of fiber-based and satellite telecommunications bandwidth, leading to an increase in depreciation, personnel and other operating costs to manage the bandwidth;

     . an increase in depreciation and amortization related to acquisitions, offset by the reduction in charges for acquired in-process research and development; and

     .    an increase in expenditures for dial-up circuits (e.g., PRIs).

     The return to preferred shareholders is subtracted from net loss in determining the net loss available to common shareholders. Because inclusion of common stock equivalents is antidilutive, basic and diluted loss per share are the same for each period presented.

Year Ended December 31, 1998 As Compared To The Year Ended December 31, 1997

Results of Operations

     Revenue.   Revenue was $259.6 million in 1998, an increase of $137.7
million, or 113%, from $121.9 million in 1997. The 113% revenue growth is broken down into 58% from those operations that were in existence at the end of 1997 and 55% from the companies we acquired in 1998. Our organic growth is attributable to a number of factors, including an increase in the number of business customer and ISP accounts, an increase in the average annual revenue realized per new business customer account, and an increase in the business account retention rate.

     Our business customer account base increased by 107% to 54,700 business accounts at the end of 1998 from 26,400 business accounts at the end of 1997. Of the total business account growth in 1998, 8,100 business accounts resulted from organic growth and 20,200 business accounts were attributable to the companies we acquired. The total number of our Carrier and ISP customers grew to 168, serving 863,000 SOHO and consumer customers at the end of 1998, from 47 ISPs serving 264,000 SOHO/consumer customers at the end of 1997. Average annual new contract value for business accounts increased to $6,000 in 1998 from $5,500 in 1997, which we believe reflects an increasing demand for value-added services and higher levels of bandwidth. Our business account retention rate improved to 79% in 1998 from 76% in 1997.

     Data Communications and Operations.   Data communications and operations
expenses were $199.4 million (76.8% of revenue) for 1998, an increase of $105.0 million from $94.4 million (77.4% of revenue) for 1997. The increase in expenses related principally to increases in:

     (1) the number of leased long distance, dedicated customer and dial-up circuits,

     (2) expenditures for additional PRI circuits to support the growth of our Carrier and ISP Services business,

     (3) personnel costs resulting from the expansion of our network operations, customer support and field service staff, including through acquisitions, and

     (4)    operating and maintenance charges on telecommunications bandwidth.

     Our dedicated customer account base grew to 14,000 at December 31, 1998 from 7,500 at December 31, 1997, an increase of 87%. Comparing 1998 to 1997, backbone circuit costs increased $30.2 million (or 141%), dedicated customer circuit costs increased $18.4 million (or 77%), PRI expense increased $16.7 million (or 112%), and personnel and related operating expenses associated with network operations, customer support and field service increased $23.8 million (or 109%). Circuit costs relating to our new and expanded POPs and PRIs generally are incurred by us in advance of obtaining customers and resulting revenue.

     Sales and Marketing.   Sales and marketing expenses were $57.0 million
(22.0% of revenue) for 1998, an increase of $31.2 million from $25.8 million (21.2% of revenue) for 1997. The increase is principally attributable to costs related to a branding and advertising campaign resulting in additional advertising expense of $10.6 million and from costs associated with the growth of our sales force in conjunction with our growth and acquisitions.

     General and Administrative.   General and administrative expenses were
$45.3 million (17.4% of revenue) for 1998, an increase of $22.4 million from $22.9 million (18.8% of revenue) for 1997. The increase resulted from the addition of management staff and related operating expenses across the organization, including increases in conjunction with our growth and acquisitions.

     Depreciation and Amortization.   Depreciation and amortization costs were
$63.4 million (24.4% of revenue) for 1998, an increase of $35.1 million from $28.3 million (23.3% of revenue) for 1997.

     Acquired In-Process Research and Development.   The results for 1998
include $70.8 million (27.3% of revenue) in charges for acquired in-process research and development. The charges were based on independent valuations and reflect technologies acquired prior to technological feasibility and for which there was no alternative future use. The technologies exist at eight of the companies we acquired, specifically iSTAR, INX, ioNET, LinkAge, Interlog, Rimnet, iNet, and Tokyo Internet, comprising approximately 18% of the total fair value of assets acquired. We have included a detailed description of the specific technologies acquired, their value, cost to complete, expected completion date and remaining tasks in the notes to our consolidated financial statements incorporated by reference in this prospectus.

     The value of the in-process projects was adjusted to reflect the relative value and contribution of the acquired research and development. In doing so, we gave consideration to the stage of completion, the complexity of the work completed to date, the difficulty of completing the remaining development, costs already incurred, and the projected cost to complete the projects. The value assigned to purchased in-process technology was based on key assumptions that included:

     . Estimated revenue associated with the respective business enterprise valuations assuming five-year compound annual revenue growth rates of between 22% and 45%.

     . Revenue growth rates for each technology considering, among other things, current and expected industry trends, acceptance of the technologies and historical growth rates for similar industry products. Estimated revenues from the purchased in-process technology projects were generally assumed to peak in the year 2003 and decline through 2014 or earlier as other new products are expected to be introduced. These revenue projections were based on management's estimates of market size and growth, expected trends in technology and the expected timing of new product introductions.

     . Estimated net cash flows discounted back to their present value using a discount rate of between 17.0% and 27.5%, which represents a premium to our cost of capital.

     . Estimated percentage-of-completion of the various in-process research and development projects ranged from 50% to 85% complete.

     If none of these projects is successfully developed, our sales and profitability may be adversely affected in future periods. However, the failure of any particular individual project in-process would not have a material impact on our financial condition or our results of operations. The failure of any particular individual project in-process could impair the value of other intangible assets acquired.

     There were no comparable charges in 1997.

     Interest Expense.   Interest expense was $63.9 million for 1998, an
increase of $58.5 million from $5.4 million for 1997. The increase was due to interest on our issuance of $600.0 million aggregate principal amount of 10% senior notes in April 1998 and our issuance of $350.0 million aggregate principal amount of 11 1/2% senior notes in November 1998, as well as to increased borrowings and capital lease obligations incurred to finance our network expansion and to fund our working capital requirements.

     Interest Income.   Interest income was $19.6 million for 1998, an increase
of $16.5 million from $3.1 million for 1997. The increase was due to interest received on the net proceeds of our offerings of the 10% senior notes and 11 1/2% senior notes, which we invest in short-term investment grade and government securities until such time as we use them for other purposes.

     Other Income, Net.   Other income, net, was $6.8 million for 1998, which
primarily relates to a $5.6 million realized gain on equity securities that we sold during the third quarter. The total of $5.8 million in 1997 primarily related to the sale in the first quarter of 1997 of our software subsidiary.

     Non-Recurring Arbitration Charge.   The results for 1998 include a $49.0
million charge for an arbitration award and related costs associated with a dispute between PSINet and The Chatterjee Management Company, which was paid in April 1999. The charge relates to a joint venture agreement executed by the parties in 1996 and we have no ongoing relationship with Chatterjee. There were no similar charges in 1997.

     Net Loss Available to Common Shareholders and Loss per Share.   Our net
loss available to common shareholders for 1998 was $264.9 million, or $5.32 basic and diluted loss per share, a $218.9 million, or 476%, increase from a net loss available to common shareholders for 1997 of $46.0 million, or $1.14 basic and diluted loss per share. The primary reasons for the increase were:

     (1)  operating losses of acquired companies,

     (2)  the increase in data communications costs,

     (3) the first portions of our acquired IRUs were installed, leading to an increase in depreciation and personnel costs to manage the IRUs,

     (4) the charge for acquired in-process research and development relating to acquisitions in 1998,

     (5) the increase in interest expense due to the issuance of the 10% senior notes and 11 1/2% senior notes, and

     (6)  the non-recurring arbitration charge.

     The return to preferred shareholders, which comprises the dividends with respect to our Series B 8% convertible preferred stock and accretion of the related conversion premium, is subtracted from net loss in determining the net loss available to common shareholders. Because inclusion of common stock equivalents is antidilutive, basic and diluted loss per share are the same for each period presented.

Year Ended December 31, 1997 As Compared To The Year Ended December 31, 1996

Results of Operations

     Revenue.   Revenue was $121.9 million in 1997, an increase of $37.5
million, or 45%, from $84.4 million in 1996. The increase was attributable to a number of factors, including an increase in the number of business customer and ISP accounts, an increase in the average annual revenue realized per new business customer account and an increase in sales by our international subsidiaries. The growth was driven by an expansion of our sales force and greater public awareness and utilization of the Internet.

     In comparison with 1996, revenue for 1997 was affected by the sale in 1996 of our individual consumer accounts and related assets and by the sale in 1997 of our software subsidiary, which together provided $15.6 million of revenue in 1996 but only $0.3 million in 1997. If such revenue was excluded from 1996 revenue, our growth in revenue from 1996 to 1997 would have been 77% instead of 45%. Revenue growth in 1997 was also impacted by a drop in our annualized business customer retention rate from 79% in 1996 to 76% in 1997, which was attributable in part to an initiative by us to remove certain non-performing accounts.

     Our business customer account base increased by 48% to 26,400 business accounts at December 31, 1997, including 47 ISPs, from 17,800 business accounts, including 22 ISPs, at December 31, 1996. Our revenue from international operations increased by 165% to $18.0 million in 1997 from $6.8 million in 1996, principally as a result of significant growth in our operations in the United Kingdom, Japan and Canada.

     Other Income, Net.   We did not have other income, net, in 1997, compared
with $5.4 million during 1996, consisting of the consideration received, net of related asset costs and expenses, relating to the sale of our individual consumer subscribers and certain related tangible and intangible assets during the second and third quarters of 1996.

     Data Communications and Operations.   Data communications and operations
expenses were $94.4 million (77.4% of revenue) during 1997, an increase of $24.3 million from $70.1 million (83.1% of revenue) during 1996. The increase in expenses related principally to increases in:

     . the number of leased long distance, dedicated customer and dial-up circuits;

     . expenditures for additional primary rate interfaces to support the growth of our Carrier and ISP Services business; and

     . personnel costs resulting from the expansion of our network operations, customer support and field service staff.

     Sales and Marketing.   Sales and marketing expenses were $25.8 million
(21.2% of revenue) during 1997, a decrease of $1.3 million from $27.1 million (32.1% of revenue) during 1996. The decrease resulted principally from reductions in costs following the sale of our individual consumer subscribers and related infrastructure in 1996 and the sale of our software operations in 1997, which were offset in part by an increase in sales and marketing expenses relating to the expansion of our operations.

     General and Administrative.   General and administrative expenses were
$22.9 million (18.8% of revenue) during 1997, an increase of $2.3 million from $20.6 million (24.5% of revenue) during 1996. The increase resulted from the addition of management staff and related operating expenses across the organization, including in conjunction with our expansion outside of the United States, and increases in the provision for doubtful accounts receivable. These expenses were in part offset by decreased expenses following the sale of our individual consumer subscribers and related assets in 1996 and the sale of our software operations in 1997.

     Depreciation and Amortization. Depreciation and amortization costs were $28.3 million (23.3% of revenue) during 1997, an increase of $0.3 million from $28.0 million (33.2% of revenue) during 1996. Depreciation costs increased due to additional capital expenditures associated with network infrastructure enhancements, which were partially offset by decreases in costs resulting from the elimination of depreciation and amortization that had been associated with the individual consumer subscriber assets sold in 1996 and the software assets sold in 1997.

     Interest Expense. Interest expense was $5.4 million during 1997, an increase of $0.4 million from $5.0 million in 1996. The increase was principally due to increased borrowings and capital lease obligations incurred by us to finance network expansion and to fund working capital requirements.

     Interest Income. Interest income was $3.1 million during 1997, a decrease of $0.7 million from $3.8 million in 1996. The decrease was principally due to a reduction in the amount of cash and short-term, interest-bearing investments held by us.

     Other Income, Net. Other income, net, was $5.8 million for 1997, which primarily related to the sale in the first quarter of 1997 of our software subsidiary.

     Net Loss Available to Common Shareholders and Loss Per Share.   As a result
of the factors discussed above, our net loss available to common shareholders for 1997 was $46.0 million (37.7% of revenue), or $1.14 basic and diluted loss per share, a $9.1 million improvement from a net loss available to common shareholders in 1996 of $55.1 million (65.3% of revenue), or $1.40 basic and diluted loss per share. The return to preferred shareholders, which comprises the dividends with respect to our Series B 8% convertible preferred stock and accretion of the related conversion premium, is subtracted from net loss in determining the net loss available to common shareholders. Because inclusion of common stock equivalents is antidilutive, basic and diluted loss per share are the same for each year presented.

Income Taxes

     In 1998, we generated a pretax U.S. book loss of approximately $134.6 million and pretax non-U.S. book loss of approximately $128.1 million. As of December 31, 1998, we had net operating loss carryforwards of approximately $216.7 million for U.S. income tax purposes. The use of the U.S. net operating loss carryforwards may be subject to limitations under the rules regarding a change in stock ownership as determined by the Internal Revenue Code. These net operating loss carryforwards may be carried forward in varying amounts until 2018. Additionally, at December 31, 1998, we had net operating loss carryforwards for tax purposes in various jurisdictions outside the United States amounting to approximately $158.6 million. The majority of non-U.S. loss carryforwards will expire in varying amounts in 2003 to 2005. Some of the non-U.S. loss carryforwards will never expire under local country tax rules.

     We have provided a valuation allowance against our deferred tax assets since realization of these benefits cannot be reasonably assured. The change in valuation allowance was an increase of $101.7 million and $18.8 million in 1998 and 1997, respectively.

     We recognized deferred income tax benefits of $0.8 million in 1998, $0.5 million in 1997, and $0.2 million in 1996, resulting primarily from deferred tax liabilities of companies we acquired outside of the U.S. We did not recognize any current income tax expense or benefit for any of those three years.

Segment Information

     Our operations are currently organized into four geographic operating segments--U.S./Canada, Latin America, Europe and Asia/Pacific. Prior to 1999, we organized our operations into four geographic operating segments--U.S., Canada, Europe and Asia.

     We evaluate the performance of our operating segments and allocate resources to them based on revenue and EBITDA, which we define as earnings (losses) before interest expense and interest income, taxes, depreciation and amortization, other non-operating income and expense, and charge for acquired in-process research and development. Since acquisitions are such an integral part of the growth of our business over the last year, the following table highlights the components of our revenue growth by breaking it into organic and acquisitive growth.

     Key changes in the metrics we report in our segment disclosure footnote are as follows:

                                                                               Latin
                                                             U.S./Canada      America      Europe     Asia/Pacific      Total
                                                           ---------------  -----------  -----------  -------------  -----------
Revenue growth--3Q98 to 3Q99.........................           53 %           **              108 %          386 %        108 %
Revenue growth--YTD98 to YTD99.......................           57 %           **              130 %          816 %        123 %
EBITDA as % of Revenue--3Q99.........................           (7)%           15%              -- %           14 %          1 %
EBITDA as % of Revenue--3Q98.........................          (13)%           **              (12)%          (39)%        (16)%
EBITDA as % of Revenue--YTD99........................           (8)%           18%              (5)%           12 %         (2)%
EBITDA as % of Revenue--YTD98........................          (19)%           **              (17)%          (26)%        (19)%
Asset growth--9/30/98 to 9/30/99.....................          292 %           **              491 %           95 %        276 %
Capital expenditure growth--3Q98 to 3Q99.............          161 %           **              519 %          907 %        212 %
Capital expenditure growth--YTD98 to YTD99...........          139 %           **              631 %        1,433 %        191 %

___________________________

**    Latin America became a new segment in 1999 as a result of acquisitions.

          All of our operating segments have experienced significant changes in revenue, EBITDA, assets and capital expenditures during 1999 as compared with 1998 due to organic growth, to significant acquisitions primarily outside of the U.S., and to investments in our network as described elsewhere in this Management's Discussion and Analysis of Financial Condition and Results of Operations.

          Our loss from operations differs from EBITDA only by depreciation and amortization and the charge for acquired in-process research and development; therefore, loss from operations in each segment reflects the same underlying trends as those impacting EBITDA as a percentage of revenue.

Quarterly Results

     The following tables set forth certain unaudited quarterly financial data, and such data expressed as a percentage of revenue, for the seven quarters ended September 30, 1999. In the opinion of management, the unaudited financial information set forth below has been prepared on the same basis as the audited financial information included elsewhere herein and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth. The operating results for any quarter are not necessarily indicative of results for any future period.


                                                                                            Quarter Ended
                                                              ---------------------------------------------------------------------
                                                                             1998                               1999
                                                              ----------------------------------------   --------------------------
                                                                  Mar 31    Jun 30    Sep 30    Dec 31    Mar 31    Jun 30   Sep 30
                                                                 --------  --------  --------  --------  --------  -------- -------
                                                                            (In millions of dollars, except per share amounts)
Revenue........................................................  $  44.5   $  53.7   $  67.6   $  93.9   $ 104.8   $ 123.8  $ 140.6
Operating costs and expenses:
  Data communications and operations...........................     36.7      41.9      51.9      68.9      76.0      86.3     97.5
  Sales and marketing..........................................     10.7      12.5      14.7      19.1      18.6      21.9     27.5
  General and administrative...................................      7.6      10.3      11.6      15.8      17.1      15.4     14.9
  Depreciation and amortization................................      9.5      12.9      14.7      26.4      26.8      34.4     41.6
  Charge for acquired in-process research and development......      7.0      20.0      13.4      30.4        --        --       --
                                                                 -------   -------   -------   -------   -------   -------  -------
Total operating costs and expenses.............................     71.5      97.6     106.3     160.6     138.5     158.0    181.5
                                                                 -------   -------   -------   -------   -------   -------  -------
Loss from operations...........................................    (27.0)    (43.9)    (38.7)    (66.7)    (33.7)    (34.2)   (40.9)
Interest expense...............................................     (2.6)    (16.9)    (18.7)    (25.7)    (29.6)    (31.9)   (59.4)
Interest income................................................      0.5       6.0       4.8       8.2       4.7       8.1     19.7
Other income, net..............................................       --       1.2       5.3       0.5      (0.1)     (0.2)    (1.0)
Non-recurring arbitration charge...............................       --        --        --     (49.0)       --        --       --
                                                                 -------   -------   -------   -------   -------   -------  -------
Loss before income taxes.......................................    (29.1)    (53.6)    (47.3)   (132.7)    (58.7)    (58.2)   (81.6)
Income tax benefit.............................................       --        --        --      (0.9)       --      (0.4)    (0.3)
                                                                 -------   -------   -------   -------   -------   -------  -------
Net loss.......................................................    (29.1)    (53.6)    (47.3)   (131.8)    (58.7)    (57.8)   (81.3)
Return to preferred shareholders...............................     (0.8)     (0.8)     (0.8)     (0.8)     (0.6)     (4.2)    (6.4)
                                                                 -------   -------   -------   -------   -------   -------  -------
Net loss available to common shareholders......................  $ (29.9)  $ (54.4)  $ (48.1)  $(132.6)  $ (59.3)  $ (62.0) $ (87.7)
                                                                 =======   =======   =======   =======   =======   =======  =======
Basic and diluted loss per share (1)...........................  $ (0.67)  $ (1.06)  $ (0.93)  $ (2.56)  $ (1.11)  $ (1.00) $ (1.35)
                                                                 =======   =======   =======   =======   =======   =======  =======
Shares used in computing basic and diluted loss
   per share (in thousands)....................................   44,596    51,111    51,659    51,871    53,358    61,956   64,844
                                                                 =======   =======   =======   =======   =======   =======  =======

  _______________________________

  (1) Since there are changes in the weighted average number of shares outstanding each quarter, the sum of the loss per share by quarter does not equal the loss per share for 1998 and 1999.

                                                                                     Quarter Ended
                                                            ---------------------------------------------------------------
                                                                          1998                            1999
                                                            -----------------------------------   -------------------------
                                                             Mar 31   Jun 30   Sep 30    Dec 31   Mar 31   Jun 30   Sep 30
                                                             -------  -------  -------  --------  -------  -------  -------
Revenue....................................................   100.0%   100.0%   100.0%    100.0%   100.0%     100%     100%
Operating costs and expenses:
  Data communications and operations.......................    82.5     78.1     76.8      73.3     72.5     69.7     69.3
  Sales and marketing......................................    24.1     23.2     21.8      20.3     17.7     17.7     19.6
  General and administrative...............................    17.1     19.2     17.1      16.9     16.3     12.4     10.6
  Depreciation and amortization............................    21.3     24.0     21.7      28.1     25.6     27.8     29.6
  Charge for acquired in-process research and development..    15.7     37.2     19.8      32.4       --       --       --
                                                             ------   ------   ------   -------   ------   ------   ------
Total operating costs and expenses.........................   160.7    181.7    157.3     171.0    132.1    127.6    129.1
                                                             ------   ------   ------   -------   ------   ------   ------
Loss from operations.......................................   (60.7)   (81.7)   (57.3)    (71.0)   (32.1)   (27.6)   (29.1)
Interest expense...........................................    (5.8)   (31.4)   (27.7)    (27.4)   (28.2)   (25.8)   (42.2)
Interest income............................................     1.3     11.3      7.0       8.8      4.5      6.5     14.0
Other income, net..........................................    (0.2)     2.0      7.9       0.5     (0.1)    (0.2)    (0.8)
Non-recurring arbitration charge...........................      --       --       --     (52.2)      --       --       --
                                                             ------   ------   ------   -------   ------   ------   ------
Loss before income taxes...................................   (65.4)   (99.8)   (70.1)   (141.3)   (56.0)   (47.0)   (57.8)
Income tax benefit.........................................      --       --       --      (0.9)      --     (0.3)      --
                                                             ------   ------   ------   -------   ------   ------   ------
Net loss...................................................   (65.4)%  (99.8)%  (70.1)%  (140.4)%  (56.0)%  (50.1)%  (57.8)%
                                                             ======   ======   ======   =======   ======   ======   ======

     Our quarterly operating results have fluctuated and will continue to fluctuate from period to period for the foreseeable future depending upon such factors as:

     .    the timing of acquisitions,

     . the success of our efforts to expand our customer base, and to sell enhanced and value added services to existing customers,

     . changes in and the timing of expenditures relating to the continued expansion of our network,

     .    the delivery of bandwidth from our global network providers,

     .    the development of new services,

     .    changes in pricing policies by us or our competitors, and

     . the seasonality of TNI's business, which tends to be greater in the fourth quarter holiday season than during the rest of the year, as well as a portion of the rest of our business.


     In view of the significant historical growth of our operations, we believe that period-to-period comparisons of our financial results should not be relied upon as an indication of future performance and that we may experience significant period-to-period fluctuations in operating results in the future. We expect to focus in the near term on building and increasing our customer base and increasing our network utilization both through internal growth and through acquisitions which may require us from time to time to increase our expenditures for personnel, marketing, network infrastructure and the development of new services.

Liquidity And Capital Resources

     We historically have had losses from operations, which have been funded primarily through borrowings and capital lease financings from vendors, financial institutions and other third parties, and through the issuance of debt and equity securities. In 1999, we have to date received net proceeds of approximately $2.7 billion from debt and equity financings. At September 30, 1999, we had $1.7 billion of cash, cash equivalents, short-term investments and marketable securities, including restricted amounts (excluding the net proceeds of approximately $736.2 million from the 10 1/2% senior notes offering in December 1999).

Cash Flows for the Nine Months Ended September 30, 1999 and 1998

     Cash flows used in operating activities were $203.5 million and $76.9 million for the nine months ended September 30, 1999 and 1998, respectively. Cash flows from operating activities can vary significantly from period to period depending upon the timing of operating cash receipts and payments and other working capital changes, especially accounts receivable, prepaid expenses and other assets, and accounts payable and accrued liabilities. In both of these nine-month periods, our net losses were the primary component of cash used in operating activities, offset by significant non-cash depreciation and amortization expenses relating to our network and intangible assets. Operating cash flows in 1999 also include the $48.0 million arbitration award payment.

     Cash flows used in investing activities were $1.2 billion and $326.0 million for the nine months ended September 30, 1999 and 1998, respectively. Investments in certain businesses resulted in the use of $238.5 million of cash for the nine months ended September 30, 1999, net of cash acquired. Investments in our network and facilities during the first nine months of 1999 resulted in total additions to fixed assets of $380.8 million. Of this amount, $127.9 million was financed under vendor or other financing arrangements, $35.7 million of non-cash additions related to the OC-48 bandwidth acquired from IXC Internet Services, Inc. ('IXC'), and $217.2 million was expended in cash. For the nine months ended September 30, 1998, total additions were $130.9 million, of which $54.9 million was financed under equipment financing agreements, $27.4 million of non-cash additions related to the OC-48 bandwidth acquired from IXC and $48.6 million was expended in cash. Purchases of short-term investments during the first nine months of 1999 were an aggregate of $1.07 billion, offset by proceeds from the sale and maturity of short-term investments of $262.6 million. Purchases of short-term investments during the nine months of 1998 were an aggregate of $247.2 million offset by proceeds from the sale and maturity of short-term investments of $200.0 million. Investing cash flows in the first nine months of 1999 and 1998 were increased by $25.0 million and decreased by $106.2 million, respectively, from changes in restricted cash and short-term investments related to various financing and acquisition activities.

     Cash flows provided by financing activities were $1.88 billion and $654.2 million for the nine months ended September 30, 1999 and 1998, respectively. In the first nine months of 1999, we received $1.28 billion from the issuance of notes and $742.0 million from equity offerings. In the first nine months of 1998, we received net proceeds from the issuance of notes of $718.6 million. We made repayments aggregating $152.7 million and $67.1 million for the nine months ended September 30, 1999 and 1998, respectively, on our lines of credit, capital lease obligations and notes payable. During the nine months ended September 30, 1999 and 1998, we received proceeds from the exercise of stock options of $11.2 million and $4.6 million, respectively.

Cash Flows For The Years Ended December 31, 1998, 1997 and 1996

     Cash flows used in operating activities were $87.6 million in 1998, $15.6 million in 1997 and $32.5 million in 1996. In all three years, our net losses were the primary component of cash used in operating activities, offset by significant non-cash depreciation and amortization expenses relating to our network and intangible assets and, in 1998, our charge for acquired in-process research and development.

     Cash flows used in investing activities were $783.9 million for 1998, $15.6 million for 1997 and $7.9 million for 1996. Acquisition activities resulted in the use of $268.0 million of cash for 1998, net of cash acquired. Investments in our network and facilities during 1998 resulted in total additions to fixed assets of $303.6 million. Of this amount, $113.3 million was financed under vendor or other financing arrangements, $27.4 million of non-cash additions related to the bandwidth acquired from IXC, $44.9 million related to other network facilities that remained in accounts payable at year end, and $118.0 million was expended in cash. For 1997, total additions were $50.1 million, of which $37.5 million was financed under equipment financing agreements and $12.6 million was expended in cash, and for 1996, additions were $38.4 million, with $25.6 million financed and $12.8 million expended in cash. Purchases of short-term investments with the proceeds of our 10% senior notes and 11 1/2% senior notes offerings during 1998 were an aggregate of $511.7 million, offset by proceeds from the sale and maturity of short-term investments of $251.2 million. Investing cash flows in 1998 and 1997 were reduced by $141.0 million and $19.7 million, respectively, from increases in restricted cash and short-term investments related to various financing alternatives.

     Cash flows provided by (used in) financing activities were $874.2 million for 1998, $12.6 million for 1997, and ($10.5) million for 1996. In 1998, 1997 and 1996, we received net proceeds from the issuance of notes payable of $1,060.6 million, $10.1 million and $8.3 million, respectively. In 1997, we completed a private placement of 600,000 shares of our Series B convertible preferred stock for gross proceeds of $30.0 million. In 1998, 1997 and

1996, we made repayments aggregating $189.5 million, $27.7 million, and $20.8 million, respectively, on our capital lease obligations and notes payable.

     As of December 31, 1998, we had $485.0 million of cash, cash equivalents, restricted cash, short-term investments and marketable securities.

Capital Structure

     Our capital structure at September 30, 1999 consisted of a revolving credit facility, other lines of credit, capital lease obligations, senior notes, convertible preferred stock and common stock.

     Total borrowings at September 30, 1999 were $2.5 billion, which included $0.1 billion in current obligations and $2.4 billion in long-term debt, capital lease obligations and notes payable.

     We have a senior secured revolving credit facility that expires on September 29, 2001 and has an aggregate principal amount of $110.0 million. At September 30, 1999, no amounts were outstanding, $9.7 million was being utilized for letters of credit, and $100.3 million was available to draw under the credit facility.

     In addition, as of September 30, 1999, $293.5 million was available for purchases of equipment and other fixed assets under various other financing arrangements, after designating $27.0 million of payables for various equipment purchases that we intend to finance under these agreements.

     Our bank financing arrangements, which are secured by substantially all of our assets, require us to satisfy many financial covenants such as those relating to consolidated revenue, leverage, liquidity and EBITDA (as defined therein), and prohibit us from paying cash dividends and repurchasing our capital stock without the lender's consent. In particular, we are prohibited from permitting:

     . consolidated revenue for the period of four consecutive fiscal quarters to be less than $285.0 million during the six month period beginning June 30, 1999, $350.0 million during the six month period beginning December 31, 1999, $425.0 million during the six month period beginning June 30, 2000, and $500.0 million on December 31, 2000 and thereafter;

     . the ratio of consolidated debt minus cash, excluding cash escrowed with respect to the payment of obligations, to annualized consolidated revenue for the most recent fiscal quarter for which financial statements have been delivered, as adjusted to give pro forma effect to any acquisitions completed during or after such fiscal quarter, to exceed 2.5 to 1 at any time;

     . the sum of cash (excluding cash escrowed with respect to the payment of obligations) and available borrowing capacity under our credit facility at any time to be less than $100.0 million; and

     . EBITDA (as defined therein) to be less than ($15.0) million, $0, $15.0 million, $25.0 million, $40.0 million and $50.0 million for the period of four consecutive fiscal quarters ending on each of September 30, 1999, December 31, 1999, March 31, 2000, June 30, 2000, September 30,
          2000 and December 31, 2000, respectively.

     At September 30, 1999, we were in compliance with all such covenants.

     At September 30, 1999, we had outstanding $600.0 million aggregate principal amount of 10% senior notes due 2005, $350.0 million aggregate principal amount of 11 1/2% senior notes due 2008 and $1.05 billion aggregate principal amount and Euro 150.0 million aggregate principal amount of 11% senior notes due 2009. In December 1999, we issued $600.0 million aggregate principal amount of 10 1/2% senior notes due 2006 and Euro 150.0 million aggregate principal amount of 10 1/2% senior notes due 2006. At September 30, 1999, we had on deposit in an escrow account restricted cash and short-term investments of $66.7 million to fund, when due, the next two semi-annual interest payments on the 10% senior notes.

     The indentures governing each of the senior notes contain many covenants with which we must comply relating to, among other things, the following matters:

     . a limitation on our payment of cash dividends, repurchase of capital stock, payment of principal on subordinated indebtedness and making of certain investments, unless after giving effect to each such payment, repurchase or investment, certain operating cash flow coverage tests are met, excluding permitted payments and investments;

     . a limitation on our incurrence and our subsidiaries' incurrence of additional indebtedness, unless at the time of such incurrence, our ratio of debt to annualized operating cash flow would be less than or equal to 6.0 to 1.0 prior to April 1, 2001 and less than or equal to
          5.5 to 1.0 on or after April 1, 2001, excluding permitted incurrences of debt;

     . a limitation on our incurrence and our subsidiaries' incurrence of liens, unless the 10% senior notes, the 11 1/2% senior notes and the 11% senior notes are secured equally and ratably with the obligation or liability secured by such lien, excluding permitted liens;

     . a limitation on the ability of any of our subsidiaries to create or otherwise cause to exist any encumbrance or restriction on the payment of dividends or other distributions on their capital stock, payment of indebtedness owed to us or to any of our other subsidiaries, making of investments in us or in any of our other subsidiaries, or transfer of any of their properties or assets to us or any of our other subsidiaries, excluding certain permitted encumbrances and restrictions;

     . a limitation on certain mergers, consolidations and sales of assets by us or our subsidiaries; a limitation on transactions with our affiliates;

     . a limitation on the ability of any of our subsidiaries to guarantee or otherwise become liable with respect to any of our indebtedness unless such subsidiary provides for a guarantee of the 10% senior notes, the 11 1/2% senior notes and the 11% senior notes on the same terms as the guarantee of such indebtedness;

     . a limitation on sale and leaseback transactions by us or our subsidiaries;

     . a limitation on issuances and sales of capital stock of our subsidiaries; and

     . a limitation on the ability of us or our subsidiaries to engage in any business not substantially related to a telecommunications business.


     At September 30, 1999, we were in compliance with all such covenants.

     In May 1999, we completed a public offering of 8,000,000 shares of our common stock at $50.50 per share for net proceeds of approximately $383.8 million, after underwriting discounts and commissions and other offering expenses.

     In May 1999, we completed a public offering of 9,200,000 shares of our 6 3/4% Series C Cumulative Convertible Preferred Stock ("Series C Preferred Stock") for net proceeds of approximately $358.2 million after underwriting discounts and commissions and other offering expenses. The Series C Preferred Stock has a liquidation preference of $50 per share.

     At closing, the purchasers of the Series C Preferred Stock deposited approximately $85.8 million into an account established with a deposit agent ("Deposit Account"). The Deposit Account is not an asset of ours. Funds in the Deposit Account will be paid to the holders of the Series C Preferred Stock each quarter in the amount of $0.84375 per share in cash or may be used, at our option, to purchase shares of common stock at 95% of the market price of the common stock on that date for delivery to holders of Series C Preferred Stock in lieu of cash payments. Holders of Series C Preferred Stock received quarterly payments from the Deposit Account of approximately $7.8 million on each of August 15 and November 15, 1999. The funds placed in the Deposit Account by the purchasers of the Series C Preferred Stock will, together with the earnings on those funds, be sufficient to make payments, in cash or stock, through May 15, 2002. Until the expiration of the Deposit Account, we will accrete a return to preferred shareholders each quarter from the date of issuance at an annual rate of approximately 6 3/4% of the liquidation preference per share. Such amount will be recorded as a deduction from net income to determine net income available to common shareholders. Upon the expiration of the Deposit Account, which is expected to occur on May 15, 2002 unless earlier terminated, the Series C Preferred Stock will begin to accrue dividends at an annual rate of 6 3/4% of the liquidation preference payable in cash or, at our option, in shares of our common stock at 95% of the market price of the common stock on that date. Under certain circumstances, we can elect to terminate the Deposit Account prior to May 15, 2002, at which time the remaining funds in the Deposit Account would be distributed to us and the Series C Preferred Stock would begin to accrue dividends.

     Each share of Series C Preferred Stock is convertible at any time at the option of the holders thereof into 0.8017 shares of our common stock, equal to an initial conversion price of $62.3675 per share, subject to adjustment upon the occurrence of specified events. The Series C Preferred Stock is redeemable, at our option, at a redemption premium of 101.929% of the liquidation preference (plus accumulated and unpaid dividends) on or after November 15, 2000 and prior to May 15, 2002 if the trading price for the Series C Preferred Stock exceeds $124.74 per share for a specified trading period. Additional payments will also be made from the Deposit Account or by us to the holders of the Series C Preferred Stock if we redeem Series C Preferred Stock under the foregoing circumstances. Except in the foregoing circumstances, we may not redeem the Series C Preferred Stock prior to May 15, 2002. Beginning on May 15, 2002, we may redeem shares of Series C Preferred Stock at an initial redemption premium of 103.857% of the liquidation preference, declining to 100.00% on May 15, 2006 and thereafter, plus in each case all accumulated and unpaid dividends to the redemption date. We may effect any redemption, in whole or in part, at our option, in cash by delivery of fully paid and nonassessable shares of our common stock or a combination thereof (subject to applicable law), by delivering notice to the holders of the Series C Preferred Stock.

     In the event of a change of control of PSINet (as defined in the charter amendment designating the Series C Preferred Stock), holders of Series C Preferred Stock will, if the market value of our common stock at such time is less than the conversion price for the Series C Preferred Stock, have a one time option to convert all of their outstanding shares of Series C Preferred Stock into shares of our common stock at an adjusted conversion price equal to the greater of (1) the market value of our common stock as of the date of the change in control and (2) $38.73. In lieu of issuing shares of common stock issuable upon conversion in the event of a change of control, we may, at our option, make a cash payment equal to the market value of the common stock otherwise issuable.

Commitments, Capital Expenditures And Future Financing Requirements

     At November 15, 1999, we had commitments to certain telecommunications vendors under operating lease agreements totaling $145.9 million payable in various years through 2011. Additionally, we have various agreements to lease office space, facilities and equipment and, at November 15, 1999, were obligated to make future minimum lease payments of $51.7 million under such non-cancelable operating leases expiring in various years through 2009.

     The aggregate consideration to be paid to TNI shareholders consists of approximately $340.8 million in cash and approximately 7.6 million shares of PSINet common stock, which represents an aggregate value of approximately $687.0 million, assuming a price per share of PSINet common stock of $45.719. In addition, we assumed options to acquire approximately 463,000 shares of TNI common stock, representing an aggregate value of approximately $13.0 million, which have become exercisable for an aggregate of approximately 463,000 shares of our common stock. Additionally, principal and interest outstanding under TNI's revolving credit facility, in the amount of $52.1 million, were repaid as a condition to closing.

     For most of our option to acquire acquisitions, we have retained a portion of the purchase price under holdback provisions of the purchase agreements to secure performance by certain sellers of indemnification or other contractual obligations of the sellers. These holdback amounts are generally payable up to 24 months after the date of closing of the related acquisitions. Acquisition holdback amounts totaled $78.2 million at November 30, 1999, the majority of which is reported in other liabilities.

     In connection with our previously announced naming rights and sponsorship agreements with the Baltimore Ravens of the National Football League, we will make payments over the next 19 years totaling approximately $81.7 million.

     In order to maintain our competitive position, enhance our capabilities as an Internet Super Carrier and continue to meet the increasing demands for service quality, availability and competitive pricing, we expect to make significant capital expenditures. At November 18, 1999, we were obligated to make future cash payments that total $491.0 million for acquisitions of global fiber-based and satellite telecommunications bandwidth, including IRUs or other rights. In addition, if a supplier makes delivery of certain additional fiber-based bandwidth, which is expected in 2001, we will be committed to make cash payments at that time of between $120.0 million and $180.0 million, the actual price to depend on the timing of delivery of the additional bandwidth. We also expect that there will be additional costs, such as connectivity and equipment charges, in connection with taking full advantage of such acquired bandwidth and IRUs. Certain of this fiber-based and satellite telecommunications bandwidth may require the acquisition and installation of equipment necessary to access and light the bandwidth in order to make it operational. At November 18, 1999, we were obligated to make capital expenditures for such equipment of $242.0 million. In addition, we were obligated to make expenditures in connection with our build-out of new Internet and eCommerce hosting centers in key financial and business centers throughout the world and the purchase of other facilities of approximately $61.8 million at November 18, 1999. As a result of the foregoing, we currently believe that our capital expenditures in 1999 will be substantially greater than those in 1998 and that, as a result of the completion of our recent debt and equity offerings, our capital expenditure program will be accelerated. This may occur as we continue to execute our expansion strategy in the 20 largest global telecommunications markets and beyond.

     We presently believe, based on the flexibility we expect to have in the timing of orders of bandwidth, in outfitting our POPs with appropriate telecommunications and computer equipment, and in controlling the pace and scope of our anticipated buildout of our international data communications network and eCommerce Web hosting centers, that we will have a reasonable degree of flexibility to adjust the amount and timing of such capital expenditures in response to our then existing financing capabilities, market conditions, competition and other factors. Accordingly, we believe that working capital generated from the use of acquired bandwidth, together with other working capital, working capital from existing credit facilities, from capital lease financings, from our recent debt and equity offerings and from future equity or debt financings, which we presently expect to be able to obtain when needed, will be sufficient to meet the currently anticipated working capital and capital expenditure requirements of our operations. We cannot assure you, however, that we will have access to sufficient additional capital and/or financing on satisfactory terms to enable us to meet our capital expenditure and working capital requirements. We regularly review our capital commitments and needs and the availability of financing through institutional sources and the capital markets. We expect to pursue opportunities to raise additional capital from time to time as we determine to be advisable based upon our capital needs, financing capabilities and market conditions.

Other Possible Strategic Relationships And Acquisitions

     We anticipate that we will continue to seek to develop relationships with strategic partners, both domestically and internationally, and to acquire assets, including, without limitation, additional telecommunications bandwidth, and businesses, and make investments (including venture capital investments) principally relating to or complimentary to our existing business. In this regard, we have entered into several non-binding letters of intent pursuant to which we and the other parties thereto have agreed to negotiate the terms and conditions of definitive agreements relating to our acquisition of additional U.S. and non-U.S. ISPs. We are also currently evaluating additional acquisitions and investments. However, we cannot assure you that we will successfully complete all or any of such acquisitions currently subject to letters of intent or acquisitions or investments otherwise being contemplated, or what the consequences thereof could be. Certain of these strategic relationships may involve other telecommunications companies that desire to enter into joint marketing and services arrangements with us pursuant to which we would provide Internet and Internet-related services to such companies. Such transactions, if deemed appropriate by us, may also be effected in conjunction with an equity or debt investment by such companies in us. Such relationships and acquisitions may require additional financing and may be subject to the consent of our lenders and other third parties.

Derivatives and Foreign Currency Exposure

     We have not entered into any material financial instruments to serve as hedges against certain financial and currency risks or for trading. However, as a result of the increase in our foreign operations and the issuance of our euro-denominated senior notes, we may begin to use various financial instruments, including derivative financial instruments, in the ordinary course of business, for purposes other than trading. These instruments could include letters of credit, guarantees of debt, interest rate swap agreements and foreign currency exchange contracts relating to intercompany payables of foreign subsidiaries. We do not intend to use derivative financial instruments for speculative purposes. Foreign currency exchange contracts would be used to mitigate foreign currency exposure and with the intent of protecting the U.S. dollar value of certain currency positions and future foreign currency transactions. Interest rate swap agreements would be used to reduce our exposure to risks associated with interest rate fluctuations. By their nature, all such instruments would involve risk, including the risk of nonperformance by counterparties. We would attempt to control our exposure to counterparty credit risk through monitoring procedures and by entering into multiple contracts.

Risks Associated With Year 2000

     The commonly referred to Year 2000 or Y2K problem results from the fact that many existing computer programs and systems use only two digits to identify the year in the date field. These programs were designed and developed without considering the impact of a change in the century designation. If not corrected, computer applications that use a two-digit format could fail or create erroneous results in any computer calculation or other processing involving the Year 2000 or a later date. We have identified two main areas of Y2K risk:

     . Internal computer systems or embedded chips could be disrupted or fail, causing an interruption or decrease in productivity in our operations; and

     . Computer systems or embedded chips of third parties including, without limitation, financial institutions, suppliers, vendors, landlords, customers, international suppliers of telecommunications services and others, could be disrupted or fail, causing an interruption or decrease in our ability to continue our operations.


     We developed detailed plans for implementing, testing and completing any necessary modifications to our key computer systems and equipment with embedded chips to ensure that they are Y2K compliant. A third party consultant performed an assessment of our U.S. internal systems (e.g., accounting, billing, customer support and network operations) to determine the status of their Y2K compliance. The assessment recommended that we make some minor changes. We believe that no material changes or modifications to our internal systems are required to achieve Y2K compliance. We have developed a test bed of our U.S. internal systems to implement and complete testing of the requisite minor changes. We believe that our U.S. internal systems are presently Y2K ready. We have completed an inventory of our internal systems that we use outside of the United States to determine the status of their Y2K compliance. For our international operations, we have plans to upgrade or, if necessary, replace components of our internal systems to ensure they are Y2K compliant. We anticipate that our international operations, excluding businesses acquired in the fourth quarter and for which we will not have completed full Y2K reviews, will be Y2K compliant during the fourth quarter of 1999. To help ensure that our network operations and services to our customers are not interrupted due to the Y2K problem, we have established a network operations team. This team of operational staff have completed inventories of our network equipment (software and hardware) and have found no material Y2K compliance issues. We believe that all equipment currently being purchased for use in the PSINet network is Y2K compliant. Any existing equipment that is not Y2K compliant is in the process of being made Y2K compliant through minor changes to the software or hardware or, in limited instances, replacement of the equipment. We believe that our network is presently Y2K compliant. In addition to administering the implementation of necessary upgrades for Y2K compliance, our network team has developed a contingency plan to address potential problems that may occur with our network as we enter the year 2000. We believe that, as a result of our detailed assessment and completed modifications, the Y2K issue will not pose significant operational problems for us. However, if the requisite modifications and conversions are not made, or not completed in a timely fashion, it is possible that the Y2K problem could have a material impact on our operations.

     We have, and will continue to require, Y2K disclosures from all companies that we acquire in the fourth quarter of 1999. We believe that, as a result of due diligence performed and information gathered, the effect of the Y2K issues on the companies we acquire will not in the aggregate have a material impact on our operations. However, if such Y2K disclosures are not accurate or complete or required remediation actions are not taken by the acquired companies in a timely manner, it is possible that the Y2K problem could have a material impact on those acquired companies and possibly our overall operations.

     Our cost of addressing Y2K issues has been minor to date, less than 5% of our information technology and network operations budgets, but this amount may increase if additional outside consultants or personnel resources are required or if important operational equipment must be remediated or replaced. Our estimated total costs related to Y2K issues for 1999 is not expected to exceed $2.0 million. These costs include equipment, consulting fees, software and hardware upgrades, testing, remediation and, in limited instances, replacement of equipment. The risk that Y2K issues could present to us include, without limitation, disruption, delay or cessation of operations, including operations that are subject to regulatory compliance. In each case, the correction of the problem could result in substantial expense and disruption or delay of our operations. The total cost of Y2K assessments and remediation is funded through cash on hand and available from other sources and we are expensing these costs, as appropriate. The financial impact of making all required systems changes or other remediation efforts cannot be known precisely, but it is not expected to be material to our financial position, results of operations, or cash flows. We have not canceled any principal information technology projects as a result of our Y2K effort, although we have rescheduled some internal tasks to accommodate this effort.

     In addition, we have identified, prioritized and are communicating with our suppliers, vendors, customers, lenders and other material third parties to determine their Y2K status and any probable impact on us. To date, our inquiries have not revealed any significant Y2K noncompliance issue affecting our material third parties. We will continue to monitor and evaluate our long-term relationships with our material third parties based on their responses to our inquiries and on information learned from other sources. If any of our material third parties are not Y2K ready and their non-compliance causes a material disruption to any of their respective businesses, our business could be materially adversely affected. Disruptions could include, among other things:

     .    the failure of a material third party's business;

     .    a financial institution's inability to take and transfer funds;

     .    an interruption in delivery of supplies from vendors;

     .    a loss of voice and data connections;

     .    a loss of power to our facilities; and

     . other interruptions in the normal course of our operations, the nature and extent of which we cannot foresee.


     We will continue to evaluate the nature of these risks, but at this time we are unable to determine the probability that any such risk will occur, or if it does occur, what the nature, length or other effects, if any, of such a risk may have on us. If any of our material third parties experience significant failures in their computer systems or operations due to Y2K non-compliance, it could affect our ability to process transactions or otherwise engage in similar normal business activities. For example, while we expect our internal systems, U.S. and non-U.S., to be Y2K ready in stages during 1999, we and our customers who communicate internationally will be dependent upon the Y2K-readiness of many non-U.S. providers of telecommunication services and their vendors and suppliers. If these providers and others are not Y2K ready, we and our customers will not be able to send and receive data and other electronic transmissions, which would have a material adverse effect on our revenues and business and that of our customers. While many of these risks are outside our control, we have identified and contacted our critical third party vendors and suppliers and are establishing contingency plans to remedy any potential interruption to our operations.

     While we believe that we are adequately addressing the Y2K issue, we cannot assure you that our Y2K compliance effort will prevent every potential interruption or that the cost and liabilities associated with the Y2K issue will not materially adversely impact our business, prospects, revenues or financial position. We are uncertain as to our most reasonably likely worst case Y2K scenario and, although we have completed a contingency plan to handle reasonably foreseeable interruptions resulting from the Y2K problem, we cannot assure you that our contingency plan will be capable of adequately addressing every potential interruption that may occur.

Quantitative and Qualitative Disclosures about Market Risk

     At September 30, 1999, we had other financial instruments consisting of cash, fixed and variable rate debt and short-term investments, which are held for purposes other than trading. The substantial majority of our debt obligations have fixed interest rates and are denominated in U.S. dollars, which is our reporting currency. However, as described elsewhere in this prospectus, in December 1999, we issued fixed rate Euro 150.0 million aggregate principal amount of 10 1/2% senior notes and had outstanding at September 30, 1999 Euro
150.0 million aggregate principal amount of 11% senior notes, which are subject to foreign currency exchange risk. The proceeds from the euro-denominated senior notes are currently invested in euro-denominated cash and cash equivalents. A 10% change in the exchange rate for the euro would impact quarterly interest expense by approximately $0.9 million and the carrying value of the euro-denominated notes and cash and cash equivalents would each change by approximately $32.0 million. We had no amounts outstanding under our credit facility at September 30, 1999. Annual maturities of our debt obligations at September 30, 1999, excluding capital lease obligations and our credit facility, were as follows: $1.7 million in 1999, $6.9 million in 2000, $4.1 million in 2001, $2.8 million in 2002, $1.2 million in 2003 and $2,166.6 million thereafter. At September 30, 1999, the carrying value of our debt obligations, excluding capital lease obligations, was $2,183.3 million and the fair value was $2,159.6 million. The weighted-average interest rate of our debt obligations, excluding capital lease obligations, at September 30, 1999 was 10.8%. Our investments are generally fixed rate short-term investment grade and government securities denominated in U.S. dollars. At September 30, 1999, all of our investments in debt securities are due to mature within twelve months and the carrying value of all of our investments approximates fair value. At September 30, 1999, $137.5 million of our cash and short-term investments were restricted in accordance with the terms of our financing arrangements and certain acquisition holdback agreements. We actively monitor the capital and investing markets in analyzing our capital raising and investing decisions.

Recent Accounting Pronouncement

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments, including some derivative instruments embedded in other contracts, and for hedging securities. To the extent we begin to enter into such transactions in the future, we will adopt the Statement's disclosure requirements in the quarterly and annual financial statements for the year ending December 31, 2001.

                                    BUSINESS

     We are a leading independent global provider of Internet and eCommerce solutions to businesses. As an ISC, we offer global distribution of PSINet services through wholly-owned subsidiaries, supported by local language customer service and a worldwide fiber optic network capable of speeds of over three terabits. We define the elements of an ISC to include:

     . Multiple Internet and eCommerce Web hosting centers--We currently have or are building or planning to build Internet and eCommerce Web hosting centers in key financial and business centers around the world, including Amsterdam, Atlanta, Frankfurt, Hong Kong, London, Los Angeles, New York, Paris, Sao Paulo, Toronto, Tokyo and Washington, D.C.

     . Extensive global distribution--We have over 1,000 sales personnel and over 2,500 VARs, systems integrators and Web design professionals in 22 countries throughout the world.

     . Global brand name recognition--Our brand name is increasingly recognized throughout the world for IP services and applications that meet the needs of business customers, supported by local language sales, provisioning and service.

     . Worldwide fiber network and related optronic equipment--We operate one of the largest global data communications networks that enables or in the future is expected to enable our customers to connect to the Internet and access their corporate networks and systems resources from most of the world's major business and population centers.

     As of November 30, we provided Internet connectivity and Web hosting services to customers in 90 of the 100 largest metropolitan statistical areas in the U.S. and in 17 of the 20 largest global telecommunications markets and were operating in 22 countries. In addition to these services, we also offer a suite of value-added products and services that are designed to enable our customers to maximize utilization of the Internet to more efficiently communicate with their customers, suppliers, business partners and remote office locations. We conduct our business through operations organized into four geographic operating segments--U.S./Canada, Latin America, Europe and Asia/Pacific. Our services and products include access services that offer dedicated, dial-up, wireless and xDSL connections, Web hosting services, intranets, VPNs, e-commerce, voice-over-IP, e-mail and managed security services. We also provide wholesale and private label network connectivity and related services to other ISPs and telecommunications carriers to further utilize our network capacity.

     We operate one of the largest global commercial data communications networks. Our Internet-optimized extends around the globe and is connected to over 700 POPs situated throughout our geographic operating regions that enable our customers to connect to the Internet. Our network reach allows our customers to access their corporate network and systems resources through local calls in over 150 countries. We further expand the reach of our network by connecting with other large ISPs at 163 points through 67 contractual arrangements, called peering agreements, that permit the exchange of information between our network and the networks of our peering partners. As part of our ISC strategy, we have opened four global Internet and eCommerce hosting facilities in the U.S., Switzerland, Canada and the United Kingdom containing a total of approximately 125,000 square feet. Most recently, in October 1999 we opened Internet and eCommerce hosting facilities in New York City and Amsterdam containing 13,000 and 17,000 square feet, respectively, and currently anticipate opening an additional Internet and eCommerce hosting facility in Los Angeles prior to the end of 1999, which will contain approximately 42,000 square feet. We have two network operating centers that monitor and manage network traffic 24-hours per day, seven-days per week.

     Our mission is to build a premier IP-based communications company. We have grown by using multiple sales channels, including direct sales and resellers, and by acquiring other ISPs and related businesses in key markets. We have increased revenues by providing services and products that enhance our customers' business processes by helping them to effectively use the Internet and related tools. We served, as of September 30, 1999, approximately 79,900 business accounts, including 644 ISPs.

     Some of our corporate customers include American Express Company, Electronic Data Systems (EDS), Hewlett-Packard Company, Kmart Corp., Major League Baseball, Motorola and Xerox Corporation. Some of our ISP customers include EarthLink, FlashNet, IDT, Microsoft's WebTV and MindSpring.

Industry Overview

     Overview. Internet access services is one of the fastest growing segments of the global telecommunication services market place. For example, Gartner Group forecasts that worldwide Internet access revenues are forecasted to grow from $10.1 billion in 1997 to $34.6 billion in 2002. Internet access services represent the means by which ISPs interconnect either businesses or individual consumers to the Internet's resources or to corporate intranets and extranets. Access services include dial-up access for individuals and small businesses, and high-speed dedicated access used primarily by mid-sized and larger organizations. In addition to Internet access services, business-focused ISPs are increasingly providing a range of value-added services, including managed access (i.e., intranets), shared and dedicated Web hosting, security services, and advanced applications such as IP-based voice, fax and video services. These services are being used by business customers to enhance productivity, ensure reliability and reduce costs.

     The ISP market is segmented into large national or multinational ISPs ("Tier 1 ISPs"), which are typically full-service providers that offer a broad range of Internet access and value-added services to businesses, and regional and local ISPs ("Tier 2" and "Tier 3 ISPs"), which typically offer a smaller range of products and services to both individuals and business customers and may specialize in the provision of one IP-based product or service. We are a Tier 1 ISP. Tier 1 ISPs also provide wholesale services by reselling capacity on their networks to smaller regional and local ISPs, thereby enabling these smaller ISPs to provide Internet services on a private label basis without building their own facilities. Tier 1 ISPs exchange Internet traffic at multiple public peering points known as network access points and through private peering arrangements. As the number of ISPs has grown, Tier 1 ISPs have increased their requirements for peering arrangements thereby increasing the barriers to entry into the top-tier. Tier 2 and Tier 3 ISPs generally rely on Tier 1 ISPs for Internet access and interconnection. The ISP market is highly fragmented with, according to industry sources, over 6,700 providers estimated to be doing business in the U.S. and Canada alone. Because of the low barriers to entry, there are many local and regional ISPs entering the market, which has caused the level of competition to intensify. In addition, there recently have been several acquisitions of large ISPs by multinational telecommunications companies seeking to offer a more complete package of telecommunications products to their customers.

     Market Size and Growth. The Internet services market is forecast to continue its rapid growth for the foreseeable future. Gartner Group estimates that worldwide revenues for Internet services will grow from $11.3 billion in 1997 to $39.8 billion in 2002, reflecting a compounded annual growth rate of 29%. According to Gartner Group, in 1997, access services represented 89% or $10.1 billion of this total market.

     Growth in demand for business connectivity is being driven by a number of factors, including an increase in online market penetration, particularly in the small and medium-sized business segments, and increased use of the Internet by businesses. Specifically, Gartner Group estimates that business access services represented 47% or $4.7 billion of the total access services market in 1997, but will increase their percentage to 62% of the $34.6 billion total Internet access services market in 2002. In addition, as more businesses evolve from establishing an Internet presence to utilizing secure connectivity between geographically-dispersed locations, remote access to corporate networks and business-to-business commerce solutions, the demand for high quality Internet connectivity and value-added services should grow. Gartner Group forecasts that worldwide web hosting services revenue will grow at a compound rate of 40% per annum from $579 million in 1997 to $3.1 billion in 2002.

     Reflecting the globalization of the Internet, Gartner Group estimates that 47% or $16.3 billion of the $34.6 billion access services opportunity in 2002 is expected to come from North America. It is estimated that Asia will represent 26% or $8.9 billion, Europe will represent 20% or $6.8 billion, and the rest of the world will comprise the remaining 7% or $2.5 billion. In North America, Gartner Group forecasts that businesses will represent 57% of the total Internet access services market of $16.3 billion. In Asia, Gartner Group estimates that businesses will represent 65% of the total Internet access services market of $8.9 billion. In Europe, Gartner Group forecasts that businesses will represent 63% of the total Internet access services market of $6.8 billion.

     Growth in Business Use of the Internet. Since the commercialization of the Internet in the early 1990s, businesses have rapidly established corporate Internet sites and connectivity as a means to expand customer reach and improve communications efficiency. Currently, many businesses are utilizing the Internet as a lower-cost alternative to certain traditional telecommunications services. For example, many corporations are connecting their remote locations using intranets and VPNs to enable efficient communications with employees, customers and suppliers worldwide, providing remote access for a mobile workforce, reducing telecommunications costs by using value-added services such as IP-based fax and videoconferencing, and migrating legacy database applications to run over IP-based networks. Businesses of all sizes are demanding advanced, highly reliable solutions designed specifically to enhance productivity and improve efficiency. Moreover, businesses are seeking national and global ISPs that can securely and efficiently connect multiple, geographically-dispersed locations, provide global remote access capabilities and offer a full range of value-added services that meet their particular networking needs.

The PSINet Solution

     We provide high quality global IP-based services and products that are tailored to meet the needs of businesses. We believe that the business market is particularly attractive due to its low customer churn characteristics, high revenue per user, relatively low penetration and, in international markets, early stage of development. In addition, we believe that within the business access marketplace there is a significant opportunity to upsell to higher service levels and provide additional value-added services as businesses grow from establishing basic Internet connectivity and corporate Web sites to utilizing the Internet, corporate intranets and VPNs for more advanced, mission-critical applications. Further, we believe that small and medium-sized businesses will continue to seek to outsource certain information technology functions to large full-service ISPs to reduce costs and improve service levels. Moreover, we believe that regional and local ISPs will continue to seek business relationships with large, Tier 1 ISPs that enable them to sell Internet connectivity services without making significant investments in facilities.

The PSINet Strategy

     Our objective is to be one of the top three providers of Internet access services and related communications services and products in each of the 20 largest global telecommunications markets. The principal elements of our business strategy are summarized below:

     . Leverage Multiple Sales Channels. We are pursuing growth opportunities through multiple channels consisting of our direct sales force, a reseller and referral program and strategic alliances with selected telecommunications services and equipment suppliers, networking service companies, systems integrators and computer retailers. We have built a direct sales force, which, as of September 30, 1999, consisted of over 1,000 individuals worldwide, more than half of whom are employed outside of the U.S. As of September 30, 1999, our reseller and referral program consisted of over 2,500 resellers and referral sources. This program enables us to leverage the sales and marketing resources of our resellers and referral sources to offer PSINet Internet access services and products to a broader and more diverse prospect base. We also seek to establish strategic alliances with selected telecommunications carriers, such as we have with American Communications Network, Inc., ATX Telecommunications Services, e.Spire Communications, Inc. and NEXTLINK Communications Inc., to offer our IP-based services and products to the carriers' customer base on a private label or co-branded basis. In addition, we are pursuing agreements with computer retailers as a means for offering our services and products through retail sales channels.

     . Increase Sales of Value-Added Services and New Products. We intend to capitalize on the trend of companies seeking to increasingly outsource their critical business applications and integrate Web-based services and products by aggressively marketing value-added services and products to our existing account base and prospective business customers. We currently offer a number of value-added services, such as Web hosting and collocation, intranets, VPNs, multi-currency e-commerce, voice-over IP services, e-mail outsourcing, streaming media, security and remote user access. We are aggressively expanding our Web hosting and managed services operations. As part of our ISC strategy, we have opened four new global Internet and eCommerce hosting centers in Herndon, Virginia, Neuchatel, Switzerland, Toronto, Ontario, and London, United Kingdom containing a total of approximately 125,000 square feet. Most recently, in October 1999 we opened Internet and eCommerce hosting facilities in New York City and Amsterdam containing 13,000 and 17,000 square feet, respectively, and currently anticipate opening an additional Internet and eCommerce hosting facility in Los Angeles prior to the end of 1999, which will contain approximately 42,000 square feet. Additionally, we continue to evaluate and implement new alternative broadband local loop services, including wireless, DSL and cable modem solutions.

     . Accelerate Growth Through Targeted Acquisitions. We intend to continue to accelerate our growth in the U.S. and expand our presence in key markets internationally by acquiring primarily business-focused ISPs and related businesses and assets. We intend to make strategic investments in or acquire:

          . local or regional ISPs in markets where we have an established POP and can benefit from the increased network utilization and local sales force;

          . ISPs in the 20 largest global telecommunications markets where we currently do not have a presence or in those global telecommunications markets where our current presence would be significantly enhanced;

          . related or complementary businesses, such as our acquisition of TNI, to broaden our market presence and expand our strengths in key product areas, such as Web hosting or data center companies, or data-processing companies with legacy networks which would benefit by migrating to IP-based technologies; and

          . telecommunication or information technology companies which have strong relationships with chief technology officers and other management information service executives at major corporations worldwide.

     . Continue to Invest in our Network. We remain focused on reducing costs as a percentage of revenue by maintaining a scaleable network and increasing utilization of and controlling strategic assets, such as telecommunications bandwidth through IRUs and acquisition of dark fiber. Our flexible network architecture utilizes advanced ATM, ISDN and SMDS compatible frame relay equipment, which allows the PSINet network to cost-effectively scale the number of POPs and the number of users accessing a POP in response to customer demand. We have enhanced our network significantly through several strategic acquisitions of fiber-based telecommunications bandwidth, including acquisitions of or agreements to acquire IRUs and other rights within and connecting the U.S., Canada, Latin America, Europe and Asia.

     . Enhance Brand Name Recognition. We were the first commercial ISP and have established significant brand recognition among information technology professionals in the U.S. In 1998, we launched a major program to develop and enhance the PSINet brand name as a leading global facilities-based ISP. Our branding program includes the rebranding of acquired ISP operations and services under the PSINet name, the select use of television commercials, print ads and direct mailings which target key decision makers in the United States and abroad, and the acquisition of corporate sponsorship rights, such as our acquisition of the naming rights to the NFL Stadium of the Baltimore Ravens and related marketing rights. By combining this branding program with our multiple sales channel distribution strategy, superior customer service and technical support available 24-hours per day, seven-days per week, we seek to expand market share, increase customer loyalty and develop brand recognition in the global Internet market.


Acquisition of Transaction Network Services, Inc.

     On November 23, 1999, we acquired TNI. TNI is a leading worldwide provider of eCommerce data communications and transports more than 19 million POS transactions daily. We anticipate that our acquisition of TNI will strengthen our position as a leading provider of global Internet and eCommerce solutions to businesses. The aggregate consideration to be paid to TNI shareholders consists of approximately $340.8 million in cash and approximately 7.6 million shares of our common stock, which represents an aggregate value of approximately $687.0 million, assuming a price per share of our common stock of $45.719. In addition, we assumed options to acquire approximately 463,000 shares of TNI common stock, representing an aggregate value of approximately

$13.0 million, which have become exercisable for an aggregate of approximately 463,000 shares of our common stock. Additionally, principal and interest outstanding under TNI's revolving credit facility, in the amount of $52.1 million, were repaid as a condition to closing. TNI shareholders elected to receive cash, shares of our stock, or both cash and stock, subject to certain adjustments.

     TNI currently operates four divisions:

     . the POS Division which includes TNI's TransXpress(R) network services for the POS transaction processing industry;

     . the Telecom Services Division which includes TNI's CARD*TEL(R) telephone call billing validation and fraud control services and other services targeting primarily the telecommunications industry;

     . the Financial Services Division which provides integrated data and voice services including the TNI FastLink(R) Data Service in support of the Financial Information eXchange messaging protocol and other transaction oriented trading applications primarily to the financial services industry; and

     . the International Systems Division which markets TNI's products and services internationally.


     The majority of TNI's revenues are derived from the transmission of POS transactions (predominantly credit and debit card transactions) which are processed electronically by a small number of third party transaction processors. TNI's TransXpress network services utilize proprietary technology that provides a fast communications link between the merchant site and the transaction processor at a cost generally lower than current alternatives. TNI markets its TransXpress network services directly to third party POS transaction processors, who in turn resell TNI's network services as a part of the processors' own services. Several leading third party POS transaction processors in the nation, including First Data Corporation, Electronic Payment Services, Inc., Alliance Data Systems, First USA/Paymentech, Global Payments, National Data Corporation, American Express, NOVUS Services, Inc. and Vital Processing Services, purchase TNI's network services.

     All descriptions of TNI contained in this prospectus are based on information contained in documents filed by TNI with the Securities and Exchange Commission.

PSINet Services

     We offer a broad range of reliable, high-speed Internet access options and related services in the U.S., Canada, Latin America, Europe and Asia at a variety of prices designed to meet the requirements of commercial, educational, governmental and other organizations that link their computers, networks and information servers to, or otherwise seek to benefit from the use of, the Internet. We provide Internet solutions to help business and other organizations reduce costs, increase productivity and access new markets. Access options range from dial-up services to high-speed continuous access provided by dedicated circuits. We believe that our broad range of competitively priced Internet services and products allows us to compete effectively in the Internet access market for corporate and other institutional customers. We have organized our core operations into three customer-focused business units--Corporate Network Services, which focuses on sales of Internet access services, Applications and Web Services, which focuses on sales of Web and value-added services, and Carrier and ISP Services, which focuses on sales of Internet access and related services to telecommunications carriers and consumer-based ISPs--in order to more closely align our operations with the needs of the emerging Internet marketplace.

     Internet Access Services.   We offer in the U.S./Canada, Latin America,
Europe and Asia/Pacific global connectivity services, including a variety of dial-up and dedicated access solutions in bundled and unbundled packages, which provide high-speed continuous access to the Internet for businesses' local area networks or LANs. We provide turnkey configuration solutions encompassing such services as domain name registration, line ordering and installation, IP address assignment, router configuration, installation and management, security planning and management and technical consultation services. All of our connectivity customers receive 24-hours per day, seven-days per week technical support. We also offer a full range of customer premise equipment required to connect to the Internet, including routers, channel service units/data service units, software and other products, as needed. Due to our business relationships with a variety of vendors, we are able to offer competitive hardware pricing and bundled services to our customers.

     . Dedicated Access. We offer a broad line of high-speed dedicated connectivity services which provide business customers with direct access to a full range of Internet applications. Our flagship access service, InterFrame, provides companies with robust, full-time, dedicated Internet connectivity in a range of access speeds, from 56 Kbps to 45 Mbps. InterFrame is designed to offer comprehensive network security and to help ensure bandwidth availability for priority business applications. We believe that the traffic-management advantages of the frame relay technology deployed in the PSINet network provide our customers with fully integrated Internet access and improved performance. For higher bandwidth needs, we provide our InterMAN(R) access service in major U.S. cities in connection speeds ranging from 1.5 Mbps to 45 Mbps. InterMAN is a turnkey solution in which we provide, install and maintain equipment at the customers' premises. InterMAN affords cost advantages over competitive dedicated access services by utilizing high-speed SMDS and ATM data transmission technologies.

     . DSL Access. We offer high-speed Internet access services using digital subscriber line or DSL technology. DSL is a new technology being deployed by telephone companies and competitive local exchange carriers, or CLECs, that permits high speed digital transmission over the existing copper wiring of regular telephone lines. We have entered into agreements with two leading providers of DSL services to ISPs, to deliver DSL access services to our customers. We recently announced our offering of DSL services in 21 major metropolitan areas throughout the U.S. with expansion to other major metropolitan areas expected to occur later in 1999 and 2000. Our DSL services are available in a wide range of dedicated access speeds, from 144 Kbps to 1.5 Mbps. Our DSL services are designed to appeal to the small-to-medium sized business market by providing high quality Internet access at speeds faster than ISDN and at flat-rate prices that are low relative to traditional dedicated access charges.

     . Wireless Access. Our Wireless Internet Solutions service offers dedicated high-speed "fixed wireless" Internet access utilizing digital microwave technology. Speeds of up to 128 Kbps are currently available with faster capabilities of up to 256 Kbps anticipated to be made available prior to the end of 1999 and of up to 512 Kbps anticipated to be made available in the second quarter of 2000. Our Wireless Internet Solutions0 service is currently operational in certain cities in Alabama, Florida, North Carolina and Tennessee, with expansion to additional areas in the southeastern U.S. expected to occur in the second quarter of 2000. Wireless Internet Solutions provides an affordable, high-speed alternative to traditional land-based Internet services, commonly referred to as "local loop connections," offered by telecommunications carriers.

     . Dial-up Access. Our LAN-Dial(R) dial-up services offer a cost-effective, entry-level Internet solution that provides access to PSINet's advanced network backbone via ordinary telephone lines at speeds of up to 56 Kbps. Our LAN-ISDN service provides dial-up access through digital ISDN lines at speeds of up to 128 Kbps.


     Web and Value-Added Services.   We believe that business customers on a
worldwide basis will continue to increase their use of the Internet as a business tool and will increasingly rely upon an expanding range of value-added services to enhance productivity, reduce costs and improve service reliability. We offer in the U.S., Canada, Latin America, Europe and Asia a variety of value-added services, including Web hosting and collocation, intranets, VPNs, multi-currency e-commerce, voice-over-IP, e-mail outsourcing, streaming media, security and remote user access services designed to meet the diverse networking needs of businesses. In addition, in order to capitalize on our technologically advanced, high-capacity network, we intend to continue to develop new IP-based services and products that increase customer use of the Internet, including bandwidth-intensive multimedia services such as video conferencing over the Internet.

     . Web Hosting. We provide a line of Web hosting and multimedia streaming services that permit companies to market themselves and their products on the Internet without having to invest significantly in technology infrastructure and operations staff. The PSIWeb(R) services are backed by our 100% uptime guarantee, the industry's first, and by our advanced network backbone, which provides highly reliable Internet connectivity. PSIWeb offers options such as complete electronic commerce solutions as well as "TV on the WEB LIVE," a joint service offering from PSINet and Gardy McGrath International, which is an end-to-end solution for video broadcasting of live events over the Internet. We have recently introduced a line of management application services to enable our customers to outsource their Web management requirements to our highly trained systems administrators and support staff.

     . Collocation. Our PSIWeb Co-Locate(SM) service enables companies to house business-critical servers in secure off-site facilities with improved bandwidth management and reliable connections. Collocation facilities are situated on the highest bandwidth portions of our infrastructure in order to facilitate optimal performance and high-speed capabilities.

     . VPNs/Intranets. Our IP-optimized network allows us to create private IP networks, known as "intranets" or "virtual private networks," that are designed to securely isolate internal network traffic from public Internet traffic and provide each site on the intranet access to other sites on the intranet as well as to the Internet. Our PSI IntraNet(R) service integrates an organization's multiple sites in different countries throughout the world by providing IP connectivity with access speeds ranging from 56 Kbps to 2 Mbps. By combining the security and control of a private network with cost-effective Internet-compatible connectivity, PSI IntraNet provides a turnkey solution for equipment management support and offers significant savings over traditional wide area network or WAN solutions.

     . Multi-Currency E-Commerce. Our PSIWeb eCommerce(SM) service provides a turnkey solution to create and manage "Virtual Storefronts" and is designed to give shoppers the ability to make secure purchases in their local currency using the Web. PSIWeb eCommerce integrates payment systems engineered for security with virtual store technology, through alliances with CyberCash, Inc. and Mercantec, Inc., to facilitate a seamless shopping experience. In addition, PSIWeb Worldpay(SM) provides a cost-effective electronic commerce solution for selling goods and services to an international audience. Developed in association with Worldpay Ltd., an electronic commerce transaction clearing house, and National Westminster Bank PLC, PSIWeb Worldpay enables customers around the world to make real-time purchases using the Web in over 100 currencies.

     . Voice-Over-IP. PSIVoice(SM) enables companies with multiple business locations to communicate by voice among these sites and with select third parties, such as business partners, customers and suppliers, outside their corporate intranets or VPNs via low-cost IP telephony links. PSIVoice is a turnkey service allowing for such enhanced features as desktop faxing, conference calling and unified messaging services and includes all the hardware and network management services required for high quality, private-line voice connections among geographically dispersed offices. By providing voice and Internet traffic on the same circuit, customers are able to use existing bandwidth more efficiently, resulting in savings of 20%-50% over traditional long-distance telephone calling.

     . E-Mail. PSIMail(SM) enables customers to outsource their e-mail service and its management to our highly trained systems administrators and support staff. For a monthly fee, we establish accounts, manage the servers and provide full accessibility to e-mail for our customers while saving them the investment in additional servers and staff.

     . Security Solutions. The proprietary nature of business Internet traffic demands protection from unauthorized access. We deliver a range of managed security services that were developed in conjunction with certain strategic partners and are backed by the expertise of our Security Planning and Response Team. Our RouteWaller(R) service provides cost-effective perimeter defense with sophisticated remote user authentication that helps to ensure that no strategic applications or data can be accessed until the user has proven his or her access clearance. SecureEnterprise(R) is our management service designed to protect enterprises with a full-featured, application-layer firewall.

     . Faxing. Since a significant portion of telecommunications traffic consists of fax transmissions, companies are looking for ways to better manage fax costs. Our InternetPaper(SM) service supports hard-copy distribution of electronic documents from desktop PCs to any fax machine in the world. This service offers centralized management of document distribution, thereby significantly reducing transmission costs.

     . Remote Access. Today's work force increasingly operates outside the traditional office setting. Our InterRamp(R) Remote Access service enables mobile personnel to access their corporate network and systems resources using the Internet from over 2,400 POPs in over 150 countries through our strategic relationship with iPass, an international data communications network. In most locations where business is conducted, InterRamp Remote Access offers full Internet access through a local telephone call. As part of InterRamp Remote Access service, we provide our customers with a special account management system that enables customers' MIS administrators to control user access and monitor usage statistics.

     Carrier and ISP Services.   In 1996, to maximize utilization of our
network, we formed our Carrier and ISP Services business unit to provide dial-up Internet access to telecommunications carriers and consumer-based ISPs in the U.S. and Canada, such as Earthlink Network, Inc. and Microsoft's WebTV, whose customers typically access the network during evening hours when business use tends to be minimal. We have expanded this business unit to offer peering and transit services to telecommunications carriers and other ISPs and to offer our connectivity and value-added services for resale, on a private label basis, to larger telecommunications carriers and other ISPs that require high quality business services and products to enhance their product portfolio. Through such services, we have the opportunity to significantly increase our distribution channel.

     . ISP and Consumer Dial-up Access. We provide dial-up access to consumer-oriented ISPs enabling them to expand their geographic reach and network capacity by purchasing from us access to our IP-optimized network through over 375 POPs in the United States and Canada as of September 30, 1999. We offer programs that provide smaller ISPs the opportunity to increase their user base over time and provide larger ISPs the opportunity to cost-effectively manage their rapid growth. In addition, in certain domestic and international markets, we provide dial-up access services directly to individual customers.

     . Commercial Private Label/Virtual ISP Services. We provide our market-tested services on a private label or "virtual ISP" basis to companies with which we have strategic alliances and other companies that desire to offer consumer Internet access services but do not have the resources or network facilities to provide these services. This allows these companies to market and resell PSINet services under their own brand while leveraging our nationwide network and expertise in service delivery. We assist in training the sales and support staffs of these companies and provide technical support to facilitate their resale efforts.

     . Peering and Transit. In order to support the exchange of information between ISPs, which is critical to the effective operation of the Internet, we offer free private peering for all U.S.-based ISPs. Private peering allows other ISPs' traffic to directly reach our customers, which improves network performance and, we believe, thereby promotes customer satisfaction. Furthermore, we offer, for a fee, transit service, which allows an ISP to transfer traffic through the PSINet network to another ISP. Transit service enables ISPs to reduce their data communications expense by leasing network utilization from us in lieu of leasing point-to-point circuits from other telecommunications providers.

     . Web Filtering. PSIChoice(SM) enables our carrier and ISP customers to offer their consumers the option to protect themselves from content they find objectionable on the World Wide Web by restricting access to sites that contain undesirable information. PSIChoice is hosted on the technologically advanced PSINet network and utilizes content proxy services to screen Web content accessed by end-users. PSIChoice requires no software implementation on the consumer's computer and is presently available in the United States.

     Services and Product Development. As part of our ongoing efforts to develop IP-based services and products that enable businesses to take maximum advantage of their corporate networks and the Internet, we have continually invested in service and product development programs. Since our inception, we have introduced to the Internet marketplace several major new services, including the first LAN-based dial-up TCP/IP access service, the first managed Internet security service, the first ISP electronic commerce service and the first ISP intranet service. Major services and products currently under development include multimedia services, such as next-generation video conferencing over the Internet, and higher speed connectivity services.

PSINet's Network

     Overview. We operate a global high capacity, IP-optimized network which, as of September 30, 1999, was comprised of over 700 POPs, of which 340 were within the United States with the remainder located throughout Canada, Latin America, Europe and Asia/Pacific. Our network employs architecture designed to deliver superior dedicated or dial-up Internet connections, reliable packet control and intelligent data traffic routing. We have strengthened our position as a leading facilities-based ISP through several recent acquisitions of high capacity, fiber optic telecommunications bandwidth and other strategic network assets that have significantly reduced our incremental data communications costs. The combination of our technologically advanced network architecture and global network infrastructure has positioned us to deliver the high level of IP-based services, such as Web hosting and a broad array of multimedia Internet services, increasingly demanded by businesses.

     Network Architecture. We have engineered an IP-optimized network by integrating advanced Internet routers with high-speed frame relay switching equipment that is compatible with ATM, ISDN and SMDS transmission technologies. We have planned for growth by ensuring that the network is scaleable, flexible, fault tolerant, open standards-based and remotely manageable.

     . Scaleable. Our flexible, multi-layer network architecture utilizes a high-speed switching fabric which enables us to grow the number of POPs and the number of users served in an incremental manner that matches investment with demand. The network's scalability extends beyond the currently installed base of over 700 POPs to allow for growth to 2,000 POPs without fundamental design changes.

     . Flexible. Our network architecture consists of an Internet routing infrastructure overlaid upon a fast packet switching fabric that enables us to provide reliable, high-speed connections and provide our customers the ability to manage bandwidth by type of application and to accommodate applications that are delay-sensitive. We are able to use our flexible network architecture in concert with our remote monitoring capability to accommodate changing customer usage patterns and patterns of traffic that, if left unmanaged, could otherwise degrade network performance.

     . Fault Tolerant. Redundancy and adaptive technology in our network reduces the impact of isolated failures on the customer's experience. Adaptive technology incorporated into our Internet router infrastructure compensates automatically for circuit failures that might otherwise interrupt the flow of customer traffic. Key switching and router elements are redundantly configured to further reduce the impact of individual component failures. In addition, typically we have an uninterruptible power supply at each POP, limiting the impact of local power outages on the PSINet network.

     . Open. The PSINet network is based on the open internetworking protocol standard TCP/IP and on relevant international standards relating to transmission and modulation technologies. We are able to install a variety of equipment types and capacities without impacting network interoperability. As a result, our network can be upgraded incrementally and benefit from multi-vendor supply strategies.

     . Manageable. From our NOCs, we are able to monitor the network remotely, perform network diagnostics and equipment surveillance, and initialize customers. As a result of our network architecture and our experience in Internet network management, these tasks can be performed remotely regardless of POP location or network status. This capability allows us to respond quickly to network problems and to control costs associated with on-site network configuration and repair.

     Global Network Infrastructure. As part of our ongoing efforts to control strategic assets and further expand and enhance our network, we have recently acquired or agreed to acquire IRUs and other rights in significant amounts of fiber-based telecommunications bandwidth located throughout the world. The following table summarizes our bandwidth facilities as of November 18, 1999.

Location                        Capacity                              Connection Points                          Ownership
--------                        --------                              -----------------                          ---------
North America         15,068 route miles of OC-12      New York--Chicago--Dallas--Phoenix--Las Vegas                    IRU
                                                       --Los Angeles--Philadelphia--Washington, DC
                                                       --Atlanta--Houston (operational)
                                                       Seattle--San Francisco (beginning in Q4 1999)
                      18 high capacity dark fibers     New York--Washington, DC                                   Capital lease
                      4 high capacity dark fibers      San Francisco Bay Area (beginning in Q2 2000)              Capital lease
                      20 high capacity dark fibers     Vancouver, B.C.--Seattle, WA (beginning in Q1 2000)             IRU
                      16 high capacity dark fibers     53 cities throughout continental U.S. (beginning in Q1          IRU
                                                       2001)
                      T-3                              Intercontinental                                              Leased

Transatlantic         14,000 km of STM-1 (OC-3)        New York--U.K.--Amsterdam                                       IRU
and Europe            12,600 km of STM-1               New York--U.K.                                                  IRU
                      21,000 km of STM-1               30 European cities (initial portions operational)               IRU
                      6,000 km of STM-1                New York--London (prior to 2000)                                IRU
                      2 high capacity dark fibers      New York--London--Paris (beginning in Q2 2001)                  IRU
                      E-1                              Intercontinental                                              Leased

Transpacific          6,000 miles of 6 DS-3s           US--Korea--Japan (5DS-3s operational;                     IRU/Capital lease
and Asia                                               1DS-3 prior to Q2 2000)
                      22 STM-1s (increasing to 30)     Japan-Hawaii-US (during Q3 2000)                                IRU
                      27,300 km of STM-1               Japan-China-Southeast Asia-India-Middle East-Europe             IRU
                                                       (initial portions operational)
                      7,643 miles of DS-3              US--Korea                                                       IRU

          .    Acquired bandwidth facilities in North America:

          . In February 1998, we acquired from IXC IRUs in up to 10,000 equivalent route miles of OC-48 network bandwidth across the United States, including such major metropolitan areas as Atlanta, Chicago, Cleveland, Dallas, Houston, Los Angeles, Las Vegas, New York, Philadelphia, Phoenix, Seattle, San Francisco and Washington, D.C., in exchange for approximately 20% of our common stock. As of November 18, 1999, approximately 15,068 route miles of OC-12 (equivalent to approximately 3,767 route miles of OC-48) bandwidth, connecting New York, Washington, D.C., Atlanta, Chicago, Dallas, Houston, San Francisco and Los Angeles and certain major cities in between, have been placed into operation on the PSINet network. We currently anticipate delivery of the remaining OC-48 bandwidth from IXC over the next 12 to 18 months.

          . In May 1998, we acquired from Metromedia Fiber Network Services, Inc. ('MFN') long-term rights in 18 dark fiber optic strands connecting the New York City and Washington, D.C. metropolitan areas and major metropolitan areas in between. Using currently available technology, this fiber will be capable of carrying 96 Gbps of data in the New York City to Washington, D.C. corridor, which currently handles approximately 35% of the telecommunications traffic in the United States and is a vital route connecting Internet traffic between Europe and the United States. As of November 18, 1999, all of this bandwidth has been placed into operation.

          . In December 1998, we acquired from MFN long-term rights in four dark fiber optic strands connecting multiple cities in the San Francisco Bay area along a circular route extending south to the Silicon Valley, including San Jose and Santa Clara, and east to Hayward. This market is an important financial and technology corridor and is expected to generate high demand for Internet services well into the future. We expect to place into operation portions of this fiber prior to the end of the second quarter of 2000, with full delivery anticipated prior to the end of 2000.

          . In January 1999, we entered into an agreement to acquire from Starcom Service Corporation IRUs in 20 dark fiber optic strands connecting the Vancouver, British Columbia and Seattle, Washington metropolitan areas, a high-demand international telecommunications corridor. We expect to place into operation portions of this fiber prior to the end of the first quarter of 2000.

          . In September 1999, we entered into an agreement to acquire from IXC Communications IRUs in 16 dark fiber optic strands connecting 53 cities over 13,000 route miles across the continental United States. We expect to place into operation the first four strands of this fiber during the first and second quarters of 2001.

     .    Acquired Transatlantic and European bandwidth facilities:

          . In March 1998, we acquired from Global Crossing Ltd. IRUs in STM-1 (equivalent to OC-3) network bandwidth configured along an approximately 14,000 kilometer route on the Atlantic Crossing undersea fiber optic system connecting the United States, the United Kingdom and continental Europe. As of November 18, 1999, the portion of this bandwidth linking New York City, the United Kingdom and Amsterdam is operational and integrated with the OC-12 bandwidth previously acquired from IXC.

          . In January 1999, we acquired from Hermes Europe Railtel (Ireland) Limited IRUs in STM-1 network bandwidth configured as multiple rings along an approximately 21,000 kilometer route, which when completed, is expected to link 30 European cities. As of November 18, 1999, we have connected a portion of this bandwidth to our existing operations in England, the Netherlands, France, Germany, Sweden and Switzerland. We expect to expand our bandwidth on the Hermes network to additional cities in Austria, Spain and Hungary prior to the end of 2000.

          . In March 1999, we acquired from Cable & Wireless, Inc. an IRU in STM-1 network bandwidth configured along an approximately 12,600 kilometer route on the Gemini Submarine cable system connecting the United States and the United Kingdom. As of November 18, 1999, all of this bandwidth has been placed into operation.

          . As of July 1999, we acquired an IRU in STM-1 network bandwidth configured along an approximately 6,000 kilometer route connecting New York and London. We expect to place this bandwidth into operation prior to the end of 1999.

          . In November 1999, we entered into an agreement to acquire from FLAG Limited (Fiberoptic Link Around the Globe) IRUs in two diversely routed dark fiber pairs along an approximately 14,500 kilometer route on the FA-1 transatlantic cable system connecting New York, Paris and London. We expect to place this fiber into operation during the second quarter of 2001.

     .    Acquired Transpacific and Asian bandwidth facilities:

          . In September 1998, we acquired from International Digital Communications Inc. in the United States and from International Digital Communications, Inc. and Cable & Wireless Plc in Japan bandwidth capacity equivalent to six DS-3s in the North Pacific Cable undersea fiber optic system connecting the United States and Japan through a combination of IRUs and long-term capital leases. As of November 18, 1999, three DS-3s connecting Portland, Oregon and Tokyo, Japan and two DS-3s connecting the United States and the Republic of Korea are operational. We expect the remainder of this DS-3 capacity to become operational in the first half of 2000 and, when integrated with the bandwidth from FLAG Limited (described below) we recently placed in operation, will extend the reach of the PSINet network into the Republic of Korea and Hong Kong.

          . In July 1998, we entered into an agreement with a group of leading telecommunications companies to build the Japan-U.S. Cable Network, an undersea cable system connecting the United States (through California and Hawaii) and Japan, on which we will own IRUs in 22 STM-1s, increasing to 30 STM-1s as the network is upgraded, of bandwidth. Upon completion, the Japan-U.S. Cable Network will initially operate at 80 Gbps, increasing to 155 Gbps as the network is upgraded, and is currently anticipated to become operational in the third quarter of 2000. Completion of the undersea cable system is subject to a number of risks associated with construction projects.

          . In December 1998, we acquired from FLAG Limited (Fiberoptic Link Around the Globe) IRUs in STM-1 network bandwidth configured along an approximately 27,300 kilometer route having the capability of connecting Japan, China, Southeast Asia, India, the Middle East, Europe and the United Kingdom. With this acquisition, the PSINet network became the first independent Internet network to fully circle the globe, serving customers on three continents. Our agreement with FLAG also enables us to purchase additional capacity and insert new connections along the FLAG cable route to accommodate future demand. We have placed into operation portions of this bandwidth, which when integrated with our capacity on the North Pacific Cable system, will extend the reach of the PSINet network into the Republic of Korea and Hong Kong.

          . As of July 1999, we acquired an IRU in DS-3 network bandwidth capacity along a 7,643 mile route connecting the United States and the Republic of Korea. As of November 18, 1999, all of this bandwidth has been placed into operation.

     In September 1999, we acquired from Loral Orion Services, Inc. a 12 year (which is expected to be the life of the satellite) right to use two 54 MHz transponders of Ku band capacity on the Orion 2 satellite. The initial deployment of this satellite capacity on the first transponder is expected to begin prior to the end of 1999 with the deployment of capacity on the second transponder scheduled to be completed by the end of the third quarter of 2000. The satellite capacity will initially be provided between the U.S. and Brazil. The agreement provides us with a portability option to transfer the capacity to other Loral Orion satellites. The portability option, subject to certain restrictions, provides us with the opportunity to re-deploy this capacity to other regions of the world which have coverage by Loral Orion satellites.

     We expect to further expand our network in the U.S./Canada, Europe, Asia/Pacific, and Latin America, as well as in other select international markets, and to acquire fiber-based IRUs and other rights in telecommunications bandwidth in these regions to support demand growth and reduce costs. We are targeting cities with a high concentration of businesses for global expansion with the objective, over the long-term, of providing local access to our services and products to 80% of the businesses in those cities. In furtherance of this plan, we have entered into agreements in Germany and Switzerland that enable us to offer local telephone call access to our services and products throughout each of these countries. We already offer local call access to 80% of the business markets in the United States, Canada, France, the Netherlands, Hong Kong and Japan. See 'Risk Factors--We face risks associated with our acquisitions of bandwidth from network suppliers relating to our dependence on their ability to satisfy their obligations to us, the possibility that we may need to incur significant expenses to utilize bandwidth and their ability to buildout their networks under construction that could adversely affect our ability to utilize acquired bandwidth.'

     Internet and eCommerce Hosting Centers.   We have recently opened
technologically advanced, 10,000 square foot, global Internet and eCommerce hosting facilities in each of Herndon, Virginia and Neuchatel, Switzerland, a 5,000 square foot global Internet and eCommerce hosting facility in Toronto, Ontario and a 100,000 square foot global Internet and eCommerce hosting facility in London. Most recently, we opened in October 1999 a 13,000 square foot global Internet and eCommerce hosting facility in New York City and a 17,000 square foot Internet and eCommerce hosting facility in Amsterdam. We anticipate opening a 42,000 square foot global Internet and eCommerce hosting facility in Los Angeles prior to the end of 1999, an 88,000 square foot Internet and eCommerce hosting facility in Atlanta in early 2000, and have plans for construction of additional global Internet and eCommerce hosting facilities throughout the world, including in the United States and in each of Berlin, Hong Kong, Paris, Seoul and Tokyo. The additional facilities will range from approximately 10,000-150,000 square feet, will be specifically designed for dedicated Web hosting, application hosting, collocation services and high capacity access to the PSINet network, and will be equipped with uninterruptible power supply and backup generators, fire suppression, raised floors, HVAC, 24-hours per day, seven-days per week operations and physical security. Our partnership with Hewlett-Packard Company further supports our ability to provide high-end Web services consisting of shared hosting, dedicated hosting and collocation hosting.

     PRI Circuits.   In key geographically-dispersed cities located along the
configuration of the PSINet network, we are also investing in PRI circuits, which provide dial-up access to our POPs, in order to increase the capacity available for our consumer-oriented ISP customers. Through agreements with select CLECs we have lowered our average cost per PRI by approximately 15-20% over the last twelve months. As of September 30, 1999, we have more than doubled our dial-up capacity from May 31, 1998 as a result of our investment in PRIs, which we believe will enhance revenue growth in our Carrier and ISP Services business unit. As of September 30, 1999, nearly 100% of our dial-up capacity is accessible at 56 Kbps modem speeds. We anticipate that all newly deployed modems will support this technology.

     Peering Arrangements.   We maintain peering relationships with national,
regional and local ISPs by either private peering with the ISPs or by participation in various public peering locations, known as network access points. As of November 18, 1999, we maintained more than 4,485 Mbps (4.4 Gbps) of peering connectivity with 146 private agreements and seventeen public connections strategically placed throughout the United States, the United Kingdom, Canada, Japan and Europe. Recently, some companies that have previously offered peering have cut back or eliminated peering relations and are establishing new, more restrictive criteria for peering. We expect that, due to our offering of peering with any of the estimated 4,000 ISPs in the United States without settlement charges, we will substantially increase the number of ISPs with which we peer over the next two years. We believe that by entering into direct peering relationships with a large number of ISPs, our business customers will receive better service and the highest quality network performance.

     Global Network Management.   We believe that we offer superior network
management capabilities which enhance customer satisfaction. We have established a 24-hours per day, seven-days per week NOC in the United States that allows for continuous monitoring of our international network, managing of traffic, and customer problem resolution. Back-up operating facilities manned by trained personnel are available at our offices in Herndon, Virginia and Cambridge, England in the event the U.S. NOC experiences service interruptions or other difficulties. We have recently opened our European Technical Center in Switzerland as a second NOC with global capabilities equivalent to those in the U.S. NOC. Furthermore, we have recently commenced construction of a third NOC in Seoul, Republic of Korea.

Sales and Marketing

     We have built a multi-channel sales and marketing infrastructure throughout the U.S., Canada, Europe, Asia and Latin America in an effort to respond effectively to the growing opportunities in the business Internet market. We seek to attract and retain customers by offering our services and products through our direct sales force and our authorized reseller and referral program and by seeking to forge strategic relationships with selected telecommunications carriers. We believe that this multi-channel approach will enable us to utilize the technical skills and experience of our direct sales force to penetrate our targeted customer base while utilizing the potentially greater sales and marketing resources of the resellers, referral sources and companies with which we have strategic alliances to offer our services and products to a broader and more diverse potential customer base.

     Direct Sales.   We have built a direct sales force, which, as of September
30, 1999, consisted of approximately 1,000 individuals (more than half of whom are employed outside of the U.S.) who have a strong Internet technical background and knowledge of potential applications of the Internet to meet the critical needs of targeted business customers. Direct sales tactics include direct contacts with targeted ISPs and potential significant corporate accounts by our sales representatives and systems engineers, inbound and outbound telemarketing, direct mail efforts, seminars and trade show participation. We have developed programs to attract and train high quality, motivated sales representatives who, in addition to having strong Internet technical skills and knowledge of potential applications of the Internet, have consultative sales experience. These programs include technical sales training, consultative selling technique training, sales compensation plan development and sales representative recruiting profile identification. Sales representatives from our U.S. and international operations jointly attend training programs in order to ensure an integrated sales approach domestically and internationally.

     Reseller and Referral Program.   We have forged an authorized reseller and
referral program with selected telecommunications service companies, equipment suppliers, networking service companies, systems integrators and computer retailers. This program, through which we have established as of September 30, 1999 approximately 2,500 arrangements, affords us an indirect distribution mechanism in our targeted markets and is designed to enable us to utilize the potentially greater sales and marketing resources of the resellers and referral sources to offer PSINet services and products to a broader and more diverse potential customer base. Participants in our reseller and referral program include Hewlett-Packard Company, a provider of computer hardware and networking products. We provide training and ongoing support to the sales representatives of companies with which we have reseller and referral relationships in order to strengthen the sales representatives' knowledge of our services and products and brand loyalty to PSINet. We believe that the reseller and referral program has enabled us to achieve greater market reach with reduced overhead costs and to use the reseller and referral sources to assist in the delivery of complete solutions to meet customer needs.

     Strategic Alliances.   In 1997, we launched our strategic alliance program,
pursuant to which we seek to establish strategic alliances with selected telecommunications carriers which may afford us access to recurring revenue from the carriers' customer base, while enabling the carriers to offer their customers an integrated package of telecommunications and Internet services and products. We also formed an alliance with the Baltimore Ravens of the National Football League pursuant to which, among other things, we have the right to develop a Web site and provide related Internet subscriber services for the Baltimore Ravens. We believe that these strategic alliances may facilitate the cost-effective acquisition of customers and increase utilization of our network. It is anticipated that, in most cases, the companies with which we have strategic alliances will offer our services and products on an unbranded or co-branded basis or under only their own trademark. As with the reseller and referral program, we provide training and ongoing support to the sales representatives of companies with which we have strategic alliances in order to strengthen the sales representatives' knowledge of our services and products and brand loyalty to PSINet.

     Marketing.   Our marketing program is intended to build national and local strength and awareness of the PSINet brand. We use radio and print advertising in targeted markets and publications to enhance awareness and acquire leads for our direct sales team and companies with which we have resale, referral or strategic alliance relationships. Our print advertisements are placed in trade journals and special-interest publications. We employ public relations personnel in-house and work with an outside public relations agency to provide broad coverage in the Internet and computer networking fields. We also attempt to create brand awareness by securing corporate sponsorship rights, such as our acquisition of the naming rights to the NFL stadium of the Baltimore Ravens and related sponsorship, promotion, advertising and marketing rights, and by participating in industry trade shows such as Networld, Interop, InterNet World and ISPCon, based on the size and vertical makeup of the trade show audience, and relationships with industry groups and the media. We also use direct mailings, telemarketing programs, Web marketing, co-marketing agreements and joint promotional efforts to reach new corporate customers. We attempt to retain our customers through active and responsive customer support as well as by continually offering new value-added services.

Customers

     We had, as of September 30, 1999, approximately 79,900 business customers, including 644 ISP customers. Our customers include businesses in the aerospace, finance, communications, computer data processing and related industries, governmental agencies and educational and research institutions, as well as other ISPs.

Customer Support

     High quality customer service and support is critical to our objective of retaining and developing our customers. We have made significant investments in customer service personnel and systems that enhance customer care and service throughout the complete customer life cycle from order entry and billing to selling of value-added services. To ensure consistency in the quality and approach to customer care, both domestic and international associates attend an intensive technical training and certification program at our U.S. NOC. Our U.S. NOC monitors and responds to customer needs by providing 24-hours per day, seven-days per week technical support and service. Our customer support group utilizes a leading customer support trouble ticketing and workflow management system from Remedy Corporation to track, route and report on customer service issues. Network operations can remotely service customer connections to the PSINet network. In addition, field service personnel are dispatched in the event of an equipment failure that cannot be serviced remotely. As part of our international expansion strategy, we have opened a fully redundant NOC in Switzerland and have recently commenced construction of a third in Seoul, Republic of Korea. In connection with our customer care initiatives, we seek to continuously improve systems that increase productivity and enhance customer satisfaction. We have recently reengineered our customer care program to address the complex needs of our business customers and are scaling our customer care resources to keep pace with projected increases in customer requirements. By maintaining centralized support services, we seek to increase operational efficiencies and enhance the quality, consistency and scalability of customer care. We are currently in the process of implementing a new high quality, cost-effective and scaleable billing system to replace our existing system in order to provide customers on a global basis with uniform and easy-to-understand invoicing.

Acquisitions and Strategic Investments

     As a key component of our growth strategy, we acquired 54 ISPs and related businesses from January 1, 1998 through November 30, 1999, which gave us a presence in 17 of the 20 largest global telecommunications markets. The aggregate amount of the purchase prices and related payments for these acquisitions was approximately $601.9 million, exclusive of indebtedness assumed in connection with such acquisitions. Of such amount, we have retained $78.2 million as of November 30, 1999 to secure performance by certain sellers of indemnification or other contractual obligations. In connection with these acquisitions, we acquired, among other things, valuable technologies including some under development which we plan to complete. In addition, we have entered into several non-binding letters of intent pursuant to which we and the other parties thereto have agreed to negotiate the terms and conditions of definitive agreements relating to our acquisition of additional U.S. and non-U.S. ISPs. We are also currently evaluating additional acquisitions as well. However, we cannot assure you that we will successfully complete all or any of such acquisitions currently subject to letters of intent or otherwise being contemplated, or what the consequences thereof would be.

     In general, we seek acquisition targets that, once integrated into our existing operations, generally will be accretive to EBITDA. After we have acquired an ISP, we typically act to generate economies of scale and cost savings by eliminating redundant operations and network architecture and migrating the acquired ISP's customers on to the PSINet network. Connecting an acquired ISP's customers to the PSINet network typically entails minimal incremental data communication costs and enables us to significantly reduce our transit costs. We seek to generate cost savings by centralizing back office operations, such as network monitoring, customer billing, human resources and accounting. We also endeavor to realize efficiencies by consolidating an acquired ISP's purchasing, product development and marketing and sales operations into our established programs. We believe this integration of operations improves the quality, breadth, consistency and scaleability of the services and products offered to customers of acquired ISPs. We believe that our entrepreneurial environment is attractive to and helps us retain key employees of acquired ISPs.

     The following table summarizes basic information concerning our acquisitions of ISPs during the 11 months ended November 30, 1999:

                                                                                                                  Ranking
                                                                                                                 Among 20
                                                                                                                  Largest
                                                                                                      SOHO/       Global
                                                       Date of                         Business     Consumer      Telecom
Name of Acquired Company                             Acquisition   Principal Market   Accounts(1)  Accounts(1)  Markets(1)
------------------------                             -----------  ------------------  -----------  -----------  -----------
Planete.net........................................      2/99      France                   190          780            5
Satelnet...........................................      2/99      France                   110           --            5
Horizontes Internet................................      4/99      Brazil                   220       10,000            9
Openlink...........................................      4/99      Brazil                 1,100       18,000            9
STI................................................      5/99      Brazil                   400       34,000            9
Internet de Mexico.................................      5/99      Mexico                   260       11,800           15
DataNet............................................      5/99      Mexico                   430        7,500           15
TIC................................................      5/99      Switzerland            1,340        3,800           14
Caribbean Internet.................................      6/99      U.S. (Puerto Rico)       210       12,800            1
TIAC...............................................      6/99      U.S.                   6,300       33,200            1
Argentina On-Line..................................      6/99      Argentina                 70        2,900           16
CSO.net............................................      6/99      Austria                  240        1,400          N/A
Intercomputer......................................      7/99      Spain                     40       19,100           11
Abaforum...........................................      7/99      Spain                     10        3,100           11
Netwing............................................      7/99      Austria                   10        1,700          N/A
Global Link........................................      7/99      Hong Kong                 40        2,100           19
Sinfonet...........................................      8/99      Panama                   320       11,700          N/A
Domain.............................................      8/99      Brazil                    20       12,600            9
Netsystem..........................................      8/99      Argentina                 --           50           16
Netline............................................      8/99      Chile                     20        9,600          N/A
Vision Network.....................................      9/99      Hong Kong                410        1,900           19
ServNet............................................      9/99      Brazil                    10       10,200            9
Elender............................................      9/99      Hungary                  380       19,600          N/A
Infase and Ciberia.................................      9/99      Spain                    700       17,000           11
Internet Network Technologies......................      9/99      U.S.                      90          300            1
Site Internet LTDA.................................      9/99      Brazil                    50       18,100            9
TotalNet...........................................      9/99      Canada                     0       57,900           10
Terzomillennio.....................................      9/99      Italy                     50          500            6
OrbiNet............................................      9/99      Panama                   120        2,600          N/A
ZebraNet...........................................     10/99      U.S.                      20       13,600            1
SPIN...............................................     10/99      Switzerland            2,200          700           14
Zircon.............................................     10/99      Australia                500        3,300            8
Mlink..............................................     10/99      Canada                   440        3,650           10
NetUp..............................................     11/99      Chile                     60        2,200          N/A
Lyceum Internet....................................     11/99      U.S.                     160           --            1
Telalink...........................................     11/99      U.S.                     300        1,650            1
                                                                                         ------      -------
     Total.........................................                                      16,820      349,330
                                                                                         ======      =======

______________

(1)  As of the respective dates of acquisition.

     An additional component of our growth strategy includes taking strategic positions in companies involved in the Internet, eCommerce, global telecommunications and related industries that we believe present possible synergies with our core businesses and service offerings. This strategy also is designed to create opportunities for strategic and other business relationships with those companies.

Competition

     The market for Internet connectivity and related services is extremely competitive. We anticipate that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet access market has attracted many new start-ups as well as existing businesses from different industries.

     We believe that a reliable international network, knowledgeable salespeople and the quality of technical support currently are the primary competitive factors in our targeted market and that price is usually secondary to these factors.

     Our current and prospective competitors include, in addition to other national, regional and local ISPs, long distance and local exchange telecommunications companies, cable television, direct broadcast satellite, wireless communications providers and on-line service providers. While we believe that our network, products and customer service distinguish us from these competitors, some of these competitors have significantly greater market presence, brand recognition, and financial, technical and personnel resources than we do.

     ISPs.   According to industry sources, there were over 6,700 ISPs in the
United States and Canada in 1998, consisting of national, regional and local providers. Our current primary competitors include other ISPs with a significant national presence which focus on business customers, such as UUNet Technologies, Inc., GTE Internetworking (formerly BBN), Concentric Network and DIGEX. While we believe that our level of customer service and support and target market focus distinguish us from these competitors, many of these competitors have greater market presence, brand recognition, and financial, technical and personnel resources than us. We also compete with unaffiliated regional and local ISPs in our targeted geographic regions.

     Telecommunications Carriers.   The major long distance companies, also
known as interexchange carriers, including AT&T, MCIWorldCom, Cable & Wireless/IMCI and Sprint, offer Internet access services and compete with us. Recent sweeping reforms in the federal regulation of the telecommunications industry have created greater opportunities for incumbent local exchange carriers, or ILECs, including the Regional Bell Operating Companies, or RBOCs, and other CLECs, to enter the Internet connectivity market. In order to address the Internet connectivity requirements of the business customers of long distance and local carriers, we believe that there is a move toward horizontal integration by ILECs and CLECs through acquisitions or joint ventures with, and the wholesale purchase of, connectivity from ISPs to address the Internet connectivity requirements of long distance and local carriers. The WorldCom/MFS/UUNet consolidation, the MCI/WorldCom merger, the ICG/NETCO merger, Cable & Wireless' purchase of the Internet MCI assets, the Intermedia/DIGEX merger, GTE's acquisition of BBN, Global Crossing's plans to acquire Frontier Corp., Frontier's prior acquisition of Global Center, Qwest Communication's plans to acquire US West, AT&T's purchase of IBM's global communications network and MCIWorldCom's recently announced plans to merge with Sprint are indicative of this trend. Accordingly, we expect that we will experience increased competition from the traditional telecommunications carriers. Many of these telecommunications carriers, in addition to their greater network coverage, market presence, and financial, technical and personnel resources, also have large existing commercial customer bases.

     Cable Companies, Direct Broadcast Satellite and Wireless Communications
Companies.   Many of the major cable companies have announced that they are exploring the possibility of offering Internet connectivity, relying on the viability of cable modems and economical upgrades to their networks. Continental Cablevision, Inc., Tele-Communications, Inc. (TCI) and At Home Corporation (@Home) have announced trials to provide Internet cable service to their residential customers in select areas. Cable companies, however, are faced with large-scale upgrades of their existing plant equipment and infrastructure in order to support connections to the Internet backbone via high-speed cable access devices. Additionally, their current subscriber base and market focus is residential which requires that they partner with business-focused providers or undergo massive sales and marketing and network development efforts in order to target the business sector. Several announcements also recently have been made by other alternative service companies approaching the Internet connectivity market with various wireless terrestrial and satellite-based service technologies. These include Hughes Network Systems' DirecPC product that provides high-speed data through direct broadcast satellite technology; CAI Wireless Systems Inc.'s announcement of a multichannel multipoint distribution service, or MMDS, wireless cable operator launching data services via 2.5 to 2.7 GHz and high-speed wireless modem technology; Cellularvision's announcement that it is offering Internet access via high-speed wireless local multipoint distribution service, or LMDS, technology; and WinStar Communications, a 38 GHz radio company that wholesales its network capacity to other carriers and now offers high-speed Internet access to business customers. We believe that there is a trend toward horizontal integration involving cable companies through acquisitions or joint ventures between cable companies and telecommunications carriers. The acquisition of TCI by AT&T and AT&T's proposed acquisition of MediaOne are indicative of this trend.

     On-line Service Providers.   The dominant on-line service providers,
including Microsoft Network and America Online, Incorporated, have entered the Internet access business by engineering their current proprietary networks to include Internet access capabilities. We compete to a lesser extent with these service providers, which currently are primarily focused on the consumer marketplace and offer their own content, including chat rooms, news updates, searchable reference databases, special interest groups and shopping. However, America Online's acquisition of Netscape Communications Corporation and related strategic alliance with Sun Microsystems will enable it to offer a broader array of IP-based services and products that could significantly enhance its ability to appeal to the business marketplace and, as a result, compete more directly with us. While CompuServe has announced it also will target Internet connectivity for the small to medium-sized business market, this will require a significant transition from a consumer market focus to a business market focus.

     We believe that our ability to attract business customers and to market value-added services is a key to our future success. However, we cannot assure you that our competitors will not introduce comparable services or products at similar or more attractive prices in the future or that we will not be required to reduce our prices to match competition. Recently, many competitive ISPs have shifted their focus from individual customers to business customers. Moreover, we cannot assure you that more of our competitors will not shift their focus to attracting business customers, resulting in even more competition for us. We cannot assure you that we will be able to offset the effects of any such competition or resulting price reductions. Increased competition could result in erosion of our market share and could have a material adverse effect on our business, financial condition and results of operations.

Proprietary Rights

     Our success and ability to compete is dependent in part upon our technology and proprietary rights, although we believe that our success is more dependent upon our technical expertise than our proprietary rights. We rely on a combination of copyright, trademark and trade secret laws and contractual restrictions to establish and protect our technology. We cannot assure you that the steps taken by us will be adequate to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. We are also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others.

Regulatory Matters

     The following summary of regulatory developments and legislation is not complete. It does not describe all present and proposed federal, state, local and foreign regulation and legislation affecting the ISP and telecommunications industries. Existing laws and regulations are currently subject to judicial proceedings, legislative hearings, and administrative proposals that could change, in varying degrees, the manner in which our industries operate. We cannot predict the outcome of these proceedings or their impact upon the ISP and telecommunications industries or upon us.

     In recent years there have been a number of U.S. and foreign legislative and other initiatives seeking to control or affect the content of information provided over the Internet. Some of these initiatives would impose criminal liability upon persons sending or displaying, in a manner available to minors, obscene or indecent material or material harmful to minors. Liability would also be imposed on an entity knowingly permitting facilities under its control to be used for such activities. These initiatives may decrease demand for Internet access, chill the development of Internet content, or have other adverse effects on Internet access providers, including us.

     Both the provision of Internet access service and the provision of underlying telecommunications services are affected by federal, state, local and foreign regulation. The FCC exercises jurisdiction over all facilities of, and services offered by, telecommunications carriers in the U.S. to the extent that they involve the provision, origination or termination of jurisdictionally interstate or international communications. The state regulatory commissions retain jurisdiction over the same facilities and services to the extent they involve origination or termination of jurisdictionally intrastate communications. In addition, as a result of the passage of the Telecommunications Act of 1996, which we refer to as the 1996 Act, state and federal regulators share responsibility for implementing and enforcing the domestic pro-competitive policies of the 1996 Act. In particular, state regulatory commissions have substantial oversight over the provision of interconnection and non-discriminatory network access by ILECs. Municipal authorities generally have some jurisdiction over access to rights of way, franchises, zoning and other matters of local concern.

     Our Internet operations are not currently subject to direct regulation by the FCC or any other U.S. governmental agency, other than regulations applicable to businesses generally. However, the FCC continues to review its regulatory position on the usage of the basic network and communications facilities by ISPs. Although in an April 1998 Report, the FCC determined that ISPs should not be treated as telecommunications carriers and therefore should not be regulated, it is expected that future ISP regulatory status will continue to be uncertain. Indeed, in that report, the FCC concluded that certain services offered over the Internet, such as phone-to-phone IP telephony, may be functionally indistinguishable from traditional telecommunications service offerings, and their non-regulated status may have to be re-examined. Our Internet operations outside the U.S. are subject to direct regulation through licensing from foreign governmental agencies.

     Changes in the regulatory structure and environment affecting the Internet access market, including regulatory changes that directly or indirectly affect telecommunications costs or increase the likelihood of competition from RBOCs or other telecommunications companies, could have an adverse effect on our business. Although the FCC has decided not to allow local telephone companies to impose per-minute access charges on ISPs, and that decision has been upheld by the reviewing court, further regulatory and legislative consideration of this issue is likely. In addition, some telephone companies are seeking relief through state regulatory agencies. We believe that such rules, if adopted, are likely to have a greater impact on consumer-oriented Internet access providers than on business-oriented ISPs, such as us. Nonetheless, the imposition of access charges would affect our costs of serving dial-up customers and could have a material adverse effect on our business, financial condition and results of operations.

     In a recent development, the FCC adopted rules that direct ILECs to share their telephone lines with providers of high speed Internet access and other data services. This ruling will enable competitive carriers to provide DSL-based services over the same telephone lines simultaneously used by ILECs to provide basic telephone service. The new rules are expected to place competitive carriers on a more equal footing with ILECs in the offering of advanced telecommunications services, including DSL services.

     In addition to our Internet activities, we have recently focused attention on acquiring telecommunications assets and facilities, involving regulated activities. Our wholly-owned subsidiary, PSINetworks Company, has received an international Section 214 authorization from the FCC and a Type I facilities license from the Japanese telecommunications regulatory authority to provide global facilities-based and global resale telecommunications services, subjecting it to regulation as a non-dominant international common carrier, including the filing of periodic reports with the FCC. In addition, our wholly-owned subsidiary, PSINet Telecom UK Limited, has received an international facilities license from DTI and OFTEL, the responsible telecommunications regulatory bodies in the United Kingdom. Generally, the FCC and OFTEL have chosen not to closely regulate the charges or practices of non-dominant carriers, such as our subsidiaries. Nevertheless, these regulatory agencies act upon complaints against such carriers for failure to comply with statutory obligations or with the rules, regulations and policies of such regulatory agencies. These regulatory agencies also have the power to impose more stringent regulatory requirements on us and to change our regulatory classification. We believe that, in the current regulatory environment, such regulatory agencies are unlikely to do so. As we enter new markets, we anticipate obtaining similar licenses as required by applicable telecommunications rules and regulations in order to acquire and maintain telecommunications assets and facilities in such countries.

     The laws relating to the provision of telecommunications services in countries other than the U.S., and in multinational organizations such as the International Telecommunications Union, are also undergoing a process of development. As we continue our program of acquisition and expansion into international markets, these laws will have an increasing impact on our operations. There can be no assurance that new or existing laws or regulations will not have a material adverse effect on us.

     Our subsidiaries have also received CLEC certification in New York, Virginia, Colorado, California and Texas, and have applied for CLEC certification in Maryland. We are considering the financial, regulatory and operational implications of also becoming a CLEC in certain other states. The 1996 Act requires CLECs not to prohibit or unduly restrict resale of their services; to provide dialing parity, number portability, and nondiscriminatory access to telephone numbers, operator services, directory assistance, and directory listings; to afford access to poles, ducts, conduits, and rights-of-way; and to establish reciprocal compensation arrangements for the transport and termination of telecommunications traffic. In addition to federal regulation of CLECs, the states also impose regulatory obligations upon CLECs. While these obligations vary from state to state, most states require CLECs to file a tariff for their services and charges; require CLECs to charge just and reasonable rates for their services, and not to discriminate among similarly-situated customers; to file periodic reports and pay certain fees; and to comply with certain services standards and consumer protection laws. As a provider of domestic basic telecommunications services, particularly competitive local exchange services, we could become subject to further regulation by the FCC and/or another regulatory agency, including state and local entities.

     The 1996 Act has caused fundamental changes in the markets for local exchange services. In particular, the 1996 Act and the FCC rules issued pursuant to it mandate competition in local markets and require that ILECs interconnect with CLECs. Under the provisions of the 1996 Act, the FCC and state public utility commissions share jurisdiction over the implementation of local competition: the FCC was required to promulgate general rules and the state commissions were required to arbitrate and approve individual interconnection agreements. The courts have generally upheld the FCC in its promulgation of rules, including a January 25, 1999 U.S. Supreme Court ruling which determined that the FCC has jurisdiction to promulgate national rules in pricing for interconnection.

     An important issue for CLECs is the right to receive reciprocal compensation for the transport and termination of Internet traffic. We believe that, under the 1996 Act, CLECs are entitled to receive reciprocal compensation from ILECs. However, some ILECs have disputed payment of reciprocal compensation for Internet traffic, arguing that ISP traffic is not local traffic. Most states have required ILECs to pay CLECs reciprocal compensation. However, in October 1998, the FCC determined that dedicated Digital Subscriber Line service is an interstate service and properly tariffed at the interstate level. In February 1999, the FCC concluded that at least a substantial portion of dial-up ISP traffic is jurisdictionally interstate. The FCC also concluded that its jurisdictional decision does not alter the exemption from access charges currently enjoyed by ISPs. The FCC established a proceeding to consider an appropriate compensation mechanism for interstate Internet traffic. Pending the adoption of that mechanism, the FCC saw no reason to interfere with existing interconnection agreements and reciprocal compensation arrangements. The FCC order has been appealed, and oral arguments are expected to be heard in early 2000. In light of the FCC's order, state commissions that previously addressed this issue and required reciprocal compensation to be paid for ISP traffic may reconsider and may modify their prior rulings. Several incumbent LECs are seeking to overturn prior orders that they claim are inconsistent with the FCCs' February 1999 order. Relief sought could include repayment of reciprocal compensation amounts previously paid by incumbent LECs. Recently, the Massachusetts regulatory authority vacated its earlier decision requiring such payments, although that decision may be subject to appeals or reconsideration. In addition, at least one incumbent LEC has filed suit seeking a refund from another carrier of reciprocal compensation which the incumbent LEC has paid to that carrier. That suit was dismissed by the United States District Court for lack of subject matter jurisdiction. Another incumbent LEC has sought to escrow reciprocal compensation payments to carriers. In response to these and other challenges, some state commissions have opened inquiries as to the appropriate compensation mechanisms in the context of ISP traffic. Of the state commissions that have considered the issue since the FCC's February 1999 order, most, but not all, of these states have upheld the requirement to pay reciprocal compensation of ISP traffic. We cannot assure you that any future court, state regulatory or FCC decision on this matter will favor our position. An unfavorable result may have an adverse impact on our potential future revenues as a CLEC, as well as increasing our costs for PRIs generally.

     As we become a competitor in local exchange markets, we will become subject to state requirements regarding provision of intrastate services. This may include the filing of tariffs containing rates and conditions, and regulation of rates charged for our services. As a new entrant, without market power, we expect to face a relatively flexible regulatory environment. Nevertheless, it is possible that some states could require us to obtain the approval of the public utilities commission for the issuance of debt or equity or other transactions which would result in a lien on our property used to provide intrastate services.

Employees

  As of September 30, 1999, we had approximately 3,249 full-time employees:
1,011 in the United States and 2,238 outside of the United States, including approximately 1,596 in data communications and operational positions, 984 in sales and marketing, and 669 in general and administrative positions. We believe that our relations with our employees are good. None of our employees is represented by a labor union or covered by a collective bargaining agreement, other than by operation of foreign law, and we have never experienced a work stoppage.

Properties

     Our principal administrative, operational and marketing and sales facilities total approximately 46,000 square feet and are located in an office park in Herndon, Virginia. We occupy this space under four leases which expire in September 2003 and include five-year renewal options. We also lease:

     . approximately 48,480 and 23,000 square feet of office space in two office parks located in Reston, Virginia;

     . approximately 23,760 square feet of office space for our network operations center in Troy, New York;

     . approximately 130,000 square feet of Internet and eCommerce hosting capacity in London, Herndon, Virginia, New York City and Toronto; and

     . approximately 92,000 square feet of Internet and eCommerce hosting capacity in Los Angeles, Herndon, Virginia and Tokyo.

     We have recently purchased 205,000 square feet of office space in Loudoun, Virginia which will comprise our new corporate headquarters and will replace most of our existing leased facilities in Virginia.

     We own a 17,000 square foot Internet and eCommerce hosting facility in Amsterdam. We are also currently constructing an aggregate of approximately 220,000 square feet of Internet and eCommerce hosting capacity in facilities which will be owned by us in Atlanta and Toronto.

     All of our regional offices and subsidiaries also lease their facilities, including our new TNI subsidiary's principal executive offices and primary network control center consisting of approximately 44,500 square feet in Reston, Virginia, except for our European Technical Center which includes our principal European administrative, operational, marketing and sales facilities, which total approximately 10,000 square feet and is owned by us in Switzerland. We also lease or are otherwise provided with the right to utilize space in various geographic locations to provide an operational facility for certain of our POPs. We believe that these facilities are adequate for our current needs and that suitable additional space, should it be needed, will be available to accommodate expansion of our operations on commercially reasonable terms.

Legal Proceedings

     From time to time, we have been involved in disputes and threatened with or named as a defendant in lawsuits and administrative claims. Some of such disputes, lawsuits and threatened litigation include claims asserting alleged breach of agreements and some of them may relate to relatively novel or unresolved issues of law arising out of or relating to the developing nature of the Internet and on-line services industries.

     In addition, from time to time we receive communications from third parties asserting alleged infringement of patents, trademarks and service marks of others. Although there is currently no material litigation arising out of any alleged infringement of patents, trademarks or service marks, we cannot assure you that litigation will not be commenced regarding these or other matters.

     We are not involved in any legal proceedings which we believe would, if adversely determined, have a material adverse effect upon our business, financial condition or results of operations. We cannot assure you whether these matters would be determined in a manner which is favorable to us or, if adversely determined, whether such determination would have a material adverse effect upon our business, financial condition or results of operations.

                         DESCRIPTION OF CAPITAL STOCK

     The following summary of our capital stock is subject in all respects to applicable New York law, our Certificate of Incorporation, By-laws and Shareholder Rights Plan.

     Our authorized capital stock consists of 500,000,000 shares of common stock, par value $.01 per share, and 30,000,000 shares of preferred stock, par value $.01 per share.

     The following summary of our capital stock and provisions of our Certificate of Incorporation, By-laws and Shareholders Rights Plan does not purport to be complete and is qualified in its entirety by reference to the provisions of our Certificate of Incorporation, By-laws and Shareholders Rights Plan. Copies of our Certificate of Incorporation, By-laws and Shareholders Rights Plan have been filed with the Securities and Exchange Commission. See "Where You Can Find More Information."

Common Stock

     As of November 30, 1999, approximately     shares of our common stock were
outstanding. In addition, a total of approximately     shares of common stock
were reserved for issuance in connection with outstanding stock options, 50,000 shares were reserved for issuance in connection with outstanding warrants to
purchase common stock and a total of     additional shares were reserved for
issuance under our stock option and employee stock purchase plans.

     Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of our common stock are not entitled to cumulative voting rights with respect to the election of directors and, as a consequence, minority shareholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any shares of preferred stock issued in the future, holders of common stock are entitled to receive ratably such dividends as may be declared from time to time by our Board of Directors out of funds legally available for payment. In the event of a liquidation, dissolution or winding up of PSINet, holders of our common stock are entitled to share ratably in all of our assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All shares of our common stock to be outstanding upon completion of this offering will by fully paid and non-assessable, subject to Section 630 of the New York Business Corporation Law.

     Under Section 630 of the New York Business Corporation Law, the ten largest shareholders of PSINet may become personally liable for unpaid wages and debts to our employees if our capital stock ceases to be listed on a national or an affiliated securities association.

Preferred Stock

     Our Board of Directors has the authority to issue up to 30,000,000 shares of our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of such series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by shareholders. As of the date of this prospectus, 1,000,000 shares of our preferred stock were designated as Series A Junior Participating Preferred Stock, $.01 par value per share, in connection with our Shareholder Rights Plan, no shares of which have been issued and 9,200,000 shares of our preferred stock were designated as 6 3/4% Series C cumulative convertible preferred stock, all of which are issued and outstanding. Our Board of Directors may designate and authorize the issuance of new series of our preferred stock with voting and other rights that could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation and could have the effect of delaying, deferring or preventing a change in control of PSINet.

     In November 1997, we issued 600,000 shares of our Series B 8% convertible preferred stock in a private placement for approximately $30.0 million. During the first quarter of 1999, all outstanding shares of the Series B preferred stock, which accrued dividends at an annual rate of 8%, were converted into an aggregate of 3,000,000 shares of our common stock. Effective upon this conversion, the formerly outstanding shares of Series B preferred stock resumed the status of authorized and unissued shares of our preferred stock undesignated as to series, and are available for future issuance as described in the immediately preceding paragraph.

     In May 1999, we issued 9,200,000 shares of our 6 3/4% Series C cumulative convertible preferred stock in a public offering for net proceeds of $358.2 million after underwriting discounts and commissions and other offering expenses (excluding amounts paid by the purchasers of the Series C preferred stock into the Deposit Account described below). Simultaneously with the issuance of the Series C preferred stock, the purchasers of the Series C preferred stock deposited funds into an account called the Deposit Account, from which quarterly cash payments of $0.84375 per share will be made or which may be used at our option to purchase shares of common stock from us at 95% of the then current market price of our common stock for delivery to holders of the Series C
preferred stock in lieu of cash payments.   The Deposit Account is not an asset
of ours. The funds placed in the Deposit Account by the purchasers of the Series C preferred stock will, together with the earnings on those funds, be sufficient to make payments, in cash or stock, through May 15, 2002. Holders of Series C preferred stock received quarterly payments from the Deposit Account of approximately $7.8 million on each of August 15, and November 15, 1999. Until the expiration of the Deposit Account, we will accrete a return to preferred shareholders each quarter from the date of issuance at an annual rate of approximately 6 3/4% of the liquidation preference per share. Such amount will be recorded as a deduction from net income to determine net income available to common shareholders. Upon the expiration of the Deposit Account, which is expected to occur on May 15, 2002, unless earlier terminated, the Series C preferred stock will begin to accrue dividends at an annual rate of 6 3/4% of the liquidation preference payable, at our option, in cash or in shares of our common stock at 95% of the market price of our common stock on that date. Under specified circumstances, we can elect to terminate the Deposit Account prior to May 15, 2002, at which time the remaining funds in the Deposit Account would be distributed to us and the Series C preferred stock would begin to accrue dividends.

     Each share of the Series C preferred stock will be convertible at any time at the option of the holders into 0.8017 shares of our common stock, equal to an initial conversion price of $62.3675 per share, subject to adjustment. The shares of Series C preferred stock will be entitled to a liquidation preference equal to $50 per share.

     We may redeem the Series C preferred stock at a redemption premium of 101.929% of the liquidation preference (plus accumulated and unpaid dividends, if any) on or after November 15, 2000 and prior to May 15, 2002, if the trading price for the Series C preferred stock equals or exceeds $124.74 per share for a specified trading period. Additional payments will also be made from the Deposit Account or by us to the holders of the Series C preferred stock if we redeem Series C preferred stock under the foregoing circumstances. Except in the foregoing circumstances, we may not redeem the Series C preferred stock prior to May 15, 2002. Beginning on May 15, 2002, we may redeem shares of the Series C preferred stock at an initial redemption premium of 103.857% of the liquidation preference, declining to 100.00% on May 15, 2006 and thereafter, plus in each case all accumulated and unpaid dividends to the redemption date. We may effect any redemption, in whole or in part, at our option, in cash or by delivery of fully paid and nonassessable shares of our common stock or a combination thereof (subject to applicable law), by delivering notice to the holders of the Series C preferred stock.

     Holders of Series C preferred stock have no voting rights, except (1) as required by law, (2) if dividends payable on the Series C preferred stock are in arrears for six quarterly periods, the holders of Series C preferred stock voting separately as a class with shares of any other preferred stock or preference securities having similar voting rights will be entitled to elect two directors to our Board of Directors, and (3) the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Series C preferred stock will be required to permit us to issue any class of series of stock, or security convertible into stock or evidencing a right to purchase any shares of any class or series of stock ranking senior to the Series C preferred stock as to dividends, liquidation rights or voting rights, and for amendments to our charter that would adversely affect the rights of holders of Series C preferred stock.

     In the event of a change of control of PSINet (as defined in the charter amendment designating the Series C preferred stock), holders of Series C preferred stock will, if the market value of our common stock at such time is less than the conversion price for the Series C preferred stock, have a one time option to convert all of their shares of

Series C preferred stock into shares of our common stock at a conversion price equal to the greater of (1) the market value of our common stock as of the date of the change in control and (2) $38.73. In lieu of issuing shares of common stock upon conversion in the event of a change of control, we may, at our option, make a cash payment equal to the market value of the common stock otherwise issuable.

Registration Rights

     In connection with our acquisitions of InterCon Systems Corporation in June 1995 and Software Ventures Corporation in July 1995, we granted registration rights with respect to an aggregate of approximately 1,683,819 shares of our common stock and options to purchase 543,347 shares of our common stock issued to former InterCon and Software Ventures shareholders. All such shares of common stock and other securities are called the "registrable shares". Pursuant to registration rights agreements between us and the former shareholders of InterCon and Software Ventures, respectively, the original holders of registrable shares or their permitted transferees are entitled to registration rights with respect to their registrable shares. If, prior to May 8, 2000, we propose to register any of our securities under the Securities Act of 1933, as amended (the "Securities Act"), the holders of registrable shares will be entitled to notice thereof and, subject to restrictions, to include their registrable shares in such registration. Furthermore, one or more holders of registrable shares may require us on up to five occasions prior to September 30, 2006 to register their shares on Form S-3, subject to specified conditions and limitations and provided that such holders are not permitted to require such registration more frequently than once every six months. The former InterCon shareholders are entitled to three demand registrations and one Form S-3 registration; and some of the former Software Ventures shareholders are entitled to a single demand registration and a single Form S-3 registration, subject to specified conditions and limitations and provided that any demand must be at an aggregate offering price to the public of at least $1.0 million and no demand may be made within six months of a prior demand. The right of holders of registrable shares to include their shares in an underwritten registration is subject to the right of the underwriters to limit the number of shares included in the offering. Subject to limitations, we are required to bear all registration, legal (for no more than one independent legal counsel for all selling holders of registrable shares) and other expenses in connection with these registrations, other than underwriting discounts and commissions, and must provide appropriate indemnification. These registration rights rank ratably.

     In connection with the private placement of our Series B preferred stock, we granted registration rights to the holders of our Series B preferred stock with respect to 600,000 shares of Series B preferred stock, which were recently converted into an aggregate of 3,000,000 shares of our common stock. These registration rights rank ratably with and are substantially similar to those described in the immediately preceding paragraph, except that we were required to file a registration statement on Form S-3 with respect to the shares of common stock issuable upon conversion of the Series B Preferred Stock pursuant to demand registration rights exercised by the holders of the Series B Preferred Stock, which registration statement was declared effective by the Securities and Commission on April 24, 1998, and at any time prior to November 17, 2000 when that registration statement is not effective, the former holders of Series B Preferred Stock may be entitled to notice and piggyback registration rights, which are not subject to an underwriter's cutback.

  In connection with the transactions contemplated by the IRU and Stock Purchase Agreement between us and IXC, we granted registration rights to IXC with respect to the shares of our common stock acquired by IXC pursuant to that agreement. These registration rights rank ratably with and are substantially similar to those described in the immediately preceding two paragraphs except that IXC is entitled to notice and piggyback registration rights at any time. IXC may make up to three separate demands to have us file a registration statement under the Securities Act with respect to an underwritten public offering, and IXC is entitled to one demand registration on Form S-3 every six months.

New York Anti-Takeover Law, Certain Charter and By-law Provisions and Other Anti-takeover Considerations

     As a New York corporation, we are subject to the provisions of Section 912 of the New York Business Corporation Law and will continue to be so subject if and for so long as we have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), at least 25% of our total employees are employed primarily within New York or at least 250 employees are so employed and at least 10% of our voting stock is owned beneficially by residents of the State of New York. Section 912 provides, with certain exceptions, which include, among others, transactions with shareholders who became interested prior to the effective date of an amendment to the New York corporation's certificate of incorporation providing that the corporation would be subject to Section 912 if such corporation did not then have a class of stock registered pursuant to Section 12 of the Exchange Act, that a New York corporation may not engage in a "business combination" (e.g., merger, consolidation, recapitalization or disposition of stock) with any "interested shareholder" for a period of five years from the date that such person first became an interested shareholder unless:

          (1) the transaction resulting in a person becoming an interested shareholder, or the business combination, was approved by the board of directors of the corporation prior to that person becoming an interested shareholder;

          (2) the business combination is approved by the holders of a majority of the outstanding voting stock not beneficially owned by such interested shareholder; or

          (3) the business combination meets certain valuation requirements for the stock of the New York corporation.

An "interested shareholder" is defined as any person that:

     (a) is the beneficial owner of 20% or more of the outstanding voting stock of a New York corporation; or

     (b) is an affiliate or associate of the corporation that at any time during the prior five years was the beneficial owner, directly or indirectly, of 20% or more of the then outstanding voting stock.

These provisions are likely to impose greater restrictions on an unaffiliated shareholder than on the existing shareholders who will continue to own a majority of our outstanding common stock after this offering.

     Our Certificate of Incorporation and Amended and Restated By-laws contain provisions intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and of the policies formulated by the Board which may discourage a future unsolicited takeover of PSINet. These provisions could have the effect of discouraging some attempts to acquire PSINet or remove incumbent management, including incumbent members of our Board of Directors, even if some or a majority of our shareholders deemed such an attempt to be in their best interests.

     Our Certificate of Incorporation or Amended and Restated By-laws, as applicable, among other things:

          (1) provide that the number of directors will be not fewer than three nor more than nine, with the exact number of directors to be determined from time to time by resolution adopted by a majority of our Board of Directors;

          (2) provide for a classified Board of Directors consisting of two classes of directors having staggered terms of two years each, with each of the classes required to consist of at least three directors;

          (3) subject to any rights of holders of our preferred stock which may be granted by our Board of Directors in the future and except as otherwise provided by Section 706(d) of the New York Business Corporation Law, provide that directors may be removed only for cause;

          (4) subject to any rights of holders of our preferred stock which may be granted by our Board of Directors in the future, permit vacancies on the Board of Directors that may occur between annual meetings and any newly created seats to be filled only by the Board of Directors and not by the shareholders;

          (5) limit the right of shareholders to call special meetings of shareholders;

          (6) prohibit shareholders from proposing amendments to our Certificate of Incorporation;

          (7) require any shareholder who wished to bring any proposal before a meeting of our shareholders or to nominate a person to serve as a director to give written notice thereof and certain related information at least 60 days prior to the date one year from the date of our immediately preceding annual meeting, if such proposal or nomination is to be submitted at an annual meeting, and within ten days of the giving of notice to our shareholders, if such proposal or nomination is to be submitted at a special meeting;

          (8) require the affirmative vote of at least two-thirds of our capital stock entitled to vote to amend certain provisions of our Certificate of Incorporation and to amend our Amended and Restated By-laws; and

          (9) provide that our Board of Directors, without action by our shareholders, may issue and fix the rights and preferences of shares of our preferred stock.

These provisions may have the effect of delaying, deferring or preventing a change of control of PSINet without further action by our shareholders, may discourage bids for our common stock at a premium over the market price of our common stock and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.

Shareholder Rights Plan

     Each outstanding share of our common stock has attached to it a preferred stock purchase right (a "right"). The rights also attach to most future issuances of common stock. Subject to exceptions, each right will entitle the registered holder to buy one one-thousandth of a share of our Series A preferred stock at an exercise price of $275 per right.

     Subject to exceptions, the right will become exercisable upon the occurrence of the earlier of:

  . an announcement that a person or group of affiliated or associated persons (each, an "acquiring person") has acquired beneficial ownership of 20.50% or more of our outstanding common stock (other than persons who acquire ownership pursuant to a tender offer or exchange offer which is for all outstanding shares of our common stock, or persons who acquire ownership directly from us, William L. Schrader, our Chairman and Chief Executive Officer, or his or our affiliates so long as such persons beneficially own less than 50% of our outstanding common stock); or

  . an announcement or commencement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20.50% or more of the outstanding shares of our common stock (the earlier of such dates being called the "distribution date").

In such event, each holder of a right, other than rights beneficially owned by the acquiring person, will thereafter have the right, subject to exceptions, to receive upon exercise thereof a number of shares (or portions of shares) of Series A preferred stock or, at the discretion of our Board of Directors, a number of additional shares of common stock as set forth in the Rights Plan. The acquisition of shares of our common stock by IXC or its controlled affiliates pursuant to the IRU and Stock Purchase Agreement between IXC and us, however, will not render it an acquiring person. In addition, Ralph J. Swett, the current Vice Chairman and former Chairman of IXC Communication, Inc., will not become an acquiring person solely by reason of the issuance or exercise of options, if any, granted to him in his capacity as a director of PSINet.

     All rights expire on November 5, 2009, unless the rights are earlier redeemed or exchanged by us or expire earlier upon the consummation of certain transactions. Shares of our Series A preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of Series A preferred stock will be entitled, when, as and if declared, to an aggregate dividend of 1,000 times the dividend declared per share of our common stock. No dividend may be declared on the common stock without the concurrent declaration of a dividend on the Series A preferred stock. In the event of liquidation, holders of the Series A preferred stock will be entitled to a minimum preferential liquidation payment of $1,000 per share, plus any accrued but unpaid dividends, but will be entitled to an aggregate payment of 1,000 times the payment made per share of common stock; thereafter, holders of the Series A preferred stock and the holders of common stock will share pari passu per share in any of our remaining assets. Each share of our Series A preferred stock will have 1,000 votes, voting together with our common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, each share of Series A preferred stock will be entitled to receive 1,000 times the amount received per share of common stock.

     In the event that any person or group of affiliated or associated persons becomes an acquiring person, each holder of a right, other than rights beneficially owned by the acquiring person which will thereupon become void, will thereafter have the right (the "flip-in right") to receive, upon exercise of a right at the then current exercise price of the right, that number of one one-thousandths of a share of Series A preferred stock or, in the discretion of our Board of Directors, that number of shares of common stock or, in certain circumstances, other of our securities, having a market value of two times the exercise price of the right. The flip-in right provisions do not apply to a merger or other business combination with a person who has acquired shares of our common stock pursuant to certain transactions approved by our Board of Directors (each, a "permitted offer").

     In the event that, after a person or group has become an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold or transferred, except pursuant to a permitted offer, proper provision will be made so that each holder of a right, other than rights beneficially owned by an acquiring person which will have become void, will thereafter have the right (the "flip-over right") to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of common stock of the person with which we have engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the exercise price of the right. The holder of a right will continue to have the flip-over right whether or not such holder exercises or surrenders the flip-in right.

     At any time prior to the earlier to occur of a person becoming an acquiring person or the expiration of the rights, and under other specified circumstances, we may redeem the rights at a redemption price of $.01 per right. We may, at our option, pay the redemption price in shares of our common stock. After the date that a person becomes an acquiring person, we may redeem the then outstanding rights, at the redemption price, provided that such redemption is in connection with a merger or other business combination transaction or series of transactions involving us in which all holders of shares of common stock are treated alike.

     The rights have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on the rights being redeemed, a substantial number of rights being acquired, or the offer being deemed a permitted offer under the Rights Plan. However, the rights should not interfere with any merger or other business combination in connection with a permitted offer or that is approved by us because the rights are redeemable under specified circumstances.

Transfer Agent and Registrar

     First Chicago Trust Company of New York is the transfer agent and registrar for our common stock and our Series C preferred stock. Its telephone number for such purposes is (201) 222-4099.


                          DESCRIPTION OF INDEBTEDNESS

     The following summaries of our existing indebtedness do not purport to be complete and are qualified in their entirety by reference to the provisions of the various agreements and indentures related thereto, copies of which have been filed with the Securities and Exchange Commission and to which reference is hereby made. See "Where You Can Find More Information."

Credit Facility

     In September 1998, we entered into a new three-year senior secured revolving credit facility, pursuant to which The Chase Manhattan Bank
("Chase") is acting as administrative agent, to replace our existing bank credit arrangements in the United States. The credit facility is a secured revolving credit facility with borrowing availability thereunder in the maximum principal amount of $110 million.

     Interest.   Borrowings under the credit facility bear interest at our
option, at:

     (a) the London interbank offered rate for deposits in U.S. Dollars for the relevant period multiplied by the statutory reserve rate plus the Applicable Margin ("Eurodollar Rate"), or

     (b) the higher of Chase's prime rate or the Federal Funds effective rate plus 1/2 of 1%, plus the Applicable Margin ("ABR Rate").

  The Applicable Margin varies based on the Leverage Ratio, as defined in the credit facility, as of the most recent determination date. Currently, the Applicable Margin is 1.75% for ABR Rate borrowings and 2.75% for Eurodollar Rate borrowings.

     Guarantees and Security.   Our obligations under the credit facility are
guaranteed by each existing and subsequently acquired or organized domestic subsidiary of ours which owns or maintains at least $1,000,000 in assets or generates at least $1,000,000 in annual revenues, and are secured by a lien on substantially all of our assets and the assets of each of our subsidiary guarantors and by a pledge by us and each of our subsidiary guarantors of all capital stock and other equity interests owned by us and such subsidiary guarantors (65% in the case of equity interests in foreign subsidiaries).

     Covenants.   The credit facility contains covenants and provisions that restrict, among other things, our and our subsidiaries' ability to:

          (1) make dividends and distributions on, and redemptions and repurchases of, capital stock and other similar payments;

          (2)  make prepayments, redemptions and repurchases of indebtedness;

          (3)  incur liens and enter into sale-leaseback transactions;

          (4)  make certain loans and investments;

          (5)  incur additional indebtedness and certain contingent obligations;

          (6)  effect certain mergers, acquisitions and asset sales;

          (7)  engage in certain transactions with affiliates;

          (8)  effect certain changes in business conducted by us; and

          (9)  amend and waive certain debt and other agreements.

The credit facility also requires the satisfaction of certain financial covenants, including a minimum annual consolidated revenue test, a minimum debt-to-annualized adjusted revenue ratio, a minimum aggregate balance of nonrestricted cash and available borrowings and a minimum EBITDA test. In addition, the credit facility requires a reduction in the maximum amount of availability and prepayments, if required as a result of such reduction, equal to the net proceeds received from certain asset sales aggregating more than $5 million and from certain casualty events.

     Events of Default.   Events of default under the credit facility include
various events of default customary for such type of agreement, such as failure to pay scheduled payments when due, cross defaults with and cross acceleration to other indebtedness, including our 10% senior notes, 11 1/2% senior notes and 11% senior notes, the occurrence of a change in control (as defined in the credit facility) and certain events of bankruptcy, insolvency and reorganization.

10% Senior Notes

     We have outstanding $600.0 million aggregate principal amount of our 10% Senior Notes due 2005. The 10% senior notes are senior unsecured obligations ranking equivalent in right of payment to all our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all our existing and future subordinated indebtedness. The 10% senior notes were issued under an Indenture dated as of April 13, 1998 between us and Wilmington Trust Company, as trustee.

     The 10% senior notes will mature on February 15, 2005. Interest on the 10% senior notes is payable semi-annually on August 15 and February 15 of each year, commencing August 15, 1998. The 10% senior notes are redeemable at our option, in whole or in part, at any time on or after February 15 of 2002, 2003 and 2004 at 105%, 102.5% and 100% of the principal amount thereof, respectively, in each case, plus accrued and unpaid interest to the date of redemption. In addition, on or prior to February 15, 2001, we may redeem up to 35% of the original aggregate principal amount of the 10% senior notes at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, with the net cash proceeds of certain public equity offerings or the sale of stock to one or more strategic investors, provided that at least 65% of the original aggregate principal amount of the 10% senior notes remains outstanding immediately after such redemption. Upon the occurrence of a "change of control" (as defined in the 10% senior notes indenture), we will be required to make an offer to purchase all of the 10% senior notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. We may not have sufficient funds or the financial resources necessary to satisfy our obligations to repurchase the 10% senior notes upon a change of control. Our credit facility prohibits us from repurchasing any 10% senior notes upon a change of control unless we have paid all amounts outstanding under the credit facility prior thereto.

     The 10% senior notes indenture contains certain financial covenants with which we must comply relating to, among other things, the following matters:

          (1) limitation on our payment of cash dividends, repurchase of capital stock, payment of principal on subordinated indebtedness and making of certain investments, unless after giving effect to each such payment, repurchase or investment, certain operating cash flow coverage tests are met, excluding certain permitted payments and investments;

          (2) limitation on our and our subsidiaries' incurrence of additional indebtedness, unless at the time of such incurrence, our ratio of debt to annualized operating cash flow would be less than or equal to 6.0 to 1.0 prior to April 1, 2001 and less than or equal to 5.5 to 1.0 on or after April 1, 2001, excluding certain permitted incurrences of debt;

          (3) limitation on our and our subsidiaries' incurrence of liens, unless the 10% senior notes are secured equally and ratably with the obligation or liability secured by such lien, excluding certain permitted liens;

          (4) limitation on the ability of any of our subsidiaries to create or otherwise cause to exist any encumbrance or restriction on the payment of dividends or other distributions on its capital stock, payment of indebtedness owed to us or any of our other subsidiaries, making of investments in us or any other of our subsidiaries, or transfer of any properties or assets to us or any of our other subsidiaries, excluding permitted encumbrances and restrictions;

          (5) limitation on certain mergers, consolidations and sales of assets by us or our subsidiaries;

          (6)  limitation on certain transactions with our affiliates;

          (7) limitation on the ability of any or our subsidiaries to guarantee or otherwise become liable with respect to any of our indebtedness unless such subsidiary provides for a guarantee of the 10% senior notes on the same terms as the guarantee of such indebtedness;

          (8) limitation on certain sale and leaseback transactions by us or our subsidiaries;

          (9) limitation on certain issuances and sales of capital stock of our subsidiaries; and

          (10) limitation on the ability of us or our subsidiaries to engage in any business not substantially related to a telecommunications business.

     The events of default under the 10% senior notes indenture include various events of default customary for such type of agreement, including, among others, the failure to pay principal and interest when due on the 10% senior notes, cross-defaults on other indebtedness for borrowed monies in excess of $10 million, which indebtedness would therefore include indebtedness outstanding under the credit facility, certain judgments or orders for payment of money in excess of $10 million, and certain events of bankruptcy, insolvency and reorganization.

10 1/2% Senior Notes

     We have outstanding approximately $754.8 million aggregate principal amount of our 10 1/2% senior notes due 2006, consisting of $600.0 million aggregate principal amount of 10 1/2% senior notes due 2006 and Euro 150.0 million aggregate principal amount of 10 1/2% senior notes due 2006, assuming an exchange rate of Euro 0.9692 to U.S. $1.00 as of November 23, 1999. The 10 1/2% senior notes are our senior unsecured obligations ranking equivalent in right of payment to all our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all our existing and future subordinated indebtedness. The 10 1/2% senior notes were issued under an indenture dated as of December 2, 1999 between us and Wilmington Trust Company, as Trustee.

     The 10 1/2% senior notes will mature on December 1, 2006. Interest on the 10 1/2% senior notes is payable semi-annually on June 1 and December 1 of each year, commencing June 1, 2000. The 10 1/2% senior notes are not redeemable. Upon the occurrence of a change of control (as defined in the 10 1/2% senior notes indenture), we will be required to make an offer to purchase all of the 10 1/2% senior notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.
We may not have sufficient funds or the financial resources necessary to satisfy our obligations to repurchase the 10 1/2% senior notes upon a change of control. Our credit facility prohibits us from repurchasing any 10 1/2% senior notes upon a change of control unless we have paid all amounts outstanding under the credit facility prior thereto.

     The 10 1/2% senior notes indenture contains certain financial covenants with which we must comply which are substantially identical to those contained in the indentures governing our other senior notes. These financial covenants are described above under "--10% Senior Notes."

     The events of default under the 10 1/2% senior notes are substantially identical to those contained in the indentures governing our other senior notes and are described above under "--10% Senior Notes."

11% Senior Notes

     We have outstanding approximately $1.2 billion aggregate principal amount of our 11% senior notes due 2009, consisting of $1.05 billion aggregate principal amount and Euro 150 million aggregate principal amount, assuming an exchange rate of Euro 0.9692 to U.S. $1.00 as of November 23, 1999. The 11% senior notes are our senior unsecured obligations ranking equivalent in right of payment to all our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all our existing and future subordinated indebtedness. The 11% senior notes were issued under an indenture dated as of July 23, 1999 between us and Wilmington Trust Company, as Trustee.

     The 11% senior notes will mature on August 1, 2009. Interest on the 11% senior notes is payable semi-annually on February 1 and August 1 of each year, commencing February 1, 2000. The 11% senior notes are redeemable at our option, in whole or in part, at any time after August 1, 2004, 2005, 2006 and 2007 at 105.500%, 103.667%, 101.833% and 100% of the principal amount thereof, respectively, in each case, plus accrued and unpaid interest to the date of redemption. In addition, on or prior to August 1, 2002, we may redeem up to 35% of the original aggregate principal amount of the 11% senior notes at a redemption price of 111.000% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, with the net cash proceeds of certain public equity offerings or the sale of stock to one or more strategic investors; provided that at least 65% of the original aggregate principal amount of each of the euro notes and the dollar notes remains outstanding immediately after such redemption. Upon the occurrence of a change of control (as defined in the 11% senior notes indenture), we will be required to make an offer to purchase all of the 11% senior notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.
We may not have sufficient funds or the financial resources necessary to satisfy our obligations to repurchase the 11% senior notes upon a change of control.
Our credit facility prohibits us from repurchasing any 11% senior notes upon a change of control unless we have paid all amounts outstanding under the credit facility prior thereto.

     The 11% senior notes indenture contains certain financial covenants with which we must comply which are substantially identical to those contained in the indentures governing our other senior notes. These financial covenants are described above under "--10% Senior Notes."

     The events of default under the 11% senior notes are substantially identical to those contained in the indentures governing our other senior notes and are described above under "--10% Senior Notes."

11 1/2%  Senior Notes

     We have outstanding $350.0 million aggregate principal amount of our 11 1/2% senior notes due 2008. The 11 1/2% senior notes are our senior unsecured obligations ranking equivalent in right of payment to all our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all our existing and future subordinated indebtedness. The 11 1/2% senior notes were issued under an Indenture dated as of November 3, 1998, as amended, between us and Wilmington Trust Company, as Trustee.

     The 11 1/2% senior notes will mature on November 1, 2008. Interest on the 11 1/2% senior notes is payable semi-annually on May 1 and November 1 of each year, commencing May 1, 1999. The 11 1/2% senior notes are redeemable at our option, in whole or in part, at any time on or after November 1 of 2003, 2004, 2005 and 2006 at 105.70%, 103.833%, 101.917% and 100% of the principal amount thereof, respectively, in each case, plus accrued and unpaid interest to the date of redemption. In addition, on or prior to November 1, 2001, we may redeem up to 35% of the original aggregate principal amount of the 11 1/2% senior notes at a redemption price of 111.5% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, with the net cash proceeds of certain public equity offerings or the sale of stock to one or more strategic investors, provided that at least 65% of the original aggregate principal amount of the 11 1/2% senior notes remains outstanding immediately after such redemption. Upon the occurrence of a change of control (as defined in the 11 1/2% senior notes indenture), we will be required to make an offer to purchase all of the 11 1/2% senior notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. We may not have sufficient funds or the financial resources necessary to satisfy our obligations to repurchase the 11 1/2% senior notes upon a change of control. Our credit facility prohibits us from repurchasing any 11 1/2% senior notes upon a change of control unless we have paid all amounts outstanding under the credit facility prior thereto.

     The 11 1/2% senior notes indenture contains certain financial covenants with which we must comply, which are substantially identical to those contained in the indenture governing our other senior notes described above under "--10% Senior Notes."

     The events of default under the 11 1/2% senior notes indenture are substantially identical to those contained in the indenture governing our other senior notes described above under "--10% Senior Notes."

                              SELLING SHAREHOLDER

     The 3,000,000 shares of our common stock covered by this prospectus, which we refer to as the Shares, are part of the 10,229,789 shares of our common stock purchased by IXC Internet Services, Inc. from us on February 25, 1998 pursuant to an IRU and Stock Purchase Agreement dated as of July 22, 1997, as amended, which we refer to as the IRU Purchase Agreement, in consideration for our acquisition from IXC of 20-year non-cancellable indefeasible rights of use in up to 10,000 equivalent route miles of fiber-based OC-48 network bandwidth in selected portions across the IXC fiber optic telecommunications system within the United States.

     We are registering the Shares in order to provide IXC with freely tradable shares of our common stock. The Shares are being registered pursuant to the terms of a registration rights agreement dated as of February 25, 1998 between us and IXC. Pursuant to the registration rights agreement, we are obligated to file with the Securities and Exchange Commission the registration statement of which this prospectus is a part. We have agreed to use our reasonable best efforts to maintain a continuously effective registration statement on Form S-3, of which this prospectus is a part, with respect to the Shares requested by IXC to be registered for a period of 60 days, so long as the Shares requested to be registered are not eligible for resale under the provisions of Rule 144(k) under the Securities Act. IXC, its pledgees, donees, transferees and successors-in-interest may sell the Shares offered under this prospectus at prices which are current when the sales take place or at other prices upon which the parties agree. We will pay all of the expenses associated with the registration of the Shares and this prospectus.

     The table below sets forth (a) the number of shares and percentage of our outstanding common stock beneficially owned by IXC prior to the offering of the Shares covered by this prospectus; (b) the number of Shares offered pursuant to this prospectus by IXC; and (c) the number of shares and percentage of our outstanding common stock beneficially owned by IXC after giving effect to the offering of the Shares covered by this prospectus. The information contained in this table may be amended or supplemented from time to time.


                              Shares Beneficially Owned          Shares         Shares Beneficially Owned
                               Prior to Offering (1)(2)     Offered Hereby(3)       After Offering (1)
                               ------------------------     -----------------       ------------------

Name                          Number         Percentage                         Number        Percentage
----                          ------         ----------                         ------        ----------
IXC Internet Services, Inc.   10,229,789       15.7%            3,000,000        7,229,789      11.1%

___________

(1) The shares could be deemed to be beneficially owned by the members of the Board of Directors of Cincinnati Bell Inc. (doing business as Broadwing Inc.). Cincinnati Bell's address is 201 East Fourth Street, P.O. Box 2301, Cincinnati, Ohio 45201.

(2) The Shares include 1,500,000 shares of our common stock, which, according to IXC's Schedule 13D Amendment No. 1 filed on June 17, 1999, IXC loaned to Merrill Lynch International, which we refer to as MLI, in June 1999 in respect of a forward-purchase agreement with MLI, to be settled in the second quarter of 2002 or sooner upon the occurrence of certain specified events, pursuant to which MLI made a payment to IXC of $51,963,068.36. The Shares also include an additional 1,500,000 shares of our common stock which, according to IXC's Schedule 13D Amendment No. 3 filed on July 19, 1999, IXC loaned to MLI in July 1999 in respect of a forward-purchase agreement with MLI, to be settled in the first quarter of 2002 or sooner upon the occurrence of certain specified events, pursuant to which MLI made a payment to IXC of $59,750,860.68. In the amendments to its Schedule 13D, IXC stated that it has waived the right to vote any of the loaned Shares during the term of these transactions.

(3) MLI has informed IXC and us that MLI will sell the Shares borrowed from IXC in connection with the hedge of its obligations under the forward-purchase agreements with IXC. We have agreed to enter into a registration agreement with MLI in respect of the Shares borrowed from IXC. Under the registration agreement, we will agree to keep this prospectus updated during the 60-day period specified in the agreement to allow MLI to satisfy its prospectus delivery requirements with respect to its sales of the borrowed Shares.

     Pursuant to the IRU Purchase Agreement, Ralph J. Swett, the former Chairman of IXC Communications, was elected, effective as of the closing of the transactions under the IRU Purchase Agreement, to our Board of Directors. The IRU Purchase Agreement provides that our Chairman will recommend that Mr. Swett continue to be re-elected to our Board for so long as IXC continues to own at least 95% of the shares of our common stock we issued to IXC pursuant to the IRU Purchase Agreement. The transactions IXC recently entered into with MLI, as described in the preceding paragraph, may cause or have caused this provision to be no longer effective. In addition, the sale of 511,490 (i.e., equivalent to 5% of the 10,229,789 shares of our common stock owned by IXC as of the date of this prospectus) or more Shares pursuant to this prospectus will also result in this provision being no longer effective.

     In connection with the transactions under the IRU Purchase Agreement, IXC and we also entered into a Joint Marketing and Services Agreement, which we refer to as the Marketing Agreement, pursuant to which each party is entitled to market the products and services of the other under its own brand. Pursuant to the Marketing Agreement, we have agreed to provide IXC with managed connectivity services, value-added services and opportunity consulting services for specified fees which, in light of the strategic importance to us of the OC-48 bandwidth acquired from IXC and our other arrangements with IXC, we have agreed will be, or will be equal to, the lowest offered by us.

     In September 1999, we entered into an agreement to acquire from Broadwing Communications Services Inc., formerly IXC Communications Services Inc., which we refer to as Broadwing, long-term rights in up to 16 dark fiber optic strands covering over 13,000 route miles across the continental United States. Broadwing will also provide us collocation space and interconnection services with respect to this fiber at agreed upon prices. We expect to place into operation the first four strands of this fiber prior to the end of 2000.

     In addition to the transactions described above, Broadwing or its affiliates and we are parties to transactions in the ordinary course of business which we believe are on terms no more favorable than could be obtained on an arms' length basis with independent third parties. On November 9, 1999, IXC Communications was acquired by Cincinnati Bell.

                             PLAN OF DISTRIBUTION

     Any or all of the Shares being registered hereby may be sold from time to time to purchasers directly by IXC, its pledgees, donees, transferees and successors-in-interest, including parties who borrow shares to settle short sales. Alternatively, IXC, its pledgees, donees, transferees and successors-in-interest may from time to time offer the Shares through underwriters, broker/dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from IXC and/or the purchasers of Shares for whom they may act as agent. IXC, and any such underwriters, broker/dealers or agents that participate in the distribution of the Shares, may be deemed to be underwriters, and any profit on the sale of the Shares by them and any profit on the resale of such Shares purchased by them may be deemed to be underwriting discounts, commissions or concessions under the Securities Act. Any such Shares may, without limitation, be so offered or sold in the open market, on The Nasdaq Stock Market's National Market, in privately negotiated transactions, in an underwritten offering, or a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. To the extent required, the number of Shares to be sold, purchase price, public offering price, the name of any agent, broker/dealer or underwriter and any applicable commission or discount or other compensation arrangements with respect to a particular offering will be set forth in an accompanying prospectus supplement. We will receive no proceeds from the sale of the Shares offered hereby. IXC may also sell the Shares being registered hereby in accordance with Rule 144 of the Securities and Exchange Commission, rather than pursuant to this prospectus.

     The sale of the Shares may be effected in transactions (which may involve crosses, block transactions and borrowings, returns and reborrowings of the Shares pursuant to stock loan agreements to settle short sales of shares of our common stock):

     . on any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of the sale;

     .    in the over-the-counter market;

     . in transactions otherwise than on such exchange or in the over-the-counter market; or

     .    through the writing of options.

     Shares may also be delivered in connection with the issuance of securities by issuers other than PSINet that are exchangeable (whether optionally or mandatorily) or payable in shares of our common stock or pursuant to which such shares may be distributed. This prospectus shall be available for use by pledgees, donees, transferees and successors-in-intetest of IXC or by other persons acquiring Shares, including parties who borrow the Shares to settle short sales.

     All registration expenses incurred in connection with the registration of the Shares to which this prospectus relates will be borne by us. As and when we are required to update this prospectus, we may incur additional expenses in excess of this estimated amount. "Registration expenses" means all fees and expenses incident to the registration of the Shares to which this prospectus relates, including fees and expenses of counsel to us and IXC (limited, in the case of counsel to IXC, to $10,000) but excluding, in the case of an underwritten offering, all fees and disbursements of any underwriters (including discounts and commissions), their counsel and accountants and all registration and filing fees.

     Under applicable rules and regulations under the Exchange Act, IXC will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of the Shares by IXC. All of the foregoing may affect the marketability of the Shares.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon by Nixon Peabody LLP, New York, New York, counsel for PSINet. Certain attorneys with Nixon Peabody LLP currently own in the aggregate less than one percent of our common stock.

                                    EXPERTS

     The consolidated financial statements of PSINet Inc. incorporated in this prospectus by reference to PSINet's Annual Report on Form 10-K for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Transaction Network Services, Inc. ("TNI") as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 are incorporated by reference in this prospectus from our Current Report on Form 8-K dated November, 23, 1999, which incorporates by reference such consolidated financial statements from TNI's Annual Report on Form 10-K for the year ended December 31, 1998. Such consolidated financial statements have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report incorporated by reference in our November 23, 1999 Form 8-K and incorporated by reference herein in reliance upon the authority of such firm as experts in giving said reports.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We are incorporating by reference in this prospectus the following documents:

     1. Our annual report on Form 10-K for our fiscal year ended December 31, 1998. This report contains:

          . audited consolidated balance sheets for us and our subsidiaries as of December 31, 1998 and 1997

          . related consolidated statements of operations, of changes in shareholders' equity and of cash flows for the years ended December 31, 1998, 1997 and 1996

     2. Our quarterly reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

     3.   Our current reports on Form 8-K dated

          .    April 27, 1999

          .    May 7, 1999

          .    July 6, 1999

          .    July 16, 1999

          .    August 22, 1999

          .    August 22, 1999

          .    November 5, 1999

          .    November 17, 1999

          .    November 23, 1999

          .    November 23, 1999

          .    November 24, 1999

          . July 31, 1997 (solely insofar as it relates to our Shareholder Rights Agreement dated May 8, 1996, as amended)

          .    August 20, 1997

     4. Our registration statement on Form 8-A dated April 7, 1995, as amended (registration no. 0-25812)

     5. Our registration statement on Form 8-A dated June 4, 1996, as amended (registration no. 0-25812)

     We are also incorporating by reference in this prospectus all reports and other documents that we file after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of securities under this prospectus. These reports and documents will be incorporated by reference in and considered to be a part of this prospectus as of the date of filing of such reports and documents.

     Any statement contained in this prospectus or in a document which is incorporated by reference herein will be modified or superseded for purposes of this prospectus to the extent that a statement in any document that we file after the date of this prospectus that also is incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded will not, except as so modified or superseded, constitute a part of this prospectus.

     This prospectus incorporates by reference documents which are not presented in this prospectus or delivered to you with it. You may request, and we will send to you, without charge, copies of these documents, other than exhibits to these documents, which we will send to you for a reasonable fee. Requests should be directed to the Office of the Secretary, PSINet Inc., 510 Huntmar Park Drive, Herndon, Virginia 20170 (telephone (703) 904-4100).

                             ABOUT THIS PROSPECTUS

     This prospectus does not contain all of the information included in the registration statement. We have omitted parts of the registration statement as permitted by the rules and regulations of the Commission. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If Commission rules and regulations require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for a complete description of these matters. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy materials that we have file with the Commission, including the registration statement, at the following Commission public reference rooms:

                                Judiciary Plaza
                            450 Fifth Street, N.W.
                                   Room 1024
                             Washington, DC 20549

   You can also obtain copies of filed documents, at prescribed rates, by mail from the Public Reference Section of the Commission at its Judiciary Plaza
  location, listed above, or by telephone at 1-800-SEC-0330 or electronically through the Commission's Web Site at http://www.sec.gov.

     Our common stock is listed on the Nasdaq Stock Market's National Market under the symbol "PSIX," and our Commission filings can also be read and obtained at the following Nasdaq address:

                            The Nasdaq Stock Market
                                Reports Section
                              1735 K Street, N.W.
                            Washington, D.C. 20006

     We furnish our stockholders with annual reports containing our audited financial statements and with proxy material for our annual meetings complying with the proxy requirements of the Exchange Act.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table itemizes the expenses, other than underwriting discounts and commissions, estimated to be incurred by us in connection with the offering of the securities being registered hereunder. All the amounts shown are estimates except the Commission registration fee.

          Item                                                        Amount
          ----                                                        ------

          Securities and Exchange Commission Registration Fee....  $ 41,000
          Blue Sky Fees and Expenses.............................    10,000
          Printing and Engraving Expenses........................    25,000
          Legal Fees and Expenses................................   100,000
          Accounting Fees and Expenses...........................    75,000
          Miscellaneous..........................................    25,000
                                                                   ========

          TOTAL.................................................. $ 276,000
                                                                   ========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Sections 721 through 725 of the Business Corporation Law of the State of New York (the "BCL"), the registrant has broad powers to indemnify its directors, officers and other employees. These sections

          (1) provide that the statutory indemnification and advancement of expenses provision of the BCL are not exclusive, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action as adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled,

          (2) establish procedures for indemnification and advancement of expenses that may be contained in the certificate of incorporation or by-laws, or, when authorized by either of the foregoing, set forth in a resolution of the shareholders or directors of an agreement providing for indemnification and advancement of expenses,

          (3) apply a single standard for statutory indemnification for third-party and derivative suits by providing that indemnification is available if the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful, and

          (4) permit the advancement of litigation expenses upon receipt of an undertaking to repay such advance if the director or officer is ultimately determined not to be entitled to indemnification or to the extent the expenses advanced exceed the indemnification to which the director or officer is entitled. Section 726 of the BCL permits the purchase of insurance to indemnify a corporation or its officers and directors to the extent permitted.

     As permitted by Section 721 of the BCL, the registrant's By-laws provide that the registrant shall indemnify its officers and directors, as such, to the fullest extent permitted by applicable law, and that expenses reasonably incurred by any such officer or director in connection with a threatened or actual action or proceeding shall be advanced or promptly reimbursed by the Registrant in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if and to the extent that it is ultimately determined that such officer or director is not entitled to indemnification.

     Article EIGHTH of the registrant's Certificate of Incorporation provides that no director of the Registrant shall be held personally liable to the registrant or its shareholders for damages for any breach of duty in his capacity as a director occurring after authorization of such Article EIGHTH by the shareholders unless a judgment or other final adjudication adverse to him establishes that:

          (1) his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or

          (2) he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or

          (3)  his acts violated section 719 of the BCL.

The registrant has entered into Indemnity Agreements with its directors and certain key officers pursuant to which the registrant generally is obligated to indemnify its directors and such officers to the full extent permitted by the BCL as described above. The Company also has purchased directors' and officers' liability insurance.

ITEM 16.  EXHIBITS.

     The following is a list of all exhibits filed as part of or to be incorporated by reference in this Registration Statement.

     2.1 Agreement and Plan of Merger, dated August 22, 1999, among PSINet, PSINet Shelf I Inc. and Transaction Network Services, Inc.

     2.2 Amendment No. 1, dated October 14, 1999, to Agreement and Plan of Merger dated August 22, 1999, among PSINet, PSINet Shelf I Inc. and Transaction Network Services, Inc.

     4.1  Form of 10% Senior Notes due 2005.

     4.2 Indenture dated as of April 13, 1998 between PSINet and Wilmington Trust Company, as trustee.

     4.3  Form of 11 1/2% Senior Notes due 2008.

     4.4 Indenture dated as of November 3, 1998 between PSINet and Wilmington Trust Company, as trustee.

     4.5 First Supplemental Indenture dated as of November 12, 1998 between PSINet and Wilmington Trust Company, as trustee.

     4.6  Form of unregistered Dollar-denominated 11% Senior Notes due 2009.

     4.7  Form of unregistered Euro-denominated 11% Senior Notes due 2009.

     4.8  Form of registered 11% Senior Notes due 2009.

     4.9 Indenture dated as of July 23, 1999 between PSINet and Wilmington Trust Company, as Trustee.

     4.10 Form of Common Stock Certificate.

     4.11 Form of Common Stock Certificate (name change).

     4.12 Form of 6 3/4% Series C Cumulative Convertible Preferred Stock Certificate.

     4.13 Articles Fourth, Fifth, Sixth, Ninth and Tenth of the Certificate of Incorporation of PSINet, as amended.

     4.14 Article I of the Amended and Restated By-laws of PSINet, as amended.

     4.15 Form of Rights Agreement, dated as of May 8, 1996, between PSINet and First Chicago Trust Company of New York, as Rights Agent, which includes as Exhibit A--Certificate of Amendment; Exhibit B--Form of Rights Certificate; and Exhibit C--Summary of Rights to Purchase Shares of Preferred Stock.

     4.16 Amendment No. 1, dated as of July 21, 1997, to Rights Agreement, dated as of May 8, 1996, between PSINet and First Chicago Trust Company of New York, as Rights Agent.

     4.17 Amendment No. 2, dated as of July 31, 1997, to Rights Agreement, dated as of May 8, 1996, between PSINet and First Chicago Trust Company of New York, as Rights Agent.

     4.18 Amendment No. 3, dated as of November 5, 1999, to Rights Agreement, dated as of May 8, 1996, between PSINet and First Chicago Trust Company of New York.

     4.19 Deposit Agreement dated as of May 4, 1999 between PSINet and Wilmington Trust Company, as deposit agent.

     4.20 Form of unregistered Dollar-denominated 10 1/2% Senior Notes due 2006.

     4.21 Form of unregistered Euro-denominated 10 1/2% Senior Notes due 2006.

     4.22 Indenture dated as of December 2, 1999 between PSINet and Wilmington Trust Company, as Trustee.

     5    Opinion of Nixon Peabody LLP.

     23.1 Consent of Nixon Peabody LLP (contained in Exhibit 5).

     23.2 Consent of PricewaterhouseCoopers LLP.

     23.3 Consent of Arthur Andersen LLP

     24   Power of Attorney.

     99.1 IRU and Stock Purchase Agreement, dated as of July 22, 1997, between PSINet and IXC.

     99.2 First Amendment to IRU and Stock Purchase Agreement dated as of July 22, 1997 between IXC and PSINet.

     99.3 Second Amendment to IRU and Stock Purchase Agreement dated as of July 22, 1997 between IXC and PSINet.

     99.4 Registration Rights Agreement, dated as of February 25, 1998, between IXC and PSINet.

     99.5 Joint Marketing and Services Agreement, dated as of July 22, 1997, between IXC and PSINet.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be a part of this registration statement as of the time it was declared effective.

     (5) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Herndon, Commonwealth of Virginia on December 6, 1999.

                              PSINet Inc.

                              By:/s/ William L. Schrader
                                 ---------------------------
                                     William L. Schrader, Chairman
                                     and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William L. Schrader, Harold S. Wills, David N. Kunkel, Edward D. Postal, Michael J. Malesardi, Lawrence Winkler and Kathleen B. Horne, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any and all amendments (including post-effective amendments) to this registration statement and to any registration statement filed pursuant to Rule 462(b), and to file same, with all exhibits thereto and, other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                Name                      Title                      Date
               -----                      -----                      ----

/s/ William L. Schrader    Chairman, Chief Executive Officer    December 6, 1999
------------------------
William L. Schrader        and Director (Principal Executive
                                        Officer)

/s/ Harold S. Wills        President, Chief Operating Officer   December 6, 1999
------------------------
Harold S. Wills                      and Director

/s/ David N. Kunkel        Vice Chairman and Executive Vice     December 6, 1999
------------------------
David N. Kunkel                       President

/s/ Edward Postal          Executive Vice President and Chief   December 6, 1999
------------------------
Edward D. Postal               Financial Officer (Principal
                                   Financial Officer)

               Name                      Title                      Date
               ----                      -----                      ----

/s/ Michael J. Malesardi   Vice President and Controller        December 6, 1999
------------------------
Michael J. Malesardi       (Principal Accounting Officer)

/s/ William H. Baumer                Director                   December 6, 1999
------------------------
William H. Baumer

/s/ Ralph J. Swett                   Director                   December 6, 1999
------------------------
Ralph J. Swett

/s/ Ian P. Sharp                     Director                   December 6, 1999
------------------------
Ian P. Sharp

                                 EXHIBIT INDEX

EXHIBIT
NUMBER    DESCRIPTION                                                 LOCATION
------    -----------                                                 --------
2.1       Agreement and Plan of Merger, dated August 22,              Incorporated by reference from Exhibit 2.1 to
          1999, among PSINet, PSINet Shelf I Inc. and                 PSINet's Current Report on Form 8-K dated
          Transaction Network Services, Inc.                          August 22, 1999 located under Securities and
                                                                      Exchange Commission File No. 0-25812

2.2       Amendment No. 1, dated October 14, 1999, to                 Incorporated by reference from Annex 1 to
          Agreement and Plan of Merger dated August 22, 1999,         Amendment No.1 to PSINet's Registration
          among PSINet, PSINet Shelf I Inc. and Transaction           Statement on Form S-4 filed on October 19,
          Network Services, Inc.                                      1999 located under Securities and Exchange
                                                                      Commission File No. 333-88325

4.1       Form of 10% Senior Notes due 2005                           Incorporated by reference from Exhibit 4.1 to
                                                                      PSINet's Current Report on Form 8-K dated April
                                                                      22, 1998 located under Securities and Exchange
                                                                      Commission File No. 0-25812 ("April 22, 1998
                                                                      8-K")

4.2       Indenture dated as of April 13, 1998 between PSINet         Incorporated by reference from Exhibit 4.2 to
          and Wilmington Trust Company, as Trustee                    the April 22, 1998 8-K

4.3       Form of 11 1/2% Senior Notes due 2008                       Incorporated by reference from PSINet's
                                                                      Registration Statement on Form S-4 declared
                                                                      effective on February 16, 1999 located under
                                                                      Securities and Exchange Commission File No.
                                                                      333-68385

4.4       Indenture dated as of November 3, 1998 between              Incorporated by reference from Exhibit 4.1 to
          PSINet and Wilmington Trust Company, as trustee             PSINet's Current Report on Form 8-K dated
                                                                      November 10, 1998, located under Securities and
                                                                      Exchange Commission File No. 0-25812

4.5       First Supplemental Indenture dated as of November           Incorporated by reference from Exhibit 4.1 to
          12, 1998 between PSINet and Wilmington Trust                PSINet's Quarterly Report on Form 10-Q for the
          Company, as Trustee                                         quarter ended September 30, 1998 located under
                                                                      Securities and Exchange Commission File No.
                                                                      0-25812 ("September 1998 10-Q")

4.6       Form of unregistered Dollar-denominated                     Incorporated by reference from Exhibit 4
          11% Senior Notes due 2009                                   PSINet's Registration Statement on Form S-4
                                                                      filed on August 6, 1999 located under
                                                                      Securities and Exchange Commission File No.
                                                                      333-84721 ("August 1999 Registrationent Statement")

4.7       Form of unregistered Euro-denominated                       Incorporated by reference from Exhibit 4.7 to
          11% Senior Notes due 2009                                   the August 1999 Registration Statement

4.8       Form of registered 11% Senior Notes due 2009                Incorporated by reference from Exhibit 4.8 to
                                                                      the August 1999 Registration Statement

4.9       Indenture dated as of July 23, 1999 between PSINet          Incorporated by reference from Exhibit 4.9 to
          and Wilmington Trust Company, as Trustee                    the August 1999 Registration Statement

EXHIBIT
NUMBER    DESCRIPTION                                                  LOCATION
------    -----------                                                  --------
4.10      Form of Common Stock Certificate                             Incorporated by reference from Exhibit 4.1 to
                                                                       the May 1995 Registration Statement

4.11      Form of Common Stock Certificate (name change)               Incorporated by reference from Exhibit 4.1A to
                                                                       PSINet's Registration Statement on Form S-1
                                                                       declared effective on December 14, 1995 located
                                                                       under Securities and Exchange Commission File
                                                                       No. 33-99610 ("December 1995 Registration
                                                                       Statement")

4.12      Form of 6 3/4% Series C Cumulative Convertible               Incorporated by reference from Exhibit 4.1 to
          Preferred Stock Certificate                                  the May 7, 1999 8-K

4.13      Articles Fourth, Fifth, Sixth, Ninth and Tenth of            See Exhibits 3.2, 3.3, 3.4, 3.5, 3.6 and 3.7
          the Certificate of Incorporation of PSINet, as
          amended

4.14      Article I of the Amended and Restated By-laws of             See Exhibit 3.9
          PSINet, as amended

4.15      Form of Rights Agreement, dated as of May 8, 1996,           Incorporated by reference from Exhibit 1 to
          between PSINet and First Chicago Trust Company of            PSINet's Registration Statement on Form 8-A
          New York, as Rights Agent, which includes as                 dated June 3, 1996 located under Securities and
          Exhibit A - Certificate of Amendment; Exhibit                Exchange Commission File No. 0-25812
          B - Form of Rights Certificate; and Exhibit
          C - Summary of Rights to Purchase Shares of
          Preferred Stock

4.16      Amendment No. 1, dated as of July 21, 1997, to               Incorporated by reference from Exhibit 4.1.1 to
          Rights Agreement, dated as of May 8, 1996, between           PSINet's Current Report on Form 8-K dated
          PSINet and First Chicago Trust Company of New York,          August 1, 1997 located under Securities and
          as Rights Agent.                                             Exchange Commission File No. 0-25812

4.17      Amendment No. 2, dated as of July 31, 1997, to               Incorporated by reference from Exhibit 4.1.2 to
          Rights Agreement, dated as of May 8, 1996, between           PSINet's Current Report on Form 8-K dated
          PSINet and First Chicago Trust Company of New York,          August 20, 1997 located under Securities and
          as Rights Agent.                                             Exchange Commission File No. 0-25812

4.18      Amendment No. 3, dated as of November 5, 1999, to            Incorporated by reference from Exhibit 4 to
          Rights Agreement, dated as of May 8, 1996, between           PSINet's Registration Statement on Form 8/A
          PSINet and First Chicago Trust Company of New York           filed on November 5, 1999

4.19      Deposit Agreement dated as of May 4, 1999 between            Incorporated by reference from Exhibit 4.2 to
          PSINet and Wilmington Trust Company, as deposit              the May 7, 1999 8-K
          agent

4.20      Indenture dated as of December 2, 1999 between               Incorporated by reference from Exhibit 4.1 to
          PSINet and Wilmington Trust Company, as Trustee              PSINet's Current Report on Form 8-K dated
                                                                       December 2, 1999 located under Securities and
                                                                       Exchange Commission File No. 0-25812 ("December
                                                                       2, 1999 8-K")


EXHIBIT
NUMBER    DESCRIPTION                                                  LOCATION
------    -----------                                                  --------
4.21      Form of unregistered Dollar-denominated 10 1/2%              Incorporated by reference from Exhibit 4.2 to
          Senior Notes due 2006                                        the December 2, 1999 8-K

4.22      Form of unregistered Euro-denominated 10 1/2%                Incorporated by reference from Exhibit 4.3 to
          Senior Notes due 2006                                        the December 2, 1999 8-K

   5      Opinion of Nixon Peabody LLP                                               *

23.1      Consent of Nixon Peabody LLP                                 Contained in Exhibit 5.1

23.2      Consent of PricewaterhouseCoopers LLP                        Filed herewith

23.3      Consent of Arthur Andersen LLP                               Filed herewith

  24      Power of Attorney                                            Included in Signature Page to the Registration
                                                                       Statement

99.1      IRU and Stock Purchase Agreement dated as of July            Incorporated by reference from Exhibit 2.1 to
          22, 1997 between IXC Internet Services, Inc. and             PSINet's Quarterly Report on Form 10-Q for the
          PSINet                                                       quarter ended June 30, 1997 located under
                                                                       Securities and Exchange Commission File No.
                                                                       0-25812 ("June 1997 10-Q")

99.2      First Amendment to IRU and Stock Purchase Agreement          Incorporated by reference from Exhibit A to
          dated as of July 22, 1997 between IXC Internet               PSINet's Proxy Statement on Schedule 14A dated
          Services, Inc. and PSINet                                    December 19, 1997 located under Securities and
                                                                       Exchange Commission File No. 0-25812 ("December
                                                                       1997 Proxy Statement")

99.3      Second Amendment to IRU and Stock Purchase                   Incorporated by reference from Exhibit A to the
          Agreement dated as of July 22, 1997 between IXC              December 1997 Proxy Statement
          Internet Services, Inc. and PSINet

99.4      Registration Rights Agreement dated as of February           Incorporated by reference from Exhibit 10.62 to
          25, 1998 between IXC and PSINet.                             PSINet's Annual Report on Form 10-K for the
                                                                       fiscal year ended December 31, 1997 located
                                                                       under Securities and Exchange Commission File
                                                                       No. 0-25812

99.5      Joint Marketing and Services Agreement, dated as of          Incorporated by reference to the June 1997
          July 22, 1997, between IXC and PSINet.                       10-Q

____________________
*  To be filed by amendment or pursuant to a Form 8-K.

                                      -3-